As filed with the Securities and Exchange Commission on November __, 2009             Registration No. 333-xxxxxx

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DERMA SCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2328753 (I.R.S. Employer Identification No.)

214 Carnegie Center, Suite 300
Princeton, NJ 08540
(609) 514-4744
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Edward J. Quilty, President
214 Carnegie Center, Suite 300
Princeton, NJ 08540
(609) 514-4744
(Address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications and notices to:

Stephen Zelnick, Esq. Kenneth S. Rose, Esq. Morse Zelnick Rose & Lander, LLP 405 Park Avenue, Suite 1401 New York, NY 10022 Tel: (212) 838-8040 Fax: (212) 838-9190	Raymond C. Hedger, Jr., Esq. Hedger & Hedger 2 Fox Chase Drive P.O. Box 915 Hershey, PA 17033 Tel: (717) 534-9993 Fax: (717) 534-9813

        Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value per share	1,725,000	$4.88	$8,418,000	$470
Underwriter’s warrants to purchase common stock	45,000(4)	N/A	N/A	N/A(5)
Common stock underlying Underwriter’s warrants	45,000(6)	N/A	$319,500(7)	$18
Totals	1,770,000(8)		$8,737,50	$488

All share amounts and prices in the above table assume the consummation of a reverse stock split, at a ratio of 1 for 8, to be effected prior to the effectiveness of the registration statement of which this prospectus is a part, with the exact timing of the reverse stock split to be determined by the Registrant’s board of directors.

(1)    Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2)    Includes 225,000 shares of common stock which may be issued pursuant to the exercise of a 45-day option granted by the Registrant to the underwriter to cover over-allotments, if any.
(3)    Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sale price for the common stock as reported by the OTC Bulletin Board on November 11, 2009.
(4)    Represents the maximum number of warrants to purchase the Registrant’s common stock to be issued to the underwriter.
(5)    In accordance with Rule 457(g) under the Securities Act, by virtue of the fact that the shares of the Registrant’s common stock underlying the underwriter’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(6)    Represents the maximum number of shares of the Registrant’s common stock issuable upon exercise of the underwriter’s warrants.
(7)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act based on an exercise price of $7.10 per share.
(8)    Excluding underwriter’s warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON THE DATE THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

        The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and does not solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER __, 2009

DERMA SCIENCES, INC.
1,500,000 Shares

        This offering is a firm commitment public offering of 1,500,000 shares of our common stock.

        Our common stock is currently quoted on the OTC Bulletin Board under the symbol “DSCI” Prior to the effectiveness of the registration statement of which this prospectus is a part, we will effect a reverse stock split anticipated to be on a 1-for-8 basis. Unless otherwise noted, the share amounts and prices set forth on the cover page of this prospectus assume consummation of the reverse split. On October 15, 2009, the closing bid price of our common stock was $0.71 ($5.68 giving effect to the contemplated 1-for-8 reverse stock split).

        We have applied to have our common stock listed on the NASDAQ Global Market or the NASDAQ Capital Market under the symbol “DSCI”. We expect our NASDAQ listing to be effective prior to the date of this prospectus. No assurance can be given that our listing application will be approved. If the application is not approved, we will not consummate this offering and our common stock will continue to be quoted on the OTC Bulletin Board.

        Investing in our securities involves certain risks. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount And Commissions(1)	Proceeds, to Us, Before Expenses(2)
Per share

Total

(1)	Does not include a non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering payable to Rodman & Renshaw, LLC, the representative of the underwriters.
(2)	We estimate that the total expenses of this offering, exclusive of the underwriters’ discount and non-accountable expense allowance, will be approximately $405,000.

        We have granted a 45-day option to the representative of the underwriters to purchase additional shares of common stock up to an additional 225,000 shares to be offered by us solely to cover over-allotments, if any. The shares issuable upon exercise of the underwriter option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

        In connection with this offering, we have agreed to issue to the underwriter a warrant to purchase up to 3% of the shares sold pursuant to the offering (excluding the over-allotment) at $______ per share (125% of the price of the shares sold in the offering), commencing one year from the date of this prospectus and expiring four years thereafter.

The underwriter expects to deliver our shares to purchasers in the offering on or about December __, 2009.

Rodman & Renshaw, LLC

The date of this prospectus is _______________, 2009.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

        We own or license the following trademarks: DERMA SCIENCES®, DERMAGRAN®, AMERICAN WHITE CROSS®, DUMEX®, MEDIHONEY®, ALGICELL®, XTRASORB™, TCC-EZ™, MOBILITY1™and BIOGUARD™.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. Unless otherwise indicated, all share amounts and prices described in this prospectus have been adjusted to reflect the consummation of the 1-for-8 reverse stock split of our common stock to be effected prior to the effectiveness of the registration statement. The words “we”, “us” and “our” refer to Derma Sciences, Inc. unless the content indicates otherwise.

Our Company

We are a specialty medical device/pharmaceutical company with a primary focus on wound care. We engage in the manufacture, marketing and sale of three proprietary dermatological related product lines: (1) wound care, (2) wound closure and specialty securement devices, and (3) skin care. In addition, we have leveraged our expanding manufacturing capabilities by building a growing private label/original equipment manufacture (“OEM”) business. Our customers consist of various health care agencies and institutions such as wound care centers, long-term care facilities, hospitals, home healthcare agencies, physicians’ offices and closed door pharmacies. We also sell our products through retail channels such as retail pharmacies, other retail outlets and first-aid kit manufacturers. While we have our own direct selling organization, our products are principally sold through medical products supply distributors. We currently sell our products in the United States, Canada and select international markets. Our principal distribution facilities are located in St. Louis, Missouri, Houston, Texas and Toronto, Canada. Our principal manufacturing facility is located in Toronto, Canada. We, through our subsidiary Derma Sciences Canada, also lease a light manufacturing facility in Nantong, China producing labor intensive wound care products.

Derma Sciences, Inc. was organized and incorporated in 1984. In 1994, we completed our initial public offering and our common stock has been publicly held since that time. Derma Sciences, Inc. and our subsidiaries Sunshine Products, Inc., Derma Sciences Canada Inc. and Derma First Aid Products, Inc. are referred to collectively in this prospectus as “we” or “us”. Our executive offices are located at 214 Carnegie Center, Suite 300, Princeton, New Jersey and our telephone number is (609) 514-4744.

Our Website

Our internet address is http://www.dermasciences.com. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are made available free of charge on our website as soon as practicable after these documents are filed with, or furnished to, the Securities and Exchange Commission (“SEC”). Information contained on our website, however, is not part of this prospectus.

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The Offering (1)

Shares of common stock offered	1,500,000

Price per share	$______

Shares of common stock currently outstanding	5,039,468

Shares of common stock to be outstanding upon completion of the offering	6,539,468

Percentage of common stock to be acquired by new investors	22.9%

Use of proceeds	We will use the proceeds of this offering, estimated to be $7,518,600, to acquire world-wide rights to certain advanced wound care technology, retire debt, pay the balance due in respect of our acquisition of a wound care concern, purchase manufacturing equipment, pay product development costs and for general corporate purposes. See "Use of Proceeds".

Current OTC Bulletin Board symbol for our common stock	DSCI

Proposed NASDAQ Global or Capital Market symbol for our common stock	DSCI

Risk factors	The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing our securities should not purchase the securities unless they can afford the loss of their entire investment. See "Risk Factors".

Underwriter’s warrant	In connection with this offering, we have agreed to issue to the underwriter a warrant to purchase up to 3% of the shares sold in this offering (excluding the over-allotment) at $______ per share (125% of the price of the shares sold in the offering).

__________________
(1) Prices and amounts give effect to the anticipated 1-for-8 reverse stock split of our common stock. The reverse stock split will affect all of our shareholders uniformly and will not affect any shareholder's percentage ownership interests in us. Fractional shares will be rounded up to the next whole share.

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Summary Financial Information

In the table below we provide you with historical consolidated financial data for the years ended December 31, 2008 and 2007 and the nine month periods ended September 30, 2009 and 2008, derived from our audited and unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the appropriate historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Statement of Operations Data

	Nine Months Ended September 30,		Years Ended December 31,
	2009	2008	2008	2007

Net sales	$ 34,877,658	$ 37,641,362	$ 50,199,428	$ 34,135,401
Cost of sales	24,051,984	27,141,628	35,289,684	22,530,986

Gross profit	10,825,674	10,499,734	14,909,744	11,604,415
Total operating expenses	11,532,685	13,158,323	17,850,189	12,878,437

Operating loss	(707,011)	(2,658,589)	(2,940,445)	(1,274,022)
Total other expense, net	519,118	726,846	962,677	748,549

Loss before (benefit)/provision for
income taxes	(1,226,129)	(3,385,435)	(3,903,122)	(2,022,571)
(Benefit)/provision for income taxes	(47,151)	(3,540)	58,815	262,034

Net loss	$ (1,178,978)	$ (3,381,895)	$ (3,961,937)	$ (2,284,605)

Balance Sheet Data

	September 30, 2009	December 31, 2008	Pro Forma (*)

Current assets	$15,410,282	$17,103,720	$21,428,882
Total assets	$33,334,583	$36,207,322	$37,353,183
Current liabilities	$ 8,745,138	$10,364,069	$ 7,545,138
Total liabilities	$11,827,456	$14,814,824	$ 8,327,456
Total shareholders' equity	$21,507,127	$21,392,498	$29,025,727

_________________
(*) Pro forma amounts represent September 30, 2009 amounts adjusted to reflect the receipt of net proceeds from the offering estimated to be $7,518,600, the application of $1.5 million of these proceeds toward the retirement of our term loan, the application of $2.0 million of restricted cash currently collateralizing the term loan for the complete retirement of the loan and the application of $500,000 of the proceeds for the payment of the balance due in respect of acquisition of a wound care business.

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RISK FACTORS

        This investment involves a high degree of risk and you should purchase shares only if you can afford a complete loss of your investment. Consider carefully these risk factors and other information in this prospectus.

Risks Associated with Our Business

We have a history of losses and can offer no assurance of future profitability.

        We incurred losses of $3,961,937 in 2008, $2,284,605 in 2007, $1,099,990 in 2005, $2,338,693 in 2004, $2,581,337 in 2000, $2,998,919 in 1999 and $1,178,978 for the nine months ended September 30, 2009 (unaudited). At September 30, 2009, we had an accumulated deficit of $20,842,801 (unaudited). We cannot offer any assurance that we will be able to generate sustained or significant future earnings.

Our liquidity may be dependent upon amounts available under our existing line of credit or amounts available through additional debt or equity financings.

        We have a history of operating losses and negative cash flow from operating activities. As such, we have utilized funds from offerings of our equity securities and lines of credit to fund our operations. We have taken steps to improve our overall liquidity and believe we have sufficient liquidity to meet our needs for the foreseeable future. However, in the event our cash flow from operating activities is insufficient to meet our requirements, we may be forced either to refinance our current line of credit or seek additional equity financing. The sale of additional securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that such financing would be available or, if available, that such financing could be obtained upon terms acceptable to us.

Our foreign operations are essential to our economic success and are subject to various unique risks.

        Our future operations and earnings will depend to a large extent on the results of our operations in Canada and our ability to maintain a continuous supply of basic wound care products from our operations in China and suppliers in China and Mexico. While we do not envision any adverse change to our operations in Canada, China or Mexico, adverse changes to these operations, as a result of political, governmental, regulatory, economic, exchange rate, labor, logistical or other factors, could have an adverse effect on our future operating results.

The rate of reimbursement for the purchase of our products by government and private insurance is subject to change.

        Sales of several of our wound care products depend partly on the ability of our customers to obtain reimbursement for the cost of our products from government health administration agencies such as Medicare and Medicaid. Both government health administration agencies and private insurance firms continuously seek to reduce healthcare costs. Our ability to commercialize our products successfully will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved medical products. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

•	Our ability to set a price we believe is fair for our products;
•	Our ability to generate revenues or achieve or maintain profitability; and
•	The availability to us of capital.

        Payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement, particularly for new therapeutic products or if there is a perception that the target indication of the new product is well-served by existing drugs or other treatments. Accordingly, even if coverage and reimbursement are provided, market acceptance of our products would be adversely affected if the amount of coverage and/or

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reimbursement available for the use of our products proved to be unprofitable for healthcare providers or less profitable than alternative treatments.

        There have been federal and state proposals to subject the pricing of healthcare goods and services to government control and to make other changes to the U.S. healthcare system. While we cannot predict the outcome of current or future legislation, we anticipate, particularly given President Obama’s focus on healthcare reform, that Congress and state legislatures will introduce initiatives directed at lowering the total cost of healthcare. In addition, in certain foreign markets the pricing of drugs is subject to government control and reimbursement may in some cases be unavailable or insufficient. It is uncertain if future legislative proposals, whether domestic or abroad, will be adopted that might affect our products. It is also uncertain what actions federal, state or private payors for healthcare treatment and services may take in response to any such healthcare reform proposals or legislation. Any such healthcare reforms could have a material and adverse effect on the marketability of any products for which we ultimately receive FDA or other regulatory agency approval or for which we receive government sponsored reimbursements.

Our success may depend upon our ability to protect our patents and proprietary technology.

        We own patents, both in the United States and abroad, for several of our products, and rely upon the protection afforded by our patents and trade secrets to protect our technology. Our future success, if any, may depend upon our ability to protect our intellectual property. However, the enforcement of intellectual property rights can be both expensive and time consuming. Therefore, we may not be able to devote the resources necessary to prevent infringement of our intellectual property. Also, our competitors may develop or acquire substantially similar technologies without infringing our patents or trade secrets. For these reasons, we cannot be certain that our patents and proprietary technology will provide us with a competitive advantage.

Government regulation plays a significant role in our ability to acquire and market products.

        Government regulation by the United States Food and Drug Administration and similar agencies in other countries is a significant factor in the development, manufacturing and marketing of many of our products and in our acquisition or licensing of new products. Complying with government regulations is often time consuming and expensive and may involve delays or actions adversely impacting the marketing and sale of our current or future products.

Approximately forty percent of our products are sourced from third parties.

        Approximately forty percent of our products are sourced in raw, semi-finished and finished form directly from third party suppliers. None of these suppliers presently account for more than ten percent of our sales. We maintain good relations with our third party suppliers. There are several third party suppliers available for each of our products. If a current supplier were unable or unwilling to continue to supply our products, sale of the affected products could be delayed for the period necessary to secure a replacement.

The technology utilized in many of our advanced wound care products is licensed from third parties and could become unavailable.

        Many of our advanced wound care products utilize technology that we license on an exclusive basis from third parties. These products include Medihoney dressings, Bioguard dressings, Mobility1 pneumatic compression devices and MedEfficiency™ total contact casts. The licensing agreements that we have with the owners of these technologies are of limited duration and renewals of the agreements are in the discretion of the licensors. In addition, the maintenance of the license agreements requires that we meet various minimum sales and minimum royalty requirements. If we fail to meet the minimum sales or minimum royalty requirements of a given license agreement, there is a possibility that the agreement will be cancelled or not renewed or that our exclusivity under the license agreement will be withdrawn. If any of these events were to occur, our ability to sell the products utilizing the licensed technology could be lost or compromised and our revenues and potential profits could be adversely affected.

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Competitors could invent products superior to ours and cause our products and technology to become obsolete.

        We operate in an industry where technological developments occur at a rapid pace. We compete with a large number of established companies and institutions many of which have more capital, larger staffs and greater expertise than we do. We also compete with a number of smaller companies. Our competitors currently manufacture and distribute a variety of products that are in many respects comparable to our products. While management has no specific knowledge of products under development by our competitors, it is possible that these competitors may develop technologies and products that are more effective than any we currently have. If this occurs, any of our products and technology affected by these developments could become obsolete.

Although we are insured, any material product liability claims could adversely affect our business.

        We sell over-the-counter products and medical devices and are exposed to the risk of lawsuits claiming alleged injury caused by our products. Among the grounds for potential claims against us are injuries due to alleged product inefficacy and injuries resulting from infection due to allegedly non-sterile products. Although we carry product liability insurance with limits of $1.0 million per occurrence and $2.0 million aggregate with $10.0 million in umbrella coverage, this insurance may not be adequate to reimburse us for all damages that we could suffer as a result of successful product liability claims. No material product liability claim has ever been made against us and we are not aware of any pending product liability claims. However, a successful material product liability suit could adversely affect our business.

Risks Associated with this Offering and Our Capital Structure

The potential increase in common shares due to the conversion, exercise or vesting of outstanding dilutive securities may have a depressive effect upon the market value of our shares.

        Up to 2,563,599 shares of our common stock are potentially issuable upon the conversion, exercise or vesting of outstanding convertible preferred stock, warrants and options (“dilutive securities”). The shares of common stock potentially issuable upon conversion, exercise or vesting of dilutive securities are substantial compared to the 5,039,468 shares of common stock currently outstanding.

        Earnings per share of common stock may be substantially diluted by the existence of these dilutive securities regardless of whether they are converted, exercised or issued. This dilution of earnings per share could have a depressive effect upon the market value of our common stock.

Our stock price has been volatile and this volatility is likely to continue.

        Historically, the market price of our common stock has been volatile. The high and low prices for the years 2004 through 2008 and the first nine months of 2009 are set forth in the table below:

Derma Sciences, Inc. Trading Range – Common Stock

Year	Low	High

2004	$3.44	$15.20
2005	$3.36	$6.24
2006	$3.60	$7.20
2007	$4.64	$11.20
2008	$1.60	$10.80
2009(*)	$1.92	$6.80

(*) January 1 through September 30.

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        Events that may affect our common stock price include:

•	Quarter to quarter variations in our operating results;
•	Changes in earnings estimates by securities analysts;
•	Changes in interest rates or other general economic conditions;
•	Changes in market conditions in the wound care and skin care industries;
•	Fluctuations in stock market prices and trading volumes of similar companies;
•	Discussion of us or our stock price by the financial and scientific press and in online investor communities;
•	Additions or departures of key personnel;
•	Changes in third party reimbursement policies;
•	The introduction of new products either by us or by our competitors; and
•	The loss of a major customer.

        Although all publicly traded securities are subject to price and volume fluctuations, it is likely that our common stock will experience these fluctuations to a greater degree than the securities of more established and better capitalized organizations.

We have not paid, and we are unlikely to pay in the near future, cash dividends on our securities.

        We have never paid any cash dividends on our common or preferred stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends by us will depend on our future earnings, financial condition and such other business and economic factors as our management may consider relevant.

If members of our management and their affiliates were to exercise all warrants and options held by them, and if substantially all of the authorized but unissued restricted stock awards that were granted to members of management and were to vest, members of management and their affiliates could acquire effective control of us.

        The executive officers and directors, together with institutions with which they are affiliated, own substantial amounts of our common stock, together with outstanding options and warrants to purchase our common stock. In addition, we have adopted, and our shareholders have approved, a restricted stock plan pursuant to which our outside directors and executive officers may be awarded up to 312,500 shares of restricted stock. Outside directors have been awarded to date 21,875 shares of restricted common stock. Depending upon the warrants and options exercised by outside investors, if directors, executive officers and affiliates were to exercise their options and warrants, and if additional shares of restricted stock are awarded to our directors and executive officers and such awards vest, members of management and their affiliates could obtain effective control of us. As a result, these officers, directors and affiliates would be in a position to significantly influence our strategic direction, the composition of our board of directors and the outcome of fundamental transactions requiring shareholder approval.

Our common stock does not have a vigorous trading market and you may not be able to sell your securities when desired.

        We have a limited active public market for our common shares. We cannot assure you that a more active public market will develop thereby allowing you to sell large quantities of our shares. Consequently, you may not be able to readily liquidate your investment.

There is no guarantee that our shares will be listed on the NASDAQ Global Market or NASDAQ Capital Market.

        We have applied to have our common stock listed on the NASDAQ Global Market or NASDAQ Capital Market under the symbol “DSCI.” After the consummation of this offering, we believe that we satisfy the listing requirements and expect that our common stock will be listed on NASDAQ. Such listing, however, is not guaranteed. If our listing application is not approved, we will not complete this offering and the shares of our common stock will continue to be quoted on the OTC Bulletin Board.  Our underwriter is not obligated to make a market in our securities and, even after making a market, can discontinue market making at any time without notice. Neither we nor our

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underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

Our common stock may be delisted from the NASDAQ Global Market or NASDAQ Capital Market which could negatively impact the price of our common stock and our ability to access the capital markets.

        The listing standards of the NASDAQ Global Market and NASDAQ Capital Market (collectively referred to as the “NASDAQ Markets”) provide that a company, in order to qualify for continued listing, must maintain a minimum stock price of $1.00 and satisfy standards relative to minimum shareholders’ equity, minimum market value of publicly held shares and various additional requirements. If we fail to comply with all listing standards applicable to issuers listed on the NASDAQ Markets, our common stock may be delisted. If our common stock is delisted, it could reduce the price of our common stock and the levels of liquidity available to our shareholders. In addition, the delisting of our common stock could materially adversely affect our access to the capital markets and any limitation on liquidity or reduction in the price of our common stock could materially adversely affect our ability to raise capital. Delisting from the NASDAQ Markets could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

If we effect a reverse stock split, the liquidity of our common stock and market capitalization could be adversely affected.

        On September 24, 2009, our board of directors voted unanimously, subject to shareholder approval to be considered at the special meeting of shareholders to be held on November 23, 2009, to approve an amendment to our articles of incorporation to give the board of directors authorization to effect a reverse stock split, and reduction in the authorized shares of our common stock issued and outstanding, at a ratio expected to be 1-for-8.

        A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our price per share and overall market capitalization.  If the per share market price does not increase proportionately as a result of the reverse split, then our value as measured by our market capitalization will be reduced, perhaps significantly.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC’s public

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reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.dermasciences.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website, other than the above mentioned reports and proxy statements, is not incorporated into, and is not a part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference certain information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The following documents we filed with the SEC are incorporated herein by reference:

(a)	Our registration statement on Form 8-A effective May 13, 1994.
(b)	Our annual report on Form 10-K filed March 31, 2009, and amended on November 12, 2009, for the year ended December 31, 2008.
(c)	Our notice of annual meeting of shareholders and definitive proxy statement filed April 6, 2009 relative to the election of directors and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009.
(d)	Our current report on Form 8-K filed April 6, 2009 relative to: (i) our execution of a forbearance agreement with Western Medical, Inc. and (ii) our execution of an amendment to our credit and security agreement with GE Business Financial Services Inc.
(e)	Our quarterly report on Form 10-Q filed May 15, 2009, and amended on November 12, 2009, for the three-month period ended March 31, 2009.
(f)	Our quarterly report on Form 10-Q filed August 14, 2009, and amended on November 12, 2009, for the six-month period ended June 30, 2009.
(g)	Our quarterly report on Form 10-Q filed November 13, 2009 for the nine-month period ended September 30, 2009.

        We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus. Requests for these reports or documents should be directed to John E. Yetter, CPA, Vice President and Chief Financial Officer, Derma Sciences, Inc., 214 Carnegie Center, Suite 300, Princeton, NJ 08540. Requests for these reports or documents may be made telephonically to Mr. Yetter at 609-514-4744 and via email to jyetter@dermasciences.com. We will not send exhibits to these filings unless we have specifically incorporated the exhibit by reference into the filing.

        We have filed a registration statement with the SEC under the Securities Act that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

USE OF PROCEEDS

        We estimate that we will receive net proceeds of $7,518,600 from the sale of 1,500,000 shares of common stock based on an assumed public offering price of $5.68 per share (the closing price of our common stock on October 15, 2009) after deducting $553,800 for underwriting discounts and commissions and estimated expenses of approximately $447,600 for the underwriter’s non-accountable expense allowance, legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriter exercises its right to purchase additional shares of common stock to cover over-allotments, we will receive up to an additional $1,188,540 after deducting $89,460 for underwriting discounts, commissions and non-accountable expenses. The proceeds from

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the sale of the shares sold to cover over-allotments will be used for working capital.  Assuming no exercise of the underwriter’s over-allotment option, we intend to use the net proceeds of the offering as follows:

	Applied Net Proceeds	Applied Percentage

Payment of cash portion of fees in respect of
world-wide licensing rights to advanced wound
care technology	$2,500,000	33%
Retirement of term loan (*)	1,500,000	20%
Equipment purchases	500,000	7%
Product development	500,000	7%
Payment of balance due in respect of acquisition of
wound care business	500,000	7%
Working capital	2,018,600	26%

Total proceeds applied	$7,518,600	100%

_________________
(*) The term loan to be retired is in the amount of $3.5 million, bears interest at a variable rate (6.03% as of September 30, 2009), matures in November, 2012 and is collateralized, in part, by $2.0 million in a restricted cash account. Retirement of the loan will be effected by the combination of $1.5 million of the offering proceeds and $2.0 million from the restricted cash account.

        We believe that the proceeds of this offering when added to our existing working capital will be sufficient to fund our operations for the foreseeable future.

DETERMINATION OF OFFERING PRICE

        The public offering price of the common stock offered by this prospectus will be based on the closing market price of the common stock immediately prior to the consummation of the offering, adjusted for the contemplated reverse stock split to be implemented prior to the effectiveness of the registration statement. Our common stock is currently quoted on the OTC Bulletin Board. We have applied to have our common stock listed on the NASDAQ Global Market or the NASDAQ Capital Market under the symbol “DSCI” and we expect this listing to be effective prior to the date of this prospectus.

DIVIDEND POLICY

        We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

CAPITALIZATION

Actual and Pro Forma Capitalization

        The table set forth below depicts our capitalization as of September 30, 2009, on an actual and pro forma basis, as follows:

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•	On an actual basis without giving effect to the contemplated reverse stock split; and

•	On a pro forma basis as adjusted to reflect the contemplated 1-for-8 reverse stock split, the sale of 1,500,000 post-split shares of common stock at $5.68 per share less underwriting discounts and estimated offering expenses and the retirement of $4,000,000 of long term debt.

	Actual	Pro Forma

Long-term debt, excluding capital lease obligations	$ 4,300,000	$ -
Common stock, $0.01 par value; authorized: 150,000,000; authorized post-split: 18,750,000; outstanding: 40,315,743; outstanding
post-split: 5,039,468	403,157	65,395
Convertible preferred stock, $0.01 par value; authorized: 11,750,000;
authorized post-split: 1,468,750; outstanding: 2,280,407;
outstanding post-split: 285,051	22,804	2,851
Additional paid-in capital	40,709,352	48,585,667
Accumulated other comprehensive income	1,214,615	1,214,615
Accumulated deficit	(20,842,801)	(20,842,801)

Total shareholders' equity	$ 21,507,127	$ 29,025,727

Warrant Exchange Proposal

        We have several series of common stock purchase warrants outstanding with exercise prices ranging from $3.12 to $9.60 per share and expiration dates ranging from April, 2011 to March, 2014. We have under consideration a plan to simplify our capital structure by offering to holders of our series H, I, J and K stock purchase warrants an opportunity to exchange their warrants for our common stock (the “Warrant Exchange”). For a description of our warrants, see “Notes to Consolidated Financial Statements – Stock Purchase Warrants.” The Warrant Exchange would not be registered under the Securities Act or the securities laws of any state and would be made in reliance upon exemptions from registration contained in the Securities Act and state securities laws. In the event we initiate the Warrant Exchange, we anticipate offering one share of common stock for every four, five or six warrants tendered. The precise exchange ratio would be based on our management’s evaluation of the relative values of the series H, I, J and K warrants.

        There can be no assurance that the Warrant Exchange, if initiated, will result in the exchange of a significant number, or any, of our outstanding stock purchase warrants.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        Our common stock is traded on the OTC Bulletin Board under the symbol “DSCI.” The following table sets forth the high and low bid prices for our common stock on the OTC Bulletin Board during each of the indicated calendar quarters:

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Quarter Ended	High	Low

March 31, 2009	$5.60	$2.80
June 30, 2009	$4.40	$1.92
September 30, 2009	$6.80	$2.64

March 31, 2008	$10.80	$5.92
June 30, 2008	$8.40	$6.40
September 30, 2008	$7.60	$2.16
December 31, 2008	$5.60	$1.60

March 31, 2007	$6.96	$5.28
June 30, 2007	$8.80	$4.72
September 30, 2007	$7.76	$4.80
December 31, 2007	$11.20	$4.64

        On October 15, 2009 our common stock closed at $5.68. The stock prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. There is no public market for our preferred stock. As of the close of business on November 10, 2009 there were 1,184 holders of record of the common stock.

DILUTION

        As of September 30, 2009, we had a net tangible book value of $10,064,651 or $1.89 per share. Net tangible book value represents our total tangible assets, less all liabilities, divided by the number of shares of common and preferred stock issued and outstanding.

        Without taking into account any changes in such net tangible book value after September 30, 2009, other than to give effect to our sale of 1,500,000 shares of common stock offered hereby (excluding the 225,000 shares underlying the underwriter’s common stock purchase option), the pro forma net tangible book value per share at September 30, 2009 was $2.58. This amount represents an immediate increase in net tangible book value of $0.69 per share to our current shareholders and an immediate decrease in net tangible book value of $3.10 per share to new investors purchasing shares in this offering.

        The table set forth below shows the calculation of the increase in book value to current shareholders and the decrease in book value to investors in this offering.

Post-offering net tangible book value per share	$ 2.58	(1)
Pre-offering net tangible book value per share	1.89	(2)
Pro forma increase in book value per share attributable
to new investors	$ 0.69

Offering price per share	$ 5.68
Post-offering net tangible book value per share	2.58	(1)
Pro forma decrease in book value per share experienced
by new investors	$ 3.10

__________________
(1)	Determined by adding to our pre-offering net tangible assets of $10,064,651 the amount of $7,518,600 representing the net proceeds of the offering and dividing the sum of these amounts by the post-offering outstanding common and preferred stock totaling 6,824,519 shares.
(2)	Determined by dividing our pre-offering net tangible assets of $10,064,651 by our pre-offering outstanding common and preferred stock totaling 5,324,519 shares.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Overview

        The following table highlights the nine months ended September 30, 2009 versus 2008 operating results:

	Nine Months Ended September 30,
	2009	2008	Variance

Gross Sales	$ 41,668,350	$ 45,524,044	$ (3,855,694)	(8.5%)
Sales adjustments	(6,790,692)	(7,882,682)	(1,091,990)	(13.9%)

Net sales	34,877,658	37,641,362	(2,763,704)	(7.3%)
Cost of sales	24,051,984	27,141,628	(3,089,644)	(11.4%)

Gross profit	10,825,674	10,499,734	325,940	3.1%

Selling, general and administrative expense	11,244,347	12,919,124	(1,674,777)	(13.0%)
Research and development expense	288,338	239,199	49,139	20.5%
Interest expense	631,909	748,743	(116,834)	(15.6%)
Other income, net	(112,791)	(21,897)	(90,894)

Total expenses	12,051,803	13,885,169	(1,833,366)	(13.2%)

Loss before income taxes	(1,226,129)	(3,385,435)	2,159,306	63.8%

Provision for income taxes	(47,151)	(3,540)	(43,611)

Net loss	$ (1,178,978)	$ (3,381,895)	$ 2,202,917	65.1%

Gross to Net Sales Adjustments

        Gross to net sales adjustments comprise the following:

	Nine Months Ended September 30,
	2009	2008

Gross Sales	$ 41,668,350	$ 45,524,044

Trade rebates	(4,934,121)	(5,831,141)
Distributor fees	(711,980)	(887,655)
Sales incentives	(453,411)	(359,581)
Returns and allowances	(384,403)	(452,702)
Cash discounts	(306,777)	(351,603)

Total adjustments	6,790,692	7,882,682

Net sales	$ 34,877,658	$ 37,641,362

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        Trade rebates decreased in 2009 versus 2008 due principally to lower Canadian sales subject to rebate which, in turn, resulted from lower demand as a result of the exclusive Canadian distributor reducing its inventory, unfavorable exchange, and a slight increase in sales not subject to rebate. U.S. rebates increased due to an increase in regular and private label sales subject to rebate, coupled with an increase in the percentage of rebates to sales due to list price increases (without a commensurate increase in contract pricing). The decrease in distribution fee expense is commensurate with the change in Canadian net sales upon which it is based. The increase in sales incentive expense relates principally to an expansion of the FAD sales incentive program together with an increase in the level of sales subject to incentives. The sales returns and allowances decrease is principally due to the non-recurrence of higher FAD integration related returns and allowances in 2008. The decrease in cash discounts reflects lower U.S. sales subject to cash discount.

Rebate Reserve Roll Forward

        A nine month roll forward of the trade rebate accruals at September 30, 2009 and 2008 is outlined below:

	Nine Months Ended September 30,
	2009	2008

Beginning balance – January 1	$ 2,660,086	$ 2,407,709
Rebates paid	(5,223,401)	(5,364,269)
Rebates accrued	4,934,121	5,831,141

Ending balance – September 30	$ 2,370,806	$ 2,874,581

        The $289,280 decrease in the trade rebate reserve balance for the nine months ended September 30, 2009 reflects the timing of payment of U.S. private label rebates coupled with a reduction in the Canadian reserve due to lower sales to the exclusive Canadian distributor in response to the distributors’ plan to reduce its investment in inventory. There has been no other discernable change in the nature of our business year-to-date as it relates to the accrual and subsequent payment of rebates.

Net Sales and Gross Margin

        The following table highlights the September 30, 2009 versus 2008 product line net sales and gross profit:

	Nine Months Ended September 30,
	2009	2008	Variance

Net Sales	$34,877,658	$37,641,362	$(2,763,704)	(7.3%)

Cost of sales	24,051,984	27,141,628	(3,089,644)	(11.4%)

Gross Profit	$10,825,674	$10,499,734	$ 325,940	3.1%

Gross Profit %	31.0%	27.9%

        Consolidated net sales decreased $2,763,704, or 7.3% (4.1% adjusted for exchange), in 2009 versus 2008. Canadian net sales decreased $1,730,747, or 18.1%, to $7,843,218 in 2009 from $9,573,965 in 2008. This decrease was driven by unfavorable exchange of $1,231,370 associated with a 14.8% weakening of the Canadian dollar and lower sales of $499,377. Inventory rationalization on the part of our exclusive Canadian distributor is principally responsible for the lower sales. Real growth as measured by sales of our products reported by our exclusive distributor, unadjusted for foreign exchange, approximated 7.1%. U.S. net sales decreased $1,032,957, or 3.7%, to $27,034,440 in 2009 from $28,067,397 in 2008. The decrease was driven by lower FAD sales of $3,527,817, or 27.4%, and traditional wound care sales of $358,331, or 7.2%, partially offset by higher advanced wound care sales of $1,965,451, or 60.5%, and private label sales of $961,105, or 19.3%. Specialty fixation, burn care and skin care and bathing sales were down $73,365, or 3.8%, period to period. The lower FAD sales reflect the non-recurrence of higher

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sales in 2008 due to integration related backorder fulfillment, lower demand and customers rationalizing their inventory in 2009 in response to the economy and lost business. The lower traditional wound care sales reflect the non-recurrence of a spot sale (customer’s normal supplier was unable to supply) realized in 2008 and lower demand. The higher advanced wound care sales reflect continued growth of Medihoney together with the balance of the product line in response to our focused sales and marketing effort. Gross U.S. Medihoney sales increased $928,433, or 95.9%, to $1,896,503 in 2009 versus $968,070 in 2008. Bioguard, our new novel anti-microbial advanced wound care product launched in June, recorded gross sales of $397,871 in its first four months. Algicell AG, Xtrasorb and MedEfficiency have also exhibited strong growth in 2009. The increase in private label sales reflects improved demand from a number of our core customers, coupled with some modest new business that is expected to contribute to the private label segments future growth. Excluding FAD, U.S. sales increased $2,494,860, or 16.4%.

        Consolidated gross profit increased $325,940, or 3.1%, in 2009 versus 2008. The consolidated gross profit margin percentage increased to 31.0% in 2009 from 27.9% in 2008. Canadian gross profit decreased $766,008, or 26.7%, to $2,104,664 in 2009 from $2,870,672 in 2008. The Canadian gross profit margin percentage decreased to 26.8% in 2009 from 30.0% in 2008. The decrease in Canadian 2009 gross profit dollars reflects the lower sales and gross profit margin percentage decrease. The change in Canadian gross profit margin percentage principally reflects the adverse effect of price erosion coupled with higher product costs, partially offset by the favorable impact of higher production volumes on labor efficiency and overhead absorption and lower overhead spending in 2009 versus 2008. U.S. gross profit increased $1,091,947, or 14.3%, to $8,721,010 in 2009 from $7,629,063 in 2008. The U.S. gross profit margin percentage increased to 32.3% in 2009 from 27.2% in 2008. The increase in U.S. gross profit dollars reflects the increase in gross profit margin percentage, partially offset by the lower sales. The increase in gross profit margin percentage is principally attributable to the improvement in FAD margin due to the discontinuation of higher cost domestic manufacturing in the fourth quarter 2008, growth of the higher margined advanced wound care business and lower freight costs, partially offset by higher product costs. Excluding FAD, favorable product mix partially offset by higher product costs served to increase U.S. margin dollars $1,150,340, or 22.5%, and the gross profit percentage to 35.4% from 33.6%.

Selling, General and Administrative Expenses

        The following table highlights September 30, 2009 versus 2008 selling, general and administrative expenses by type:

	Nine Months Ended September 30,
	2009	2008	Variance

Distribution	$ 1,331,067	$ 1,450,481	$ (119,414)	(8.2%)
Marketing	1,201,411	1,414,977	(213,566)	(15.1%)
Sales	3,743,003	4,284,762	(541,759)	(12.6%)
General and administrative	4,968,866	5,768,904	(800,038)	(13.9%)

Total	$ 11,244,347	$ 12,919,124	$ (1,674,777)	(13.0%)

        Selling, general and administrative expenses decreased $1,674,777, or 13.0%, in 2009 versus 2008, including a decrease of $285,941 in Canadian selling, general and administrative expenses attributable to exchange.

        Distribution expense decreased $119,414, or 8.2%, in 2009 versus 2008. Expenses in Canada decreased $102,164 (including a $34,806 benefit related to exchange) while expenses in the U.S decreased $17,250. The decrease in Canada was driven by the non-recurrence of incremental expense related to the buy out of the former distribution center lease in the second quarter 2008. The U.S. decrease was driven by the non-recurrence of incremental FAD related integration expenses in Houston incurred in 2008, partially offset by higher lease costs in Houston and St. Louis together with higher personnel and operating costs in St. Louis in support of the growing non-FAD business.

        Marketing expense decreased $213,566, or 15.1%, in 2009 versus 2008. The decrease is attributable to a U.S. decrease of $196,177 coupled with a decrease in Canada of $17,389 (including a $12,012 benefit related to exchange). The U.S. decrease stems from a planned reduction in advanced wound care clinical personnel, consulting, travel and

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trade show and promotion expense, partially offset by higher product development expense in 2009 in order to align costs with available financial resources, coupled with an increase in FAD related marketing reflecting implementation of a full marketing plan in 2009 versus a partial transition related plan in 2008. The Canada expense decrease reflects lower advanced wound care promotion expense, partially offset by higher product sampling expenses.

        Sales expense decreased $541,759, or 12.6%, in 2009 versus 2008. Expenses in Canada decreased $118,493 (including a $79,314 benefit related to exchange) while expenses in the U.S. decreased $423,269. Expenses in Canada decreased principally due to lower sales commission due to a change in the sales commission program in 2009, direct representative commission due to lower sales and lower travel costs due to cost reduction initiatives, partially offset by higher increased rate related group purchasing organization fees. The U.S. decrease was attributable to lower compensation and commission expenses associated with open (timing related) sales representative positions and the non-recurrence of incremental integration related compensation expenses in customer service, lower FAD broker commissions due to lower sales, lower travel expenses due to cost reduction initiatives, lower recruiting expenses together with the non-recurrence in 2009 of FAD integration related expenses. Offsetting these decreases were higher equity based compensation, regional show and sales tracing expenses associated with the implementation of a more structured sales tracing program in 2008.

        General and administrative expense decreased $800,038, or 13.9%, in 2009 versus 2008. Expenses in Canada decreased $165,765 (including a $159,809 benefit related to exchange) while expenses in the U.S. decreased $634,273. Adjusted for exchange, the $5,956 decrease in Canada reflects lower compensation due a change in staffing, travel, recruiting and operating expenses, partially offset by higher equity based compensation, benefits, insurance and accounting expenses. The U.S. decrease principally reflects lower bad debt expense of $247,400 due to the non-recurrence of a significant provision for bad debts in the third quarter of 2008, lower travel of $156,200, investor relations of $134,200 and compensation of $27,400 expenses due to cost reduction initiatives, non-recurring and lower legal expenses of $95,600 and non-recurring recruiting expense of $45,700, together with lower other professional service fees of $27,700 due principally to timing and other net operating costs of $65,300 due to non-recurrence and cost savings initiatives, partially offset by incremental intangible asset amortization expense of $165,300 related to the FAD acquisition.

Research and Development Expense

        Research and development expense increased $49,139 to $288,338 in 2009 from $239,199 in 2008. The increase reflects higher ongoing patent related legal and development costs associated with the DSC127 Phase II clinical trial initiated in the first quarter 2008, partially offset by lower consulting expenses.

Interest Expense

        Interest expense decreased $116,834 to $631,909 in 2009 from $748,743 in 2008. The decrease is principally attributable to lower interest rates coupled with lower line of credit and term loan borrowing levels, partially offset by higher loan related fees and lower interest income in 2009 versus 2008.

Other Income

        Other income increased $90,894 to $112,791 in 2009 from $21,897 in 2008. The main drivers for the increase were $66,500 of gains on miscellaneous asset sales associated with the closure of the FAD manufacturing operation together with lower exchange losses, partially offset by lower royalty income and other miscellaneous income in 2009 versus 2008.

Income Taxes

        We recorded a $47,151 tax benefit for 2009 consisting of a $25,788 current foreign tax benefit and a $21,363 deferred foreign tax benefit based on our Canadian subsidiary’s operating results. No tax benefit was recorded for our U.S. operations in 2009 due to uncertainty surrounding our ability to use available net operating loss carry forwards and net deferred tax assets. We recorded a $3,540 deferred foreign tax benefit in 2008 related to our Canadian subsidiary’s operating results.

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        Due to uncertainties surrounding our ability to use our U.S. net operating loss carry forwards and net deferred tax assets, a full valuation allowance for the U.S. net deferred tax assets has been provided.

Net Loss

        We generated a net loss of $1,178,978, or $0.03 per share (basic and diluted), in 2009 compared to a net loss of $3,381,895, or $0.09 per share (basic and diluted), in 2008.

Liquidity and Capital Resources

Cash Flow and Working Capital

        Quarterly financial performance has improved steadily in 2009 culminating with net income of $139,603 in the third quarter after losses in the first and second quarters. We reported a $1,178,978 net loss for the first nine months of 2009 versus a $3,381,895 net loss in the first nine months of 2008. While sales are lower in 2009, gross profit dollars and margin percentage increased due to a favorable sales mix (principally reflecting the growth of the higher margined advanced wound care business), the elimination of higher cost FAD domestic manufacturing in the fourth quarter 2008 and improved manufacturing performance in Canada, partially offset by higher product costs. Operating expenses were reduced as planned, to better align costs with revenues.

        The launch of a number of new products bodes well for the future growth of our higher-margined advanced wound care product line. While overall FAD sales declined in the first nine months of 2009 versus 2008, we believe that the FAD product line represents a solid growth opportunity. Sales for the balance of our product lines are expected to remain relatively stable. Further, we continue to actively pursue distributors in several countries to increase our international sales.

        Improving financial performance and other steps taken to improve cash management have served to improve our liquidity. Operating cash flow has improved in the first nine months of 2009 versus the full year 2008. This is attributable to a significant reduction in net operating assets and liabilities employed, together with a lower net loss. In 2008, we increased our investment in inventory approximately $3,600,000. In 2009 this trend was reversed. Through September 2009 inventories have been reduced approximately $1,630,000. Operating cash flow is expected to continue to improve over the next twelve months given the expected improvement in financial performance and continuation of our inventory reduction initiative.

        At September 30, 2009 and December 31, 2008, we had cash and cash equivalents on hand of $399,998 and $391,038, respectively. The $8,960 increase in cash reflects net cash provided by operating activities of $1,605,607 and cash provided as a result of exchange rate changes of $138,362. These increases were essentially offset by cash used in financing activities of $1,610,787 and cash used in investing activities of $124,222.

        Net cash provided by operating activities of $1,605,607 stems from $1,998,363 cash provided from operations (net loss plus non-cash items), together with $392,756 cash used from the net change in operating assets and liabilities. The increase in cash provided from operations reflects the non-cash items, partially offset by the operating loss. Lower accounts payable, accrued liabilities and higher accounts receivable, partially offset by lower inventory were the main drivers behind the net change in operating assets and liabilities. The decrease in accounts payable reflects a significant reduction in payables related to inventory purchases (consistent with the plan to reduce inventory), lower overall spending levels and timing. The decrease in accrued expenses and other current liabilities principally reflects payment of 2008 year end accruals and timing related changes. The increase in accounts receivable reflects higher third quarter sales. The reduced investment in inventory reflects our plan to reduce inventory levels whenever possible, without compromising customer service requirements.

        Net cash used in investing activities of $124,222 reflects capital expenditures of $185,222, less receipt of $61,000 cash from the sale of assets associated with the discontinuation of FAD domestic manufacturing. Capital expenditures are down in 2009 versus 2008 and no significant non discretionary expenditures are anticipated over the next twelve months.

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        Net cash used in financing activities of $1,610,787 reflects regularly scheduled debt payments of $975,339, pay down of outstanding line of credit borrowings of $611,016, an increase in restricted cash of $15,142 and costs related to the issuance of stock of $9,290.

        Working capital decreased $74,507, or 1.1%, at September 30, 2009 to $6,665,144 from $6,739,651 at December 31, 2008. Excluding the reclassification of the $500,000 promissory note from long term to current debt in the second quarter 2009, working capital increased $425,493 in the first nine months of 2009 and increased by $702,812 in the third quarter. Working capital of this magnitude is considered sufficient to support ongoing operations.

Financing Arrangements

        On March 31, 2009, our U.S. lender agreed to amend the credit and security agreement to allow us to enter into a forbearance agreement with Western Medical to postpone payment of our $500,000 promissory note due April 2009, for one year until April 2010 and to allow subsequent payments on the subordinate debt beginning in April 2010. The Western Medical note payments are conditioned on our achieving predetermined liquidity and free cash flow (as defined) objectives and Western Medical’s further extending for one year the payment of the principle balance, if any, remaining on the promissory note after giving effect to the April 2010 payment. In return for the amendment, we agreed to change our base rate for interest charged to a three month LIBOR rate from a one month LIBOR rate (an estimated increase of approximately 50 basis points) and increase our base rate margin by 150 basis points effective April 1, 2009. Using market rates as of the date of the amendment, the estimated cost of the change in interest rates is approximately $15,000 per month.

        In August 2008, we and our U.S. lender modified the terms of our five-year revolving credit and security agreement. The modified terms amend the existing minimum EBITDA, fixed charge coverage, senior debt coverage and total debt coverage covenants. Amendment of the covenants was predicated on our depositing $2,000,000 in a blocked account controlled by the U.S. lender. Our maximum revolver borrowing capacity remained unchanged at the lesser of (a) the revolver loan commitment ($8,000,000) or (b) the borrowing base (as defined), less $1,500,000.

        With cash on hand of $399,998, together with available revolver capacity of $1,725,641, we have $2,125,639 of available liquidity at September 30, 2009, versus $662,806 at June 30, 2009.

Prospective Assessment

        Our strategic objective is to in-license, develop and launch novel higher margined advanced wound care products while utilizing our core business (to the extent possible) to fund this objective. In addition, we will continue to evaluate external opportunities to leverage our core capabilities for growth. To the extent we determine that we cannot finance our growth initiatives internally, we will evaluate the feasibility of doing so via the sale of equity.

        As a result of these efforts, we launched Algicell in November 2006. We launched our first Medihoney product in October 2007. This product represents the first of its kind and interest in the product has been high. Sales have increased steadily and current indications are that the planned Medihoney based line of products could result in significant incremental sales. We recently launched four new products to complement our existing advanced wound care product line, the MedEfficiency line of Total Contact Cast systems (October 2008), Xtrasorb (November 2008), Mobility1 (January 2009) and Bioguard, our novel anti-microbial infection control product in June 2009. Bioguard, Xtrasorb and MedEfficiency have been well received in the marketplace and have exhibited steady growth. We continue to work on our pipeline and have identified several products that are capable of contributing to future sales growth. We anticipate our core business sales will remain relatively stable over the near term.

        In recognition of our financial condition in the fourth quarter of 2008, we initiated the following actions:

1.

While not compromising the overall integrity of the advanced wound care growth strategy, prospective plans in terms of sales and marketing resources were scaled back to more affordable levels resulting in an immediate reduction of expense. We have implemented a process to better measure the ongoing return on sales and marketing resources deployed. Assuming the existing resources in place are generating the expected return, we will prospectively expand our investment in sales and marketing resources in support

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of our advanced wound care growth strategy, as financial conditions allow. We presently have ten direct sales representatives in place and have hired several independent representatives on a commission only basis to cover open territories.

2.

The FAD business represents a growth opportunity. In addition to its core business opportunities, the FAD business will serve as a platform for introducing our existing advanced and traditional wound care products to new customers and markets, especially the retail market. The FAD is presently working on a number of opportunities for sales growth. We began to realize the savings associated with discontinuing the FAD’s higher cost U.S. production in the fourth quarter 2008. In addition, the FAD is working to firm up a cost effective supply chain for its adhesive bandages and first aid related products. The expanded supply chain is expected to be fully operational within the next six months, at which time we expect to be able to further reduce our product costs and improve liquidity by reducing the level of inventory required to support the existing level of business.

3.	Steps were taken to identify and eliminate all non-essential operating costs. No salary increases or bonuses are planned until our performance and liquidity improves.

4.

We made a significant investment in DSC 127 beginning in December 2007. While the launch of DSC 127 is several years away, we believe the market potential for this product is considerable. The product began Phase II trials in early 2008 to achieve proof of principle in a human model. The Phase II trials are expected to be completed by the fourth quarter of 2010. The projected cost to complete the Phase II trials is approximately $1,800,000 including $1,072,010 incurred through September 2009. We plan to continue with this investment and anticipate spending approximately $727,990 to complete the Phase II trial over the next fifteen months.

The results of the Phase II trial will determine the efficacy and safety of the product and further refine its market potential. The cost of the Phase III trial and bringing the product to market are expected to be significant. Should we decide to proceed with the DSC 127 development plan after completion of Phase II, we plan to fund the additional development costs out of available cash flow or the sale of equity. Alternatively, we may determine to sublicense or sell the rights to the compound.

        With the planned improvement in operations and modest expected working capital requirements, together with the available cash on hand and available borrowing capacity as of September 30, 2009, we anticipate having sufficient liquidity in place to meet our operating needs and debt covenants for the foreseeable future.

        Our common stock is traded on the OTC Bulletin Board under the symbol “DSCI.” We have paid no cash dividends in respect of our common stock and do not intend to pay cash dividends in the near future.

Additional Financial Information

Forward Looking Statements

        Statements that are not historical facts, including statements about our confidence, strategies, expectations about new or existing products, technologies, opportunities, market demand or acceptance of new or existing products are forward-looking statements that involve risks and uncertainties. These uncertainties include, but are not limited to, product demand and market acceptance risk, impact of competitive products and prices, product development, commercialization or technological delays or difficulties, and trade, legal, social, financial and economic risks.

Critical Accounting Policies

        Estimates and assumptions are required in the determination of sales deductions for trade rebates, sales incentives, discounts and allowances. Significant estimates and assumptions are also required in determining the appropriateness of amortization periods for identifiable intangible assets, the potential impairment of goodwill and the valuation of inventory. Some of these judgments can be subjective and complex and, consequently, actual results may differ from these estimates. For any individual estimate or assumption made by us, there may also be other reasonable estimates or assumptions. We believe, however, that given current facts and circumstances, it is unlikely that applying

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any such other reasonable judgment would cause a material adverse effect on the consolidated results of operations, financial position or cash flows for the periods presented. Our most critical accounting policies are described below.

Revenue Recognition and Adjustments to Revenue

        We sell our products through our own direct sales force and through independent distributors and manufacturers’ representatives. The primary end users of our products are nursing homes, hospitals, clinics and home healthcare agencies. We recognize revenue from the sale of our products when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectability is reasonably assured, which is generally at the time of shipment or receipt by our customers, depending on the terms of the related sales or distribution agreement. When we recognize revenue from the sale of our products, we simultaneously adjust revenue for estimated trade rebates and distribution fees (in Canada), and estimates of returns and allowances, cash discounts and other sales incentives.

        A trade rebate represents the difference between the invoice price to the wholesaler/distributor and the end user’s contract price. These rebates are estimated monthly based on historical experience, distributor rebate submission trends, estimated distributor inventory levels, and existing contract sales terms with our distributors and end users. We have a contract with our exclusive Canadian distributor and we pay a fixed fee based on sales subject to the fee (as defined) for distribution services in Canada. Because the services performed by the distributor cannot be separated from the purchase of our products by the distributor, we treat this distribution fee as a reduction of revenue. The distribution fee is accrued monthly based on net sales to the distributor multiplied by the ratio of recent historical distributor fee expense to net sales. The percentage of distributor fee expense to net sales is re-evaluated quarterly for reasonableness.

        Sales incentives represent credits granted to specific customers based on attainment of pre-determined sales objectives. Sales incentives are accrued monthly in accordance with the terms of the underlying sales incentive agreement and actual customer sales. Sales incentive agreements are generally for a period of one year.

        We provide our customers certain limited return rights and we have a formal returned goods policy that guides the disposition of returns with our customers. We follow the accounting guidance outlined in paragraph 605-15-25 of the FASB Accounting Standards Codification as it relates to the recognition of revenue at the time of sale when the right of return exists. We accrue for sales returns and allowances and cash discounts monthly based on current sales and historical activity. We do not offer our customers price protection rights or concessions. Returns were approximately 1% of gross sales in both 2009 and 2008.

        We continually monitor the factors that influence rebates and fees, returns and allowances, and other discounts and sales incentives and make adjustments as necessary.

Goodwill

        At September 30, 2009, we had $7,119,726 of goodwill consisting of $4,679,684 relating to the FAD acquisition in November 2007 and $2,440,042 relating to the Western Medical acquisition in April 2006. We assess the impairment of goodwill annually in the fourth quarter or whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. The assessment is performed using the two-step process required by FASB accounting guidance relating to goodwill. The first step is a review for potential impairment, while the second step measures the amount of the impairment, if any. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. For 2008 and 2007, the first step of our goodwill impairment test reflected a fair value in excess of the carrying value of our reporting units. Accordingly, we did not perform the second step of this test during these periods.

        The cash generating unit level or reporting unit at which we test goodwill for impairment is the operating segment level as that term is used in FASB accounting guidance relating to segment reporting. We have three operating segments: wound care, wound closure – specialty securement devices and skin care. Products are allocated to each segment based on the nature and intended use of the product. All of our goodwill has been allocated to the wound care segment as the business acquisitions which gave rise to the goodwill were wound care businesses.

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        For 2008 and 2007 and consistent with prior periods, we estimated the fair value of our wound care segment, using the “income approach,” where we use a discounted cash flow model (“DCF”) in preparing our goodwill impairment assessment. This approach calculates fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. We selected this method as being the most meaningful in preparing our goodwill assessments because we believe the income approach most appropriately measures our income producing assets.

        Significant estimates used in the fair value calculation include: (i) estimates of future revenue and expense growth, (ii) future estimated effective tax rates, (iii) future estimated capital expenditures, (iv) future required investments in working capital, (v) average cost of capital, and (vi) the terminal value of the reporting unit.

        The amount and timing of future cash flows within our DCF analysis is based on our five year forecast. Beyond our five year forecast we assumed a terminal value to calculate the value of cash flows beyond the last projected period in our DCF analysis. Annual revenue growth rates in our DCF model reflect expected growth in our advanced wound care products as well as growth in the products which we gained access to when we acquired FAD in November of 2007 as we introduce these products across our existing customer base. The weighted average cost of capital used to discount cash flows for the annual 2008 goodwill impairment test was estimated to be 17%.

        Over time, our wound care segment has become an increasingly significant portion of our overall business. For the year ended December 31, 2008, our wound care segment accounted for approximately 95% of our consolidated revenue which is consistent with the results we are experiencing in 2009. Given the significance of this segment to our overall results, we also look to our publicly traded market value, which we may adjust in consideration of an appropriate control premium, as an indicator of the fair value of our wound care segment and the reasonableness of our DCF model.

        There have been no substantial changes to the methodology employed, significant assumptions or calculations applied in the first step of the goodwill impairment test over the past several years.

Inventory

        The Company writes down the value of inventory by the estimate of the difference between the cost of the inventory and its net realizable value. The estimate takes into account projected sales of the inventory on hand and the age of the inventory in stock. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required. The provision for the write-down of inventory is recorded in cost of sales.

Stock-Based Compensation

        We record compensation expense associated with stock options and other equity-based compensation in accordance with the provisions of ASC Topic 718, Stock Compensation (formerly SFAS 123R) which requires that share-based payment transactions with employees, such as grants of stock options and restricted stock, be recognized in the financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods. We estimate the fair value of stock options as of the date of grant using the Black-Scholes or binomial/lattice pricing model (as applicable) and restricted stock based on the quoted market price. ASC Topic 718 requires significant judgment and the use of estimates to value equity-based compensation, particularly surrounding Black-Scholes or binomial/lattice pricing model assumptions such as stock price volatility and expected option lives, as well as expected option forfeiture rates.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Results of Operations

Consolidated Operating Results

        The following table highlights the year ended December 31, 2008 versus 2007 operating results:

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	Year Ended December 31,
	2008	2007	Variance

Gross Sales	$60,431,835	$42,712,304	$17,719,531	41.5%
Sales adjustments	(10,232,407)	(8,576,903)	(1,655,504)	19.3%

Net sales	50,199,428	34,135,401	16,064,027	47.1%
Cost of sales	35,289,684	22,530,986	12,758,698	56.6%

Gross profit	14,909,744	11,604,415	3,305,329	28.5%

Selling, general and administrative expense	17,196,863	11,885,368	5,311,495	44.7%
Research and development expense	653,326	993,069	(339,743)	(34.2%)
Interest expense	940,148	413,992	526,156	127.1%
Loss on debt extinguishment	-	256,628	(256,628)	-
Other expense, net	22,529	77,929	(55,400)	(71.1%)

Total expenses	18,812,866	13,626,986	5,185,880	38.1%

(Loss) income before income taxes	(3,903,122)	(2,022,571)	(1,880,551)	93.0%

Provision for income taxes	58,815	262,034	203,219	(77.6%)

Net loss	$(3,961,937)	$(2,284,605)	$(1,677,332)	73.4%

Gross to Net Sales Adjustments

        Gross sales are adjusted for trade rebates, distributor fees (in Canada), sales incentives, returns and allowances and cash discounts to derive net sales. Trade rebates are trued-up monthly based upon an analysis of historical sales subject to rebate and actual rebates received from distributors. The normal rebate cycle is one month. Non-exclusive distributors generally carry one month’s inventory. Our exclusive distributor in Canada normally carries three to four months’ inventory. As distributor inventory is depleted via sales, it is replenished via purchases from us. Rebates are processed and submitted for credit on a timely basis consistent with distributor sales. If the normal rebate cycle were one-half month less than estimated at December 31, 2008, the trade rebate reserve would be overstated by approximately $240,000. If the normal rebate cycle were one month greater than estimated at December 31, 2008, the trade rebate reserve would be understated by approximately $480,000. To minimize their cash outflow invested in rebates, distributors generally strive to optimize the rebate credit submission process.

        Given the nature of our products and business, there is no external information available to further validate the reasonableness of the trade rebate accrual balance. Historical trends of sales subject to rebate and rebates received are evaluated monthly, by distributor, on a 3 month, 6 month and 12 month rolling basis to update the continued reasonableness of the assumptions used to quantify the trade rebate accrual balance. Deviations in the trends resulting, among other causes, from distributors not submitting their rebates on a timely basis are analyzed and factored in determining the required accrual balance.

        We currently pay our exclusive Canadian distributor a fixed fee of 10% on net sales subject to the fee (as defined) for distribution services in Canada. The distributor fee is accrued each month based on net sales to the distributor times the ratio of estimated percentage of distributor fee expense to net sales based on past history. The percentage of distributor fee expense to net sales is re-evaluated quarterly for reasonableness.

        Sales incentives are credits granted to specific customers based upon attainment of pre-determined sales objectives. The agreements are generally for a period of one year.

        Returns and allowances and cash discounts are accrued monthly based on recent historical activity.

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        Gross to net sales adjustments comprise the following:

	Year Ended December 31,
	2008	2007

Gross Sales	$60,431,835	$42,712,304

Trade rebates	(7,446,780)	(6,636,302)
Distributor fees	(1,135,901)	(1,135,072)
Sales incentives	(481,803)	(225,386)
Returns and allowances	(694,765)	(300,042)
Cash discounts	(473,158)	(280,101)

Total adjustments	(10,232,407)	(8,576,903)

Net sales	$50,199,428	$34,135,401

        Trade rebates increased in 2008 versus 2007 due principally to an increase in the overall Canadian rebate percentage due to renewal of buying group contracts at lower selling prices and continuing growth of rebate intensive U.S. private label sales. The change in distribution fee expense is commensurate with the change in Canadian net sales upon which it is based. The increase in sales incentive expense relates principally to a full year of FAD incentives. The sales returns and allowances increase is due principally to a full year of FAD sales and a higher level of FAD returns and allowances associated with the integration of this business during 2008 coupled with a large private label return, partially offset by lower Canadian returns. Cash discounts increased commensurate with an increase in the U.S. sales subject to discount.

Rebate Reserve Roll Forward

        A twelve month roll forward of the trade rebate accruals at December 31, 2008 and 2007 is outlined below:

	Year Ended December 31,
	2008	2007

Beginning balance – January 1	$2,407,709	$1,819,558
Rebates paid	(7,194,403)	(6,048,151)
Rebates accrued	7,446,780	6,636,302

Ending balance – December 31	$2,660,086	$2,407,709

        The $252,377 increase in the trade rebate reserve balance in 2008 reflects continued growth of the rebate intensive U.S. private label business coupled with a timing related delay in the payment of the corresponding rebates together with an increase in the Canadian rebate reserve (in local currency) due to higher sales, an increase in the overall rebate percentage due to renewal of buying group contracts at lower selling prices coupled with an increase in the exclusive distributor’s inventory level. These increases were partially offset by an overall reduction in the Canadian reserve due to the weakening of the Canadian dollar in the fourth quarter of 2008. There has been no other discernable change in the nature of our business as it relates to the accrual and subsequent payment of rebates.

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Net Sales and Gross Margin

        The following table highlights the December 31, 2008 versus 2007 product line net sales and gross profit:

	Year Ended December 31,
	2008	2007	Variance

Net Sales	$50,199,428	$34,135,401	$16,064,027	47.1%

Cost of sales	35,289,684	22,530,986	12,758,698	56.6%

Gross Profit	$14,909,744	$11,604,415	$3,305,329	28.5%

Gross Profit %	29.7%	34.0%

        Consolidated net sales increased $16,064,027, or 47.1%, in 2008 versus 2007. Canadian net sales decreased $232,253, or 1.9%, to $12,091,858 in 2008 from $12,324,111 in 2007. This decrease was driven by lower sales of $228,888 and unfavorable exchange of $3,365. Price erosion and some softness in demand in the fourth quarter, partially offset by a modest distributor inventory build and gross Medihoney sales of $152,267 are principally responsible for the sales decrease. U.S. net sales increased $16,296,280, or 74.7%, to $38,107,570 in 2008 from $21,811,290 in 2007. The increase was driven by the addition of incremental FAD sales of $15,654,910 coupled with higher advanced wound care sales of $1,546,584, offset by lower traditional wound care, private label, specialty fixation device and skin care sales. The higher advanced wound care sales reflect continued growth of Medihoney together with the balance of the line in response to increased sales and marketing support. Gross U.S. Medihoney sales in 2008 were $1,361,624. The decrease in private label sales reflects softening demand from several customers partially offset by strengthened demand from others. Specialty fixation device sales declined due to the discontinuation of a private label agreement in 2007. Excluding FAD sales, U.S. sales increased $641,368, or 3.2%.

        Consolidated gross profit increased $3,305,329, or 28.5%, in 2008 versus 2007. The consolidated gross profit margin percentage decreased to 29.7% in 2008 from 34.0% in 2007. Canadian gross profit decreased $104,625, or 2.6%, to $3,947,185 in 2008 from $4,051,810 in 2007. The Canadian gross profit margin percentage decreased to 32.6% in 2008 from 32.9% in 2007. The decrease in Canadian 2008 gross profit dollars reflects the lower gross profit margin percentage. The decline in Canadian gross profit margin percentage principally reflects the adverse impact of lower production volumes on overhead absorption and unfavorable labor efficiency (smaller than normal production runs) together with unfavorable purchase price variances in the fourth quarter associated with higher China product costs. U.S. gross profit increased $3,409,954, or 45.2%, to $10,962,559 in 2008 from $7,552,605 in 2007. The U.S. gross profit margin percentage decreased to 28.8% in 2008 from 34.6% in 2007. The increase in U.S. gross profit dollars reflects higher sales, partially offset by the decline in gross profit margin percentage. The decrease in gross profit margin percentage is principally attributable to the addition of lower margined FAD sales. FAD gross profit margin percentage in 2008 was lower than normal due principally to the need to continue higher cost domestic manufacturing to meet customer demand. Excluding FAD, U.S. gross profit decreased $118,246, or 1.6%, and the gross profit margin percentage would have been 34.0%, versus 35.2% in 2007. The decrease in the U.S. gross profit margin dollars (excluding FAD), reflects the lower gross profit margin percentage. The decrease in the U.S. gross profit margin percentage (excluding FAD) is attributable to the loss of the higher margined specialty fixation private label agreement in 2007, unfavorable product sales mix and higher transportation and product costs.

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Selling, General and Administrative Expenses

        The following table highlights December 31, 2008 versus 2007 operating expenses by type:

	Year Ended December 31,
	2008	2007	Variance

Distribution	$1,893,146	$1,062,766	$830,380	78.1%
Marketing	1,781,128	1,512,338	268,790	17.8%
Sales	5,714,899	3,088,052	2,626,847	85.1%
General administrative	7,807,690	6,222,212	1,585,478	25.5%

Total	$17,196,863	$11,885,368	$5,311,495	44.7%

        Selling, general and administrative expenses increased $5,311,495, or 44.7%, in 2008 versus 2007, including a decrease of $2,542 in Canadian selling, general and administrative expenses attributable to exchange.

        Distribution expense increased $830,830, or 78.1%, in 2008 versus 2007. Expenses in Canada decreased $41,127 (including a $1,168 benefit related to exchange) while expenses in the U.S increased $871,507. The decrease in Canada relates to lower utility and maintenance expense, partially offset by lease settlement costs associated with our former Canadian distribution center. The U.S. increase was driven by the addition of incremental FAD expense of $822,852 (including one-time transition related costs that are not expected to recur) coupled with incremental personnel and operating costs in St. Louis in support of the non-FAD business.

        Marketing expense increased $268,790, or 17.8%, in 2008 versus 2007. The increase is principally attributable to U.S. increases of $234,779 to $1,649,044 in 2008 from $1,414,264 in 2007. These increases related to $74,856 in clinical personnel, trade show and promotion expense principally in support of our advanced wound care growth initiatives, partially offset by the absence of any bonus payout in 2008 and $159,924 in incremental FAD expenses reflecting a full year of activity and the addition of a graphic artist. Canada expense increased $34,010 (including a $2,032 benefit related to exchange), or 34.7%, reflecting a higher level of advanced wound care marketing effort, principally for Medihoney.

        Sales expense increased $2,626,847, or 85.1%, in 2008 versus 2007. Expenses in Canada increased $160,220 (including a $4,099 benefit related to exchange) while expenses in the U.S. increased $2,466,627. Expenses in Canada increased principally due to consulting costs related to the sale of Medihoney, higher travel costs, higher buying group administrative fees (sales volume related) and implementation of a distributor sales incentive program, partially offset by the absence of any bonus payout in 2008. The U.S. increase was principally attributable to an expansion of the sales force to support our advanced wound care products, starting in June 2007, from two representatives to one national sales director and ten sales representatives and the inclusion of the FAD sales force. The sales force expansion involved incremental costs of $1,338,170 from $1,954,933 in 2007 to $3,293,103 in 2008, partially offset by the absence of any bonus payout in 2008. Incremental FAD sales expenses of $1,002,817 reflect a full year of activity. Higher customer service costs of $125,640 to support the expanded business, also contributed.

        General administrative expense increased $1,585,478, or 25.5%, in 2008 versus 2007. Expenses in Canada decreased $96,797 (including $4,757 of expense related to exchange) while expenses in the U.S. increased $1,682,275. The decrease in Canada reflects lower bonus and Sarbanes-Oxley consulting expenses (more extensive and costly first year testing in 2007 not repeated in 2008) partially offset by normal year-to-year compensation and benefit increases and one new materials management position (transferred from U.S.). The U.S. increase principally reflects incremental intangible amortization expense of $767,811 related to the FAD acquisition, higher finance and IT employee costs of $266,251 associated with new hires in the second half of 2007 and in 2008 to support the growth in the business and expanding regulatory requirements, higher bad debt expense of $267,047 principally attributable to integration of the FAD business, higher rent of $98,881 and depreciation of $58,713 associated with the expansion of the headquarters office in February 2008, higher investor relations costs of $107,381 due to expanded efforts in this area, higher equity based compensation costs of $124,683, higher legal costs of $85,381 related to patent infringement defense, debt covenant compliance and finalization of the Nutramax settlement, higher accounting fees of $73,468 associated with an expansion of scope due to the addition of FAD and an expanding regulatory environment, higher insurance

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costs of $62,071 associated with the addition of FAD, higher IT operating costs of $36,641 principally in support of the FAD acquisition, recruiting costs of $26,892, together with normal year-to-year compensation and benefit and other inflationary cost increases, partially offset by lower bonus of $229,500, lower Sarbanes-Oxley consulting expenses of $71,049 associated with a planned reduction in scope for the second year of testing and the transfer of one materials management position to Canada.

Research and Development Expense

        Research and development costs of $653,326 for the year ended December 31, 2008 relate to ongoing development, consulting and legal expenses of DSC 127 that was initiated in the first quarter 2008. The 2007 expense consists of $868,069 associated with the licensing of the DSC 127 technology in November 2007 and $125,000 associated with the license of certain anti-microbial technology in March 2007.

Interest Expense

        Interest expense increased $526,156 to $940,148 in 2008 from $413,992 in 2007. Interest expense in Canada decreased $29,556 while interest expense in the U.S. increased $555,713. The decrease in Canada reflects the payoff of all Canadian debt in September 2007. The 2007 interest amount included a $93,821 non-cash charge related to the issuance of common stock warrants in connection with a private placement of securities in November 2007. Interest charges related to the common stock warrants ceased in December 2007 upon approval of an increase in authorized common shares. The $649,534 (adjusted for the 2007 non-cash charge) increase in 2008 U.S interest expense is due to the financing associated with the FAD acquisition in November 2007, partially offset by higher interest income of $37,119.

Loss on Debt Extinguishment

        In connection with the FAD acquisition in November 2007, we incurred a $200,000 credit facility early termination fee with our former U.S. lender. In addition, we wrote-off $56,628 in un-amortized deferred financing costs associated with the facility. The total loss on debt extinguishment of $256,628 has been recorded as a separate line item on the consolidated statement of operations.

Other Expense

        Other expense decreased $55,400 to $22,529 in 2008 from $77,929 in 2007. The main drivers for the decrease in 2008 were higher royalty and other miscellaneous income, partially offset by higher foreign exchange expense.

Income Taxes

        We recorded a $63,823 current foreign tax provision and a $5,008 deferred foreign tax benefit in 2008 based on our Canadian subsidiary’s operating results. No provision was made for our U.S. operations in 2008 due to a net operating loss coupled with available net operating loss carry forwards. We recorded a $262,034 deferred foreign tax provision in 2007 related to our Canadian subsidiary’s operating results.

        Due to uncertainties surrounding our ability to use our U.S. net operating loss carry forwards and net deferred tax assets, a full valuation allowance for the U.S. net deferred tax assets has been provided.

Net Loss

        We generated a net loss of $3,961,937, or $0.10 per share (basic and diluted), in 2008 compared to a net loss of $2,284,605, or $0.09 per share (basic and diluted), in 2007.

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Liquidity and Capital Resources

Operational Overview

        Net sales increased 47.1% (1.4% excluding FAD) in 2008 over 2007. This growth was driven by a sales increase in the U.S. of 74.7% (3.5% excluding FAD), together with a decrease in Canadian sales of 1.9%. Sales growth in the U.S. was driven by incremental sales associated with the FAD business (acquired November 8, 2007) of $15,763,189 coupled with growth of the advanced wound care line. FAD sales continue to represent a growth opportunity for us. Gross U.S. sales of our new Medihoney product launched in October 2007 were $1,361,624 in 2008 versus $113,394 for three months in 2007. Gross U.S. sales of our silver alginate product were $1,103,409 in 2008 versus $683,462 in 2007. In the fourth quarter 2008, we launched the MedEfficiency line of Total Contact Cast systems and Xtrasorb. In January 2009, we launched Mobility1. In February 2009, we received clearance from the Food and Drug Administration for the marketing and sale of Bioguard, our new novel infection control product. The launch and approval of these promising new products bodes well for the future growth of our higher-margin advanced wound care product line. Private label sales are expected to grow by virtue of anticipated increases in core product demand and the realization of new business opportunities. Skin care sales continue to deteriorate in the face of competitive pressure and a reduction of resources allocated to support the line. Sales for the specialty fixation and closure device line, while experiencing some fluctuation over the past several quarters, are expected to be relatively stable going forward. Adjusted for exchange, Canada sales to our exclusive distributor were off slightly in 2008. Measured in local currency, sales of our products reported by the Canadian distributor continued to grow, albeit modestly. Expanded marketing and sales efforts, a continued focus on contract compliance, exploring opportunities in other market segments (other than our traditional strength in the acute care segment) and working closely with our exclusive Canadian distributor to capitalize on sales growth opportunities are expected to generate positive results going forward. With gross sales of $152,267 in 2008 our new Medihoney product has started to gain traction in Canada. We are actively pursuing distributors in numerous countries to increase our international sales. A number of our advanced wound care products have recently earned CE mark status and we anticipate that during 2009 we will establish agreements with distributors in Europe and the Middle East.

        We have realized significant product cost improvement over the last several years as a result of our manufacturing and sourcing initiatives. The savings generated by these initiatives have helped partially mitigate the adverse impact of price erosion and foreign exchange on a large portion of our business and served to sustain or improve our gross profit dollars. This trend will become increasingly difficult to perpetuate. Product cost savings associated with implementation of China and other sourcing initiatives have been another contributor to our cost reduction success. Current market conditions in China and other markets portend increasing product and transportation costs that will put pressure on our margins. We will continue to seek opportunities both internally and externally to lower our transportation and product costs and raise selling prices wherever possible in an effort to offset the adverse impact of these higher costs.

        At the time of the FAD acquisition in November 2007, the seller was in the process of transferring its domestic production to China and decommissioning most of its U.S. manufacturing infrastructure and overhead. Completion of this initiative will allow the FAD business to reduce its existing product costs thereby allowing it to better compete. Since the acquisition, we have had to continue manufacturing a portion of our adhesive strip requirements in our U.S. facility at higher cost while working to complete the transfer of products to China and evaluating other cost effective sources of supply. U.S. production was discontinued in October 2008 at which time we began to realize the significant savings associated therewith.

        Operating expenses increased 44.7% in 2008 over 2007 in line with expectations. The increase is attributable to incremental FAD expenses (intangible asset amortization, planned sales and marketing expenses), planned increases in distribution, marketing and sales expenses in support of our growth initiatives and higher professional service fees as a result of increasing regulatory requirements, bad debt expenses related to the FAD integration and increased corporate office rent to accommodate growth and FAD assimilation. Excluding these expenses, growth in the balance of operating expenses is in line with inflation and continues to be closely monitored.

        In November 2007, we made a significant investment in research and development via the licensing of certain angiotensin analog technology. The initial evaluation of the market potential and probability of obtaining approval for sale of products employing this technology was determined to be favorable. Products employing this technology

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entered the phase II portion of product development trials in the first quarter 2008. Completion of the phase II study is expected by the second quarter of 2010. Presently, we plan to take the product through phase II at an estimated cost of $1,600,000, including the $653,326 spent on research and development in 2008. Upon completion of the phase II study in 2010, we will reevaluate the market potential of the product and the probability of its ultimately being approved for sale to determine the best future course of action to take with this product.

        In November 2007, in connection with the FAD acquisition, we entered into a new five-year credit and security agreement comprised of an $8,000,000 revolver and a $6,000,000 term loan. Given the significant increase in debt, interest expense has become a larger component of our overall cost structure going forward.

        We reported a loss of $3,961,937, albeit at a diminishing quarterly rate in 2008. While sales and gross profit dollars increased, overall performance was adversely impacted by a deteriorating gross profit margin percentage associated with a combination of unfavorable sales mix and higher transportation and product costs. A delay in the planned leveraging of incremental growth oriented sales and marketing investment, incremental research and development costs, a significant increase in borrowing costs and incremental costs required to remain compliant with increasingly stringent regulatory requirements, were also contributing factors. In response to these conditions, we initiated steps in the fourth quarter 2008 to improve performance and liquidity. While not losing sight of our advanced wound care growth objectives, plans were scaled back to more affordable levels resulting in a reduction of selling, general and administrative expenses going forward. Discontinuing U.S. production of FAD products has resulted in a significant reduction in product costs. In addition, steps were taken to identify and eliminate all other non-essential operating costs. We anticipate we will continue to operate at a loss in the near term as we implement this new strategy, but we fully expect to significantly improve upon our 2008 performance.

Cash Flow and Working Capital

        At December 31, 2008 and December 31, 2007, we had cash and cash equivalents on hand of $391,038 and $577,096, respectively. The $186,058 decrease in cash reflects net cash used in operating activities of $4,743,967 and cash used as a result of exchange rate changes of $401,684, less cash provided by financing activities of $4,358,248 and net cash provided in investing activities of $601,346.

        Net cash used in operating activities of $4,743,967 stems from $494,076 cash provided from operations (net loss plus non-cash items), together with $5,238,043 cash used from the net change in operating assets and liabilities. The increase in cash provided from operations reflects the non-cash items, partially offset by the operating loss incurred. Funding of higher receivable and inventory levels coupled with reductions in accrued expenses were the main drivers behind the net change in ongoing operating assets and liabilities. The change in receivables relates to the increase in sales and a deterioration in receivable aging associated principally with the integration of FAD. The increase in inventory principally reflects the build-up of FAD inventory to better meet customer service requirements during the integration process. The decrease in accrued expenses and other current liabilities principally reflects payment of the 2007 USC license fees of $839,348, accrued bonus (no bonus was accrued in 2008) and timing related changes in Canadian reserves.

        Net cash provided by investing activities of $601,346 reflects receipt of $1,193,187 cash from the final settlement of the FAD acquisition purchase price in June 2008. Offsetting the cash provided by this settlement were $120,484 expended for ongoing acquisition related costs and $471,357 in capital expenditures. The capital expenditures consisted of purchases of manufacturing equipment, trade show booth upgrades, leasehold improvements and furniture at corporate headquarters and new computer equipment.

        Net cash provided by financing activities of $4,358,248 reflects cash received of $5,728,246 from the sale of common stock and the exercise of common stock warrants and options, net of expenses, increased line of credit borrowings of $2,227,408, less regularly scheduled debt payments of $1,313,749, deferred financing costs of $269,235 principally related to the amendment of our bank covenants in March 2008 and the transfer of $2,014,422 of cash including $14,422 in earned interest, into a restricted account the use of which is subject to the approval of the lender.

        Working capital increased $1,370,613, or 25.5%, at December 31, 2008 to $6,739,651 from $5,369,038 at December 31, 2007. This increase is principally due to the balance of funds raised from the private equity syndication in April 2008 together with the funds received in June 2008 from the final FAD acquisition settlement that have not

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been set aside in the blocked control account (restricted cash) or expended. Working capital of this magnitude is considered sufficient to support ongoing operations.

Financing Arrangements

        In August 2008, we and our lender modified the terms of our five-year revolving credit and security agreement. The modified terms amend the existing minimum EBITDA, fixed charge coverage, senior debt coverage and total debt coverage covenants. Amendment of the covenants was predicated on our depositing $2,000,000 in a blocked account controlled by our lender. Our maximum revolver borrowing capacity remained unchanged at the lesser of (a) the revolver loan commitment ($8,000,000) or (b) the borrowing base (as defined), less $1,500,000.

        With the cash on hand at December 31, 2008, together with available revolver capacity of $2,045,800, we have $2,436,838 of available liquidity at December 31, 2008.

DESCRIPTION OF BUSINESS

Overview

        We are a specialty medical device/pharmaceutical company with a primary focus on wound care. We engage in the manufacture, marketing and sale of three proprietary dermatological related product lines: (1) wound care, (2) wound closure and specialty securement devices, and (3) skin care. In addition, we have leveraged our expanding manufacturing capabilities by building a growing private label/original equipment manufacture (“OEM”) business. Our customers consist of various health care agencies and institutions such as wound care centers, long-term care facilities, hospitals, home healthcare agencies, physicians’ offices and closed door pharmacies. We also sell our products through retail channels such as retail pharmacies, other retail outlets and first-aid kit manufacturers. While we have our own direct selling organization, our products are principally sold through medical products supply distributors. We currently sell our products in the United States, Canada and select international markets. Our principal U.S. distribution facilities are located in St. Louis, Missouri, and Houston, Texas. In Canada, our products are distributed exclusively by a third party distributor. Our principal manufacturing facility is located in Toronto, Canada. We, through our subsidiary Derma Sciences Canada, have a light manufacturing facility in Nantong, China producing low volume and/or labor intensive wound care products.

        The markets we serve are large and growing. Our mission is to enhance shareholder value by servicing a significant portion of these markets as a fully integrated wound care product provider.

Business Strategy

        Our strategic objective is to in-license, develop and launch novel higher margined advanced wound care products while utilizing revenues from our core business (to the extent possible) to fund this objective. A major component of this strategy is the expansion of our Medihoney product line. We have an exclusive five-year agreement expiring October, 2012 for the Medihoney line of products in the territory of North and South America and we seek to establish our Medihoney product line throughout the world as a leading therapy for treating a broad range of chronic and non-chronic wounds. To this end, we plan to utilize a portion of the proceeds of this offering to purchase the exclusive world-wide patent rights, know-how and trademarks for the Medihoney line of products and establish international management and distribution of the Medihoney brands.

        In addition to our Medihoney strategy, we will continue to evaluate external opportunities to leverage our core capabilities for growth. Our immediate objectives are to:

•	Successfully complete the phase II trial of DSC127 and evaluate future development and partnering opportunities.
•	Expand our direct advanced wound care sales force in the United States in order to leverage the sales and profit potential of our current and pipeline products.
•	Expand our wound care line through internal development, product line extensions and in-licensing.

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•	Establish FAD as the leader in private label adhesive bandages.
•	Become an innovator in new dressings for the first-aid market.
•	Improve manufacturing and sourcing operations to lower costs and improve margins.
•	Expand our international business using our novel advanced wound care products as the catalyst.

Acquisitions

        In September, 1998 we acquired Genetic Laboratories Wound Care, Inc. (“Genetic Labs”) by means of a tax-free reorganization whereby Genetic Labs became our wholly-owned subsidiary. In December, 1999, pursuant to an Agreement and Plan of Merger dated December 27, 1999, Genetic Labs was merged into Derma Sciences, Inc. by means of a tax-free reorganization whereby the separate corporate existence of Genetic Labs ceased. The Genetic Labs products constitute our wound closure – specialty securement device product line.

        In November, 1998 we acquired the stock of Sunshine Products, Inc. (“Sunshine Products”) in a cash transaction. As a result of the stock purchase, Sunshine Products became our wholly-owned subsidiary. The Sunshine Products products constitute our skin care product line.

        In September, 2002 we acquired the assets of Dumex Medical Inc., a leading manufacturer and distributor of wound care and related medical devices to the Canadian market. The acquisition was effected by our wholly-owned Canadian subsidiary, Derma Sciences Canada Inc. (“Derma Canada”) f/k/a Dumex Medical Canada Inc. The Dumex Medical products have been integrated into our wound care product line.

        In January 2004, we acquired substantially all the assets of the Kimberly-Clark Corporation’s wound care segment. These assets have been integrated into our existing wound closure — specialty securement device product line.

        In April 2006, we acquired certain assets and the business of Western Medical, Inc. (“Western Medical”), a manufacturer and marketer of a line of specialty medical textile compression, support and protective dressing products. These assets have been integrated into our existing wound care product line.

        In November, 2007, we acquired certain assets and the business of Nutra Max Products, Inc.’s first aid division. FAD is a leading manufacturer and marketer of branded and private label adhesive strips and related first aid products to the medical, industrial and retail markets. These assets have been integrated into our existing wound care product line.

Markets

Market Data

        Our products are sold in the U.S., Canada and select international markets. There are roughly 500 million people over the age of 65 worldwide. This figure is expected to grow to one billion by the year 2030 (Dobriansky et al. 2008). In the United States, there are 37.1 million people over age 65. This figure is expected to grow to 71.5 million by 2030 (Sondik et al. March, 2008). The global market size for advanced/active wound care products is estimated to be $4.9 billion and growing at a 10% rate annually. The United States accounts for 39% of this market. Europe accounts for 41% and the rest of the world accounts for the remaining 20% (Tibballs, J. 2009).

        There are an estimated six million chronic wounds treated in the United States every year (Crandall 2008). The average cost to treat these wounds ranges from $5,000 to $25,000 and the ancillary costs to the healthcare system and society are considerably greater (Advanced Wound Care Biologics August, 2002). The chronic wound market is growing at a rate of 10% annually due to a growing aging population and higher incidences of diabetes (Dobriansky et al. 2008).

        There are 246 million people with diabetes worldwide. This figure is expected to reach 380 million by the year 2025. In the United States, there are 16.6 million people afflicted with diabetes. This figure has doubled since 1997 (Diabetes Atlas 2006). In the United States, an estimated 2.4 million patients with diabetes will develop chronic foot ulcers during their lifetimes (Diabetes in North America June, 2005). Ulcers are responsible for 20% of all

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diabetes-related hospitalizations (Frykberg et al. 2000). Diabetic ulcers, if not treated, can become infected and lead to below the knee amputations (O’Brien et al. 1998).

        Roughly 250 people die every day in the United States from complications arising from hospital acquired infections, many of which are surgical site infections (Klevens et al. March-April, 2007). These 90,000 deaths per year exceed AIDS related deaths as well as virtually all major cancer types with the exception of lung cancer (Centers for Disease Control and Prevention). In a 2006 study, it was estimated that the average cost for hospitalization in which a patient acquired an infection was $53,915, compared to $8,311 when the patient does not (Hospital-Acquired Infections in Pennsylvania January, 2009). Hospital acquired infections result in adding $28 to $30 billion each year to United States healthcare costs (McCaughey 2008).

        Currently, the global market for antimicrobial dressings is estimated to be $250 million (Global Top Ten Medical Device Technologies July, 2009). This market is mostly comprised of silver and iodine-based dressings, both of which are noted to have toxic side effects which are deleterious to wound healing. We, through several of our product offerings including Medihoney and Bioguard, meet the global need for non-toxic yet effective topical antimicrobials.

References

        "Advanced Wound Care Biologics: World Market Analysis," (August, 2002). PJB Publications USA, Inc.

        "Diabetes Atlas," (2006). International Diabetes Federation.

        Centers for Disease Control and Prevention, FastStats – Leading Causes of Death, http://www.cdc.gov/nchs/FASTATS/lcod.htm.

        Crandall, M.A. (May, 2008). “World Wound Care Markets 2008,” Kalorama Information.

        "Diabetes in North America: Millions of Feet at Risk of Amputations," (June, 2005). International Diabetes Federation.

        Dobriansky et al. (December, 2008). "Why Population Aging Matters: A Global Perspective," U.S. State Department.

        Frykberg et al. (2000). "Diabetic Foot Disorders: A Clinical Practice Guideline," J Foot Ankle Surg Suppl 1-60.

        Klevens et al. (March-April, 2007). “Estimating Health Care-Associated Infections and Deaths in U.S. Hospitals, 2002,” Public Health Reports, Volume 122, Center for Disease Control and Prevention.

        "Global Top Ten Medical Device Technologies Market (2009 - 2014)," (July, 2009). Markets and Markets Report ID MD 1007. www.marketsandmarkets.com.

        McCaughey (2008). "Unnecessary Deaths: The Human and Financial Costs of Hospital Infections, 3rd Edition," www.hospitalinfection.org.

        O’Brien et al. (July, 1998). “Direct Medical Costs of Complications Resulting from Type 2 Diabetes in the U.S.,” Diabetes Care 21:7.

        “Hospital-Acquired Infections in Pennsylvania, Data Reporting Period 2006 – 2007,” (January, 2009). http://www.phc4.org/reports/hai/07/docs/hai2007report.pdf. Pennsylvania Health Care Cost Containment Council.

        Sondik et al. (March, 2008). "2008 Older American: Key indicators of Well-Being," Federal Interagency Forum on Aging Related Statistics.

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        Tibballs, J. (May, 2009). "All Change in the Advanced Wound Care Market," Espicom Business Intelligence Ltd.

Products

Advanced/Active Wound Care

        Our advanced/active wound care products include the following:

        Medihoney is a line of novel, patented dressings, comprised of a high percentage of Active Leptospermum Honey. This unique type of honey has been shown to result in durable antimicrobial, anti-inflammatory and immunomodulatory activities. Medihoney dressings are ideal for the management of non-chronic and hard-to-heal wounds including chronic ulcers, burns and post-operative wounds. The dressings are non-toxic and have been shown in a large scale randomized controlled study to promote healing.

        Bioguard is a line of novel, patented barrier dressings that contain an active antimicrobial compound. This compound, a cationic biocide, is intrinsically bound to the dressing through a proprietary process resulting in the inability for the compound to separate from the dressing. These dressings are ideal for prophylactic use in the prevention of hospital or community acquired infections through wound sites. The dressings have been shown to kill 99.9% of virulent bacteria such as methicillin resistant Staphylococcus aureus (MRSA) in less than 1 minute, and 99.999% of MRSA in less than 1 hour. Bioguard’s patented polymer technology known as NIMBUS (novel intrinsically micro-biocidal utility substrate) was licensed from QuickMed Technologies, Inc. in April, 2007.

        Algicell Ag is a proprietary antimicrobial dressing utilizing ionic silver as its active ingredient. The dressing can absorb up to 20 times its weight in wound fluid. These dressings compare favorably to the market leading dressings at a cost-effective price point.

        Xtrasorb is a novel, proprietary dressing that utilizes a super absorbent polymer. While other absorbing dressings currently on the market use open cell structures to capture fluid, Xtrasorb dressings convert fluid within the dressing to a gel thus locking the exudates into the dressing. Xtrasorb dressings have a distinct advantage over competitive dressings in that they absorb more fluid and hold the fluid away from the wound thus avoiding further deterioration of the wound.

        TCC-EZ is a novel, patented advanced dressing system for the management of diabetic foot ulcers. It is considered a “next generation” total contact casting (TCC) system. TTC have been shown in multiple randomized controlled studies to achieve 89% heal rates. However, utilization of TTC is less than 2% due to various challenging issues such as long application times, frequency of application error and patient dissatisfaction as a result of the heavy nature of the cast. TCC-EZ virtually eliminates these issues as it can be applied in less than one third the time of a traditional TCC, is a one-step process – so application errors are uncommon – and the cast itself is significantly lighter – due to its open weave pattern – than a traditional TCC.

        Mobility1 is a novel, patented intermittent compression therapy device for use by mobile patients in the treatment of leg ulcers and lower leg lymphedema. Compression therapy is the standard for these indications. When static compression from stockings or wraps does not result in improvement, clinicians will adopt a more dynamic treatment called intermittent pneumatic compression. This type of treatment relies on an external pneumatic compressor to drive compressed air into a boot-like device. Therapy with such a device requires the patient to be at rest, at home in a sitting or reclining position. In many cases, this leads to missed work and other activities. Mobility1 features a patented system that allows the compression of air to be driven by a mechanism internal to the boot, thus negating the need for an external compressor. This allows patients to receive treatment while engaging in normal day-to-day activities.

        Other advanced wound care products include a range of moist, occlusive dressings such as hydrocolloids, foams, hydrogels, alginates, additional silver antimicrobial dressings, cleansers and our proprietary Dermagran products.

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Traditional Wound Care and Skin Care

        Our traditional wound care line consists of gauze sponges and bandages, non-adherent impregnated dressings, retention devices, paste bandages and other compression devices.

        We market general purpose and specialized skin care products to nursing homes, hospitals, home healthcare agencies and other institutions. These products include barrier creams and ointments, antibacterial cleansing foams and sprays, shampoos and body washes, hand sanitizers, bath additives, body oils and moisturizers.

Wound Closure and Specialty Securement Devices

        We market a line of wound closure strips, nasal tube fasteners and a variety of catheter fasteners to doctors, clinics, nursing homes, hospitals and other institutions. Our specialty securement and closure device products incorporate our proprietary polyamide fabrics in combination with a pressure sensitive skin-friendly adhesive. These product combinations result in an ideal balance between elasticity and adherence, making the products unique in their ability to safely hold devices in place on the skin while assisting with the closure of sensitive areas of the skin where a good cosmetic outcome is a priority. We also market a line of traditional rigid wound closure strips.

Private Label/OEM

        We manufacture private label wound care and wound closure and specialty securement devices for a number of United States and international customers.

Product Pipeline

        We are currently developing DSC127, an angiotensin analog licensed from the University of Southern California in November, 2007, for use in wound healing and scar reduction. The compound has shown activity in these areas in pre-clinical animal model testing. The compound has successfully completed a phase I human trial and is presently undergoing phase II human trials. This trial will assess safety and efficacy of DSC127 on non-healing diabetic ulcers. We expect to receive the results of the phase II trials in the third quarter, 2010. If the results are favorable, we will ascertain whether it is in our best interests to conduct phase III trials or license the rights to the product.

        The potential markets for DSC127 include: (1) the $10 billion chronic wound market, (2) the $8 billion scar prevention/reduction market, (3) the $6 billion burn market, and (4) the $6 billion radiation and other wound markets. The markets we enter will depend on the results of the DSC127 clinical trials.

        We continue to evaluate certain products and technologies within the advanced/active wound care market. Once products and technologies are located, we may enter into licensing agreements or joint venture relationships with owners of the products and technologies.

        We have several ongoing product development programs involving line-extensions of our key brands including Medihoney, Bioguard, Xtrasorb and Mobility1. We anticipate new line extensions to begin coming to market in the first quarter, 2010 and continuing through the third quarter, 2011.

Sales and Marketing

        Sales in the United States and Canada account for approximately 70% and 25%, respectively, of our total sales with sales to Europe and Latin America comprising the balance of 5%.

United States

        In the United States, we employ a direct sales force and a number of national, regional and local distributors (with their own sales forces) to sell our products. The majority of our sales are made to distributors and large institutional customers who sell the products to end users. Direct sales to end users are not a significant part of our business.

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        Our direct sales force consists of an executive vice president – sales, a national director – sales, ten direct territory representatives and one clinical resource specialist. Our sales employees receive a base salary together with commissions based upon sales and gross profit achievement within their area of responsibility.

Canada

        In Canada, we employ a sales manager, one direct sales representative in Ontario and a manufacturer’s representative located in British Colombia. Our sales representative receives a base salary together with commissions based upon territory sales achievement. Our manufacturer’s representative is paid commission based upon territory sales achievement and is reimbursed for expenses. The majority of our Canadian sales are to hospitals pursuant to tender contracts with national, provincial and local buying groups. These institutional contracts are generally exclusive in nature and are awarded for a term of 1 to 5 years. Nursing home, home healthcare, physician office and retail sales are for the most part made through local dealers and government sponsored Community Care Access Centre’s (CCAC) agencies.

        In May 2005, we entered into a five year agreement with a Canadian company to serve as the exclusive distributor of our products in Canada. The distributor maintains strategically located distribution centers and over 40 sales representatives throughout Canada. We believe the agreement provides better service to our customers throughout Canada and greater opportunity for sales growth.

Other Foreign Markets

        Our products are sold throughout the rest of the world through various licensing and distribution agreements. Foreign sales are made principally to Europe and Latin America. Sales made to other foreign markets totaled $2,743,388 in 2008 and $1,692,130 in 2007.

Competition

        The wound and skin care sectors of the medical products industry are characterized by rapidly evolving technology and intense competition. Many suppliers of competing products are considerably larger and have much greater resources than us. In addition, many specialized products companies have formed collaborations with large, established companies to support research, development and commercialization of wound and skin care products which may be competitive with ours. Academic institutions, government agencies and other public and private research organizations are also conducting research activities and may commercialize wound and skin care products on their own or through joint ventures.

        In the United States, our basic wound care products compete in a commodity oriented marketplace with Covidien, Medical Action and a number of others. In the advanced wound care products marketplace, we compete principally with Convatec, Smith & Nephew, MoInlycke and Systagenix (formerly Johnson & Johnson’s wound care division) and Johnson & Johnson. The market for wound closure strips and catheter fasteners is characterized by a wide range of generic competition. The most dominant competitor in the suture strip market is 3M. Our skin care products compete in a commodity oriented marketplace with Medline, Provon and a number of others.

        In Canada, our basic wound care products compete in a commodity-oriented marketplace with Covidien, Medicom, Medical Mart, and a number of others. In the advanced wound care products marketplace, we compete principally with the same competitors as we compete with in the United States together with a number of domestic generic companies.

        Our ability to remain competitive is based on our ability to provide our customers with a broad range of quality products at a competitive price with superior customer service. The prospective ability to develop cost effectively and/or acquire and commercialize new products that provide superior value is an integral component of our ability to stay competitive. We believe that the breadth and quality of our existing product lines, the infrastructure in place to cost effectively source and market our products and the skill and dedication of our employees will allow us to successfully compete.

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Product Sourcing

        We lease manufacturing and warehousing facilities in Toronto, Canada, and Nantong, China, and employ contract manufacturers in Mexico City, Mexico, and ZhongShan, China. Approximately 60% of our products are manufactured at these four locations. The remaining 40% of our products are manufactured by third party manufacturers in China and other countries.

        Our four manufacturing facilities are monitored and controlled by our management and quality control teams. These teams oversee product production. Most of the equipment in these facilities is owned by us and used exclusively by us.

        Our 76,399 square foot facility in Toronto manufactures our line of basic and advanced wound care and wound closure-specialty securement device products. This facility has the capability of liquid packaging, blister/vacuum packaging, impregnation, die-cutting and steam sterilization. We also have research and development laboratories on site. The Toronto facility is ISO 13485:2003, ISO 9001:2000, and Directive 93/42/EEC certified and SGS registered.

        Our 11,388 square foot facility in Nantong manufactures our line of basic and some advanced wound care products. This facility is primarily designed for production of high-quality and specialty products. The quality control team at Nantong has the responsibility to oversee and inspect all products produced in China for us. The Nantong facility is ISO 9002 certified and TUV registered.

        Both our Mexico City and ZhongShan facilities manufacture adhesive bandages and related first aid products. The Mexico City facility is ISO 9001:2000 and ISO 13485:2004 certified and Aenor IQNET registered. The ZhongShan facility is ISO 13485:2003 certified and NQA registered.

        A number of basic and advanced wound care products are sourced in semi-finished and finished form directly from suppliers. Derma Sciences Canada also serves in a distributor capacity (sourcing finished products directly from suppliers) for a number of medical device products in Canada.

        We maintain a long-standing network of suppliers for our outsourced products. The majority of our outsourced products utilize readily available components. Accordingly, there are numerous companies capable of manufacturing these products to applicable regulatory standards. Given the availability of other suppliers, as well as our policy regarding maintenance of adequate safety stock levels, we do not believe that a temporary interruption in supply or loss of one or more of our suppliers would have a long-term detrimental impact on our operations.

        We require that all of our suppliers conform to the standards set forth in the Good Manufacturing Practice (“GMP”) regulations promulgated by the United States FDA and local health agencies.

Patents, Trademarks, Proprietary and Non-Proprietary Technology

        We own or license the following trademarks: Derma Sciences, Dermagran, American White Cross, Dumex, Medihoney, Algicell, Xtrasorb, TCC-EZ, Mobility1 and Bioguard. In addition, we own or license over fifty United States patents, corresponding foreign patents and patent applications. Our patents expire between 2018 and 2020. Most of our patents relate to our DSC127 technology and are held under a license agreement of indefinite duration. License agreements relative to our Bioguard and Medihoney technologies currently expire in June, 2014 and October, 2012, respectively. However, we expect that these license agreements will be renewed. We also have a number of non-patented formulations and process technologies that, together with the aforementioned patents, provide competitive advantages in the marketplace.

        We believe our patents, proprietary and non-proprietary technology afford us reasonable protection against the unauthorized copying of the technology embodied in the subject products. However, the specific means whereby these products promote wound healing and skin care are unknown and the chemical and biological processes bearing upon wound healing and skin care are highly complex and subject to a wide variety of influences and stimuli. As such, it is possible that competitors will develop products equal, or superior, to ours without infringing upon our intellectual property.

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        Patent law relating to the scope of claims with respect to wound care products is still evolving and our patent rights are subject to uncertainty. Furthermore, the existence of patent rights does not provide absolute assurance against infringement of these rights. The prosecution and defense of patent claims is both costly and time consuming, regardless of the outcome.

        An important component of our growth strategy is to acquire, by purchase or license, both proprietary and non-proprietary wound and skin care technology. There can be no assurance that we will be able to obtain such technology on acceptable terms, if at all. Future inability to acquire or license wound and skin care technology could have a material adverse effect on our business.

Government Regulation

United States —Scope of Regulation

        Agencies

        The manufacture, distribution and advertising of our products are subject to regulation by numerous federal and state governmental agencies in the United States. The United States Food and Drug Administration (“FDA”) is responsible for enforcement of the Federal Food, Drug and Cosmetic Act, as amended, (“FDC Act”) which regulates drugs and devices manufactured and distributed in interstate commerce. Many of our products are classified either as over-the-counter drugs or medical devices pursuant to the FDC Act. The Federal Trade Commission (“FTC”) administers the Federal Trade Commission Act (“FTC Act”) which regulates the advertising of products including over-the-counter drugs and devices. All states have individual laws analagous to the FDC Act and the FTC Act.

        Medical Devices

        The FDC Act requires that all devices for human use marketed in the United States prior to May 28, 1976 (“Pre-amendment Devices”) be classified by the FDA, based on recommendations of expert panels, into one of three regulatory classes. Class I products are subject only to the general controls which apply to all devices, irrespective of class. General controls include the registration of manufacturers, record-keeping requirements, labeling requirements, and Good Manufacturing Practice (“GMP”) regulations.

        Class II devices are those for which general controls are not sufficient to ensure safety and effectiveness, and for which enough information exists to develop a standard. These devices are required to meet performance standards established by the FDA. Performance standards may specify materials, construction components, ingredients, labeling and other properties of the device. A standard may also provide for the testing of devices to ensure that different lots of individual products conform to the requirements.

        The most restrictive controls are applied to devices placed in Class III. Class III devices are required to have FDA approval for safety and effectiveness before they can be marketed unless the FDA determines that pre-market approval is not necessary. Pre-market approval necessitates the compilation of extensive safety and effectiveness data which is normally expensive to compile. Approval of Class III devices may require several years.

        Devices marketed after May 28, 1976 are considered to be one of two kinds: those that are and those that are not substantially the same as a Pre-amendment Device. Those that are substantially equivalent to a Pre-amendment Device are given the same classification as the equivalent Pre-amendment Device. New devices which are not substantially equivalent to Pre-amendment Devices are automatically placed in Class III thereby requiring pre-market approval.

        All manufacturers are required to give the FDA ninety days notice before they can introduce a device on the market. During the ninety-day period, the FDA will determine whether the device is or is not substantially equivalent to a Pre-amendment Device. If the FDA determines that the device is not substantially equivalent to a Pre-amendment Device, it is automatically placed in Class III and the manufacturer will have to provide the FDA with a Premarket Approval Application (“PMA”) containing evidence that the device is safe and effective before the device may be

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commercially distributed to the public. However, the manufacturer may request that the FDA reclassify the device by filing a reclassification petition.

        All of the devices currently marketed by us, with the exceptions of Sterile Water and Sterile Saline, have been found by the FDA to be substantially equivalent to a Pre-amendment Device and are, therefore, classified in Class I. Sterile Water and Sterile Saline are classified in Class II and meet the performance standards established by the FDA. Algicell Ag Dressings with antimicrobial silver and Medihoney Wound & Burn Dressings with Active Leptospermum Honey are unclassified. We and our principal suppliers with respect to products sold to us operate in accordance with GMP.

        Over-the-Counter Drugs

        Prescription drugs may be dispensed only on the prescription of a licensed practitioner and must be labeled: “Caution: Federal law prohibits dispensing without prescription.” In general, a drug is restricted to the prescription class if it is not safe for use except under professional supervision. All drugs having characteristics that do not require prescription dispensing are considered to be over-the-counter (“OTC”) drugs.

        In 1972, the FDA began a comprehensive review of the safety, efficacy and labeling of all OTC drugs for the purpose of establishing the conditions under which such drugs could be generally recognized as safe, effective and not misbranded. To facilitate the review, these drug products were grouped into therapeutic classes and advisory panels were established to review each class. The panels completed their review in 1983 and it remains for the FDA to complete the rulemaking process.

        On the basis of the recommendations submitted by the panels, the FDA issues monographs setting forth the conditions under which OTC drugs in each class are deemed to be generally recognized as safe, effective and not misbranded. Generally, the administrative process includes the publication of a “Preliminary,” “Tentative Final” and “Final Monograph.” During the rulemaking process, products are placed into one of three categories describing whether a drug is deemed to be generally recognized as safe and effective and not misbranded (Category I), to be not generally recognized as safe and effective or misbranded (Category II) or to lack sufficient data for categorization (Category III). Products that do not comply with general OTC regulations or an applicable Final Monograph are subject to regulatory action. Any OTC drug not in compliance with the content and labeling requirements of a Final Monograph is subject to regulatory action unless it is the subject of an approved new drug application. The FDA has issued a Compliance Policy Guide in which it determined that it would not pursue regulatory action against OTC drugs prior to the adoption of a final regulation unless failure to do so presents a potential public health hazard. We believe all of the OTC products currently marketed by us have been deemed to be generally recognized as safe and effective and not misbranded.

Canada – Scope of Regulation

        Medical Devices

        The Medical Devices Regulations have been established under the authority of the Food and Drugs Act and apply to all medical devices imported and sold in Canada. The Medical Devices Bureau of the Therapeutic Products Directorate is the national authority that monitors and evaluates the safety, effectiveness and quality of diagnostic and therapeutic medical devices in Canada.

        On July 1, 1998 the Medical Devices Regulations set forth the requirements governing the sale, importation and advertisement of medical devices in Canada. Regulatory scrutiny is applied in these areas based on risk management principles that classify medical devices into four classes, with Class I representing the lowest risk and Class IV the highest.

        Every medical device imported or sold in Canada, with the exception of Class I medical devices, is required to be licensed prior to being imported or sold. A device license will be issued to the manufacturer of a device if it is determined that the device meets applicable safety and effectiveness requirements. Although Class I devices do not require a license, they are monitored through Establishment Licenses. An Establishment License permits importers, distributors and manufacturers of Class I devices to operate in Canada without using a licensed importer.

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        As of January 1, 2003, manufacturers of Class II, III and IV devices are required to have a quality system registered to ISO 13485 or ISO 13488 by a registrar recognized by Health Canada. Proof of registration must be submitted with any new license application after January 1, 2003 and with the renewal of existing licenses after November 1, 2003.

        Drugs

        The Health Products and Food Branch Inspectorate of Health Canada regulates drugs and the processes used to manufacture drugs. A Drug Establishment License is required for activities such as fabrication, packaging/labeling, importation, distribution, wholesale and testing. Derma Canada last underwent an inspection by the Health Products and Food Branch Inspectorate in August 2007 which occasioned the renewal and subsequent annual renewal of its Drug Establishment License.

        Once a drug has been approved, the Therapeutic Products Directorate issues a DIN (Drug Identification Number) which permits the manufacturer to market the drug in Canada. A DIN lets the user know that the product has undergone and passed a review of its formulation, labeling and instructions for use.

Registration and Status of Derma Canada Products Sold in United States

        Derma Canada has passed inspection by the FDA.

Other Foreign Regulatory Authorities

        Whether or not FDA approval has been obtained, approval of medical drugs and devices by regulatory authorities in foreign countries must be obtained prior to marketing drugs and devices in such countries. The requirements governing the conduct of clinical trials and product approval vary widely from country to country and the time required for approval may be longer or shorter than that required for FDA approval. Although there are procedures for unified filings for certain European countries, most countries currently maintain their own product approval procedures and requirements.

Other Regulatory Requirements

        In addition to the regulatory framework for product approvals, we are subject to regulation under state and federal law, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other present and future local, state, federal and foreign regulation.

        We are also subject to federal, state and foreign laws and regulations adopted for the protection of the environment and the health and safety of employees. Management believes that we are in compliance with all such laws, regulations and standards currently in effect and that the cost of compliance with such laws, regulations and standards will not have a material adverse effect on us.

Third Party Reimbursement in the United States

        In the United States, we sell our wound care products to nursing homes, hospitals, home healthcare agencies, retail and “closed door” pharmacies and similar institutions. The patients at these institutions for whose care our products are purchased often are covered by medical insurance. Accordingly, our customers routinely seek reimbursement for the cost of our wound care products from third party payors such as Medicare, Medicaid, health maintenance organizations and private insurers. The availability of reimbursement from such third party payors is a factor in our sales of wound care products.

        Medicaid is a federally funded program administered by the states. Medicaid insurance is available to individuals who have no Medicare or private health insurance or to individuals who have exhausted their Medicare benefits. Included in the Medicaid insurance coverage are in-patient stays in long term care facilities, hospitalization and drugs.

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        Medicare is a federally funded program administered by private insurance companies. Medicare insurance generally is available to individuals who have paid social security taxes and are over the age of 65 years. Several of our wound care and fixation products are eligible for Medicare reimbursement.

        Federal and state governments, as well as private insurers, will continue their pursuit of programs designed to control or reduce the cost of health care. These cost cutting measures may include reductions in reimbursements and/or increases in mandatory rebates for wound care products. As such, there is uncertainty as to whether, and to what extent, reimbursements for our products will continue to be available.

Employees

        We maintained 161 full-time and 13 part-time employees at September 30, 2009. Of these employees, 65 are located in the United States, 69 in Canada and 40 in China. We consider our employee relations to be satisfactory.

DESCRIPTION OF PROPERTY

        Our headquarters are located in Princeton, New Jersey. In addition to the lease relative to our headquarters, we have entered into leases for manufacturing, warehousing and distribution facilities. Our facilities, locations, size, monthly rent and lease expirations are set forth in the table below:

Location	Use	Square Footage	Base Monthly Rent	Lease Expiration

Princeton, New Jersey	Headquarters	8,024	$19,726	July, 2012
Fenton, Missouri	Warehouse	42,400	$21,604	March, 2011
Houston, Texas	Warehouse	52,770	$18,206	March, 2012
Toronto, Canada	Manufacturing, Warehouse & Offices	76,399	$32,115	August, 2012
Nantong, China	Manufacturing & Offices	11,388	$ 1,546	December, 2013

        We believe that our facilities are adequate to meet our office, manufacturing and distribution requirements for the foreseeable future.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information about our executive officers and directors:

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Name	Age	Position(s)

Edward J. Quilty	58	Chairman of the Board, President and Chief Executive Officer
John E. Yetter, CPA	56	Vice President and Chief Financial Officer
Robert C. Cole	56	Executive Vice President - Sales
Frederic Eigner	59	Executive Vice President of Operations and General Manager, Derma Sciences Canada Inc.
Barry J. Wolfenson	42	Vice President - Marketing and Business Development
Daniel Rivest	42	Executive Vice President - First Aid Products and President, Derma First Aid Products, Inc.
Srini Conjeevaram (1)	50	Director, Managing Director of SC Capital Management, LLC
Stephen T. Wills, CPA, MST (2)	52	Lead Director, Executive Vice President - Operations and Chief Financial Officer of Palatin Technologies, Inc.
James T. O'Brien (3)(4)	70	Director, Consultant to the pharmaceutical industry
C. Richard Stafford, Esq. (4)	73	Director, Consultant to the pharmaceutical industry
Richard J. Keim (1)	73	Director, Managing Director of Kensington Management Group, LLC
Robert G. Moussa (5)	62	Director, President and Chief Executive Officer of Dilon Technologies, Inc.
Bruce F. Wesson (1)	66	Vice Lead Director, President of Galen Associates

_________________
(1)    Member audit committee.
(2)    Chairman audit committee.
(3)    Chairman nominating - corporate governance committee.
(4)    Member compensation committee.
(5)    Chairman compensation committee
(6)    Member nominating - corporate governance committee.

        Executive officers are elected by, and serve at the discretion of, our board of directors.

        All directors, with the exception of Edward J. Quilty, are "independent" as defined in NASDAQ Marketplace Rule 5605(a)(2). The term of office of each person elected as director will continue until our next annual meeting of shareholders or until his successor has been elected and qualifies.

        Edward J. Quilty has served as our Chief Executive Officer since November, 1996, Chairman of the Board since May, 1996 and as a director since March, 1996. Mr. Quilty was the Chairman of the Board of Palatin Technologies, Inc., a publicly traded biopharmaceutical company specializing in peptide drug design for diagnostic and therapeutic agents, from November, 1995 until May, 2000. During the period November, 1996 through May, 2000 Mr. Quilty held the Chief Executive Officer positions at both Derma Sciences and Palatin Technologies, Inc. From July, 1994 through November, 1995, he was President and Chief Executive Officer of MedChem Products, Inc., a publicly traded developer and manufacturer of specialty medical products which was acquired by C. R. Bard in November, 1995. From March, 1992 through July, 1994 Mr. Quilty served as President and Chief Executive Officer of Life Medical Sciences, Inc., a publicly traded developer and manufacturer of specialty medical products including wound healing agents. The assets of Life Medical Sciences were purchased by MedChem Products, Inc. During the period January, 1987 through September, 1991 Mr. Quilty served as Vice President - Sales and Marketing and later as Executive Vice President (in which capacity he shared the office of the President) with McGaw Laboratories, a pharmaceutical and medical device company. Previously, he served from 1974 in a variety of sales, marketing and management positions with Baxter/American Hospital Supply Corporation. Mr. Quilty has over 30 years of experience in the healthcare industry primarily in strategic planning, management and sales and marketing. Mr. Quilty is director of the MedTech Group, a privately held medical products company. He earned a Bachelor of Science degree from Missouri State University, Springfield, Missouri in 1973 and a Master of Business Administration degree from Ohio University, Athens, Ohio in 1987.

        John E. Yetter, CPA has served as our Vice President and Chief Financial Officer since August, 2000. Prior to joining us, Mr. Yetter held a variety of senior financial positions with Bristol-Myers Squibb Company. Before his

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association with Bristol-Myers Squibb, he held several supervisory financial positions with Cooper Industries, Inc., Price Waterhouse and Hulse Manufacturing Company. Mr. Yetter is a member of the American Institute of Certified Public Accountants and the New York Society of Certified Public Accountants. He earned a Bachelor of Science in Accounting, magna cum laude, from Boston College School of Management, Boston, Massachusetts in 1975.

        Robert C. Cole has served as our Executive Vice President for Sales since May, 2006. Previously, he served as our Vice President - Sales and Marketing since January, 2003. Prior to joining us, Mr. Cole held a variety of executive sales positions with B. Braun Medical and predecessor firms beginning in 1974, most recently as Vice President, Sales, Eastern Zone. Mr. Cole earned his Bachelor of Science degree in Biology, cum laude, from St. Vincent's College, Latrobe, Pennsylvania, in 1974.

        Frederic Eigner has served as our Executive Vice President for Operations and General Manager of our Canadian subsidiary, Derma Sciences Canada Inc., since March, 2005. Previously he served as Vice President for Operations of Derma Sciences Canada Inc. since August, 2002. Prior to its acquisition by us, he held several positions with Dumex Medical Inc. during the period 1992 until August of 2002, most recently as Executive Vice President. Prior to his association with Dumex Medical, Mr. Eigner held a variety of executive manufacturing positions with The Kendall Company during the period 1980 through 1992, most recently as Director of Manufacturing. He earned a Bachelor of Science degree in Industrial Engineering from the High Technical School of Kranj, Slovenia, in 1975, a Master of Science in Chemical Engineering from the University of Maribor, Slovenia, in 1980, and a Master of Business Administration from the University of Toronto, Ontario, Canada, in 2000.

        Barry J. Wolfenson currently serves as our Vice President for Marketing and Business Development. Previously, he served as our Director of Marketing during the period February 2004 through February 2006. Prior to joining us, Mr. Wolfenson held a variety of sales and marketing positions with Bristol-Myers Squibb beginning in 2001, most recently as Marketing Manager with the Bristol-Myers Squibb Conva-Tec division. Before his association with Bristol-Myers Squibb, he operated a successful entrepreneurial venture and served as an account executive with Anderson Consulting. Mr. Wolfenson earned a Bachelor of Science in Economics from Franklin and Marshall College, Lancaster, Pennsylvania, in 1989 and a Master of Business Administration, cum laude (Phi Beta Kappa) from the University of Michigan, Ann Arbor, Michigan, in 2001.

        Daniel Rivest has served as our Executive Vice President for First Aid Products and President of our subsidiary, Derma First Aid Products, Inc., since November 2007. Prior to his association with us, Mr. Rivest served since January 2007 as the President of the first aid division of NutraMax Products, Inc., a position he held until our acquisition of NutraMax. During the period August 2004 through December 2006, he held high level executive positions, most recently President and Chief Operating Officer, at SM Medical, a privately held manufacturer of wound care products. Mr. Rivest owned and served as the chief executive of several private manufacturing operations from 1993 to 2004. During the period 1990 to 1993, he served as general manager of Trexar Financial Corp.

        Srini Conjeevaram has served as a director of Derma Sciences since May, 1998. Mr. Conjeevaram is Managing Director of SC Capital Management, LLC pursuing venture capital opportunities in healthcare. Mr. Conjeevaram is also the general partner of venture capital funds with investments in several privately-held medical device companies. From 1991 through March 2006, he was with Galen Associates, a healthcare venture capital firm, becoming a General Partner in 1996. Prior to his affiliation with Galen Associates, he was an Associate in Corporate Finance at Smith Barney from 1989 to 1990 and a Senior Project Engineer for General Motors Corporation from 1982 to 1987. Mr. Conjeevaram serves as a director of Acumen Medical, Inc., a firm engaged in providing novel mechanisms for the delivery of therapy to the heart. He earned a Bachelor of Science degree in Mechanical Engineering from Chennai University, Chennai, India, a Master of Science degree in Mechanical Engineering from Stanford University, Stanford, California, and a Master of Business Administration from Indiana University, Bloomington, Indiana.

        Stephen T. Wills, CPA, MST has served as lead director and a director of Derma Sciences since July, 2008 and May, 2000, respectively. He also served as our Chief Financial Officer from July, 1997 and Vice President from November, 1997 until his resignation from these positions in July, 2000. Mr. Wills currently serves as Executive Vice President - Operations and Chief Financial Officer of Palatin Technologies, Inc., a publicly traded biopharmaceutical company. Mr. Wills serves on the board of directors of U.S. Helicopter, Inc. as chairman of the audit committee and a member of the compensation committee. Mr. Wills is a member of the American Institute of Certified Public

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Accountants, New Jersey Society of Certified Public Accountants and Pennsylvania Institute of Certified Public Accountants. He earned a Bachelor of Science degree in Accounting from West Chester University, West Chester, Pennsylvania in 1979 and a Master of Science in Taxation from Temple University, Philadelphia, Pennsylvania in 1994.

        James T. O'Brien has served as a director of Derma Sciences since May, 2001. He currently serves as a consultant to the pharmaceutical and healthcare industries. Most recently, he served as President of O'Brien Marketing & Communications. Previously, Mr. O'Brien served from 1989 to 1991 as President and Chief Operating Officer for Elan Corporation (NYSE: ELN), a multi-national medical products and pharmaceutical company. In 1986, Mr. O'Brien founded O'Brien Pharmaceuticals and served as its President and Chief Executive Officer until the acquisition of this company by Elan Corporation. During the period 1980 to 1986, Mr. O'Brien held several division presidencies with the Revlon Health Care Group. Prior to his association with Revlon, he served for seventeen years with Sandoz Pharmaceuticals, Inc., most recently as Vice President of U.S. Marketing and Sales. Mr. O'Brien serves as chairman of the board of directors of Benedictine College. He earned a Bachelor of Science in Business Administration from Benedictine College, Atchison, Kansas, in 1960 and attended the Harvard University Advanced Management Program in 1974.

        C. Richard Stafford, Esq. has served as a director of Derma Sciences since May, 2002. Mr. Stafford is a consultant to the pharmaceutical industry. Previously, he was Vice President for Corporate Development and a member of the operating committee of Carter-Wallace, Inc., a multinational manufacturer of pharmaceutical, toiletry and diagnostic products. Prior to joining Carter-Wallace, Inc. in 1977, Mr. Stafford was President of Caithness Corporation, a natural resources development firm, and an adjunct professor of law at New York Law School. Mr. Stafford earned his Bachelor of Arts, cum laude, from Harvard College, his Bachelor of Laws from Harvard Law School and his Master of Laws from New York University Law School.

        Richard J. Keim has served as a director of Derma Sciences since May, 2002 and serves as a consultant to various industries. He is a founder and Managing Director of Kensington Management Group, LLC, a portfolio manager with assets in excess of $70 million. Prior to organizing Kensington in 1986, Mr. Keim founded and served as Executive Vice President of the Buckingham Research Group Incorporated, a registered broker-dealer, from 1982 through 1993 and Executive Vice President and Chief Investment Officer of Buckingham Capital Management from 1985 until 1993. Mr. Keim received his Bachelor of Arts in Business Administration from the University of Wisconsin and his Master of Business Administration from the University of Chicago. He is a Senior Security Analyst, a Chartered Financial Analyst and a member of the New York Society of Security Analysts and the Financial Analyst Federation.

        Robert G. Moussa has served as a director of Derma Sciences since May, 2005. Mr. Moussa is the Chairman, President and Chief Executive Officer of Dilon Technologies, Inc., makers of a gamma imaging system for early breast cancer detection, a position he has held since February, 2008. Before joining Dilon Technologies, Inc., Mr. Moussa served as President and Chief Executive Officer of Robert Moussa & Associates, a consulting firm serving the pharmaceutical, biotechnology and healthcare industries. Prior to founding this firm, he served in a variety of executive positions with Mallinckrodt, Inc., St. Louis, Missouri, a $2.4 billion healthcare and chemical company. Mr. Moussa's most recent assignment at Mallinckrodt was President - International, a position he held from 1995 through 1997. Previously he served from 1992 to 1996 as President and Chief Executive Officer of Mallinckrodt Medical, Inc., Mallinckrodt's largest business unit with over one billion dollars in revenues. Before joining Mallinckrodt Medical, Mr. Moussa served during the period 1978 through 1992 as Mallinckrodt, Inc.'s Group Vice President - International Medical Products, Vice President and General Manager - Medical Products Europe, General Manager - Critical Care, Director of Business Operations and General Sales Manager. Prior to joining Mallinckrodt, Mr. Moussa held a number of positions during the period 1969 through 1976 with Sherwood Medical, United Kingdom, most recently as Director of Marketing. Mr. Moussa received his Baccalaureate from the College du Sacre-Coeur, Beirut, Lebanon, in 1966 and his Bachelor of Science in Business Administration from Ealing University, London, England, in 1969. He has also completed executive seminars at the University of California at Berkeley, the Aspen Institute, the Wharton Executive School and the Center for Creative Leadership.

        Bruce F. Wesson has served as vice lead director and a director of Derma Sciences since July, 2008 and May, 2006, respectively. He presently serves as President of Galen Associates, a health care venture capital firm with

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which he has been associated since 1991. Prior to joining Galen, Mr. Wesson served for over twenty three years with the Corporate Finance Division of Smith Barney, most recently as Senior Vice President and Managing Director. During his tenure at Smith Barney, Mr. Wesson chaired Smith Barney's Valuation and Opinion Committee in which capacity he maintained responsibility for the firm's valuations and fairness opinions. Mr. Wesson serves as a director of Chemtura Corporation, QMED, Acura Pharmaceuticals, Inc. and several of Galen Associate's portfolio companies. Mr. Wesson earned a Bachelor of Arts degree from Colgate University, Hamilton, New York, in 1964 and a Master of Business Administration degree from Columbia University, New York, New York, in 1967.

Board Committees

Audit Committee

        We maintain an Audit Committee that is currently composed of Stephen T. Wills, CPA, MST, Chairman, Srini Conjeevaram, Bruce F. Wesson and Richard J. Keim. Messrs. Wills, Conjeevaram, Wesson and Keim are considered to be “independent” as defined in Nasdaq Marketplace Rule 5605(a)(2). The Audit Committee reviews the results and scope of the audit and the financial recommendations provided by our independent registered public accounting firm. The Audit Committee operates under a written charter a copy of which may be viewed on our website at http://www.ir.dermasciences.com/governance. The Audit Committee held five meetings in 2008. Details relative to the Audit Committee’s financial expert, together with the Audit Committee Report, are set forth below under the heading Additional Information.

Compensation Committee

        We maintain a Compensation Committee that is currently composed of Robert G. Moussa, Chairman, Stephen T. Wills, CPA, MST, C. Richard Stafford, Esq. and James T. O’Brien. Messrs. Moussa, Wills, Stafford and O’Brien are considered to be “independent” as defined in Nasdaq Marketplace Rule 5605(a)(2). The Compensation Committee reviews the compensation of management and recommends to the Board of Directors the amounts and types of cash and equity incentives to be offered to management. The Compensation Committee operates under a written charter a copy of which may be viewed on our website at http://www.ir.dermasciences.com/governance. The Compensation Committee held four meetings in 2008. The Compensation Committee Report is set forth below under the heading Additional Information.

Nominating and Corporate Governance Committee

        We maintain a Nominating and Corporate Governance Committee that is currently composed of James T. O’Brien, Chairman, C. Richard Stafford, Esq., Robert G. Moussa and Richard J. Keim. Messrs. Stafford, O’Brien, Moussa and Keim are considered to be “independent” as defined in Nasdaq Marketplace Rule 5605(a)(2). The Nominating and Corporate Governance Committee reviews the qualifications of prospective directors for consideration by the Board of Directors as management’s nominees for directors. The Nominating and Corporate Governance Committee operates under a written charter a copy of which may be viewed on our website at http://www.ir.dermasciences.com/governance. The Nominating and Corporate Governance Committee held one meeting in 2008.

        We will consider nominations for directors submitted by shareholders. Shareholder nominations for election to the Board of Directors must be made by written notification received by us not later than sixty days prior to the next annual meeting of shareholders. Such notification shall contain, at a minimum, the following information:

1.	The name and residential address of the proposed nominee and of each notifying shareholder;

2.	The principal occupation of the proposed nominee;

3.	A representation that the notifying shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

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4.	The total number of our shares owned by the notifying shareholder;

5.

A description of all arrangements or understandings between the notifying shareholder and the proposed nominee and any other person or persons pursuant to which the nomination is to be made by the notifying shareholder;

6.	Any other information regarding the nominee that would be required to be included in a proxy statement filed with the SEC; and

7.	The consent of the nominee to serve as one of our directors, if elected.

        The Nominating and Corporate Governance Committee will return, without consideration, any notice of proposed nomination which does not contain the foregoing information.

        The Nominating and Corporate Governance Committee has not established specific criteria or minimum qualifications that must be met by committee-nominated or shareholder-nominated nominees for director. Regardless of the source of a given nominee’s nomination, the Nominating and Corporate Governance Committee evaluates each nominee based solely upon his/her educational attainments, relevant experience and professional stature. The Nominating and Corporate Governance Committee primarily seeks nominations for director from institutional security holders, members of the investment banking community and current directors.

EXECUTIVE COMPENSATION

        Descriptions of our executives' and directors' compensation arrangements set forth in this section of the prospectus do not give effect to our contemplated reverse stock split.

Executive Employment Arrangements

        The following discussion and table relates to compensation arrangements on behalf of, and compensation paid by our Company to, Edward J. Quilty, our Chief Executive Officer, John E. Yetter, CPA, our Chief Financial Officer, Robert C. Cole, our Executive Vice President for Sales, Frederic Eigner, our Executive Vice President for Operations and General Manager of Derma Sciences Canada Inc., Barry J. Wolfenson, our Vice President for Marketing and Business Development, and Daniel Rivest, our Executive Vice President for First Aid Products and President of our first aid division:

Edward J. Quilty

        We employ Edward J. Quilty, our Chairman, President and Chief Executive Officer, pursuant to a one-year employment agreement, renewed effective March 1, 2009, providing for base compensation in the amount of $357,000 per year, effective January 1, 2008, and incentive compensation in the discretion of our board of directors. The agreement further provides for the payment of severance compensation in the amount of one-year's base salary ($357,000) upon our failure to renew the agreement for successive one-year terms or for termination of Mr. Quilty's employment other than "for cause". In addition, upon a change in control of us, Mr. Quilty may, within six-months of the change in control, tender his resignation and receive severance compensation equal to one year's base salary. For this purpose, "change of control" is defined as a greater than 50% change in ownership of our voting securities in a single transaction or series of related transactions.

John E. Yetter, CPA

        We employ John E. Yetter, CPA, our Vice President and Chief Financial Officer, pursuant to a one-year employment agreement, renewed effective March 1, 2009, providing for base compensation in the amount of $225,750 per year, effective January 1, 2008, and incentive compensation in the discretion of our board of directors. The agreement further provides for the payment of severance compensation in the amount of six months' base salary ($112,875) upon our failure to renew the agreement for successive one-year terms or for termination of Mr. Yetter's employment other than "for cause". In addition, upon a change in control of us, Mr. Yetter may, within six months of the change in control, tender his resignation and receive severance compensation equal to six months' base salary. For

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this purpose, "change of control" is defined as a greater than 50% change in ownership of our voting securities in a single transaction or series of related transactions.

Robert C. Cole

        We employ Robert C. Cole, our Executive Vice President for Sales, pursuant to a one-year employment agreement, renewed effective March 1, 2009, providing for base compensation in the amount of $204,750 per year, effective January 1, 2008, and incentive compensation in the discretion of our board of directors. The agreement further provides for the payment of severance compensation in the amount of six months' base salary ($102,375) upon our failure to renew the agreement for successive one-year terms or for termination of Mr. Cole's employment other than "for cause". In addition, upon a change in control of us, Mr. Cole may, within six months of the change in control, tender his resignation and receive severance compensation equal to six months' base salary. For this purpose, "change of control" is defined as a greater than 50% change in ownership of our voting securities in a single transaction or series of related transactions.

Frederic Eigner

        We employ Frederic Eigner, our Vice President and Executive Vice President - Operations and General Manager of Derma Sciences Canada Inc., pursuant to a one-year employment agreement, renewed effective March 1, 2009, providing for base compensation in the amount of C$229,215 per year, effective January 1, 2008, and incentive compensation in the discretion of our board of directors. The agreement further provides for the payment of severance compensation in the amount of the greater of six months' base salary (C$114,607.50) or the amount specified by the laws of Ontario, Canada, upon our failure to renew the agreement for successive one-year terms or for termination of Mr. Eigner's employment other than "for cause". We estimate that severance compensation required to be paid under the laws of Ontario, Canada, would be in the range of six to eighteen months' base salary (C$114,607.50 - C$343,822.50). In addition, upon a change in control of us, Mr. Eigner may, within six months of the change in control, tender his resignation and receive severance compensation equal to six months' base salary. For this purpose, "change of control" is defined as a greater than 50% change in ownership of our voting securities in a single transaction or series of related transactions.

Barry J. Wolfenson

        We employ Barry J. Wolfenson, our Vice President for Marketing and Business Development, pursuant to a one-year employment agreement, renewed effective March 1, 2009, providing for base compensation in the amount of $178,000 per year, effective January 1, 2008, and incentive compensation in the discretion of our board of directors. The agreement further provides for the payment of severance compensation in the amount of six months' base salary ($89,000) upon our failure to renew the agreement for successive one-year terms or for termination of Mr. Wolfenson's employment other than "for cause". In addition, upon a change in control of us, Mr. Wolfenson may, within six months of the change in control, tender his resignation and receive severance compensation equal to six months' base salary. For this purpose, "change of control" is defined as a greater than 50% change in ownership of our voting securities in a single transaction or series of related transactions.

Daniel Rivest

        We employ Daniel Rivest, our Executive Vice President for First Aid Products and President of its first aid division, pursuant to a one-year employment agreement, renewed effective March 1, 2009, providing for base compensation in the amount of $196,000 per year, effective January 1, 2008, and incentive compensation in the discretion of our board of directors. The agreement further provides for the payment of severance compensation in the amount of six months' base salary ($98,000) upon our failure to renew the agreement for successive one-year terms or for termination of Mr. Rivest's employment other than "for cause". In addition, upon a change in control of us, Mr. Rivest may, within six months of the change in control, tender his resignation and receive severance compensation equal to six months' base salary. For this purpose, "change of control" is defined as a greater than 50% change in ownership of our voting securities in a single transaction or series of related transactions.

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Summary Compensation Table

        The following table sets forth information regarding all forms of compensation received by the named executive officers during the years ended December 31, 2008, 2007 and 2006:

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation	Total

Edward J. Quilty	2008	$357,000	$ -	$ -	$8,705 (1)	$365,705
Chairman and	2007	$340,000	$120,000	$291,000	$11,495 (2)	$762,495
Chief Executive Officer	2006	$315,000	$120,000	$105,000	$11,495 (2)	$551,495

John E. Yetter, CPA	2008	$225,750	$ -	$ -	$2,312 (3)	$228,062
Vice President and	2007	$215,000	$ 40,000	$145,500	$6,450 (3)	$406,950
Chief Financial Officer	2006	$204,750	$ 50,000	$ 52,500	$6,143 (3)	$313,393

Robert C. Cole	2008	$204,750	$ -	$ -	$9,555 (4)	$214,305
Executive Vice President -	2007	$195,000	$ 35,000	$145,500	$12,331 (5)	$387,831
Sales	2006	$180,000	$ 50,000	$ 52,500	$12,735 (6)	$295,235

Frederic Eigner	2008	$214,802	$ -	$ -	$7,459 (7)	$222,261
Executive Vice President -	2007	$203,221	$ 40,000	$145,500	$7,010 (8)	$395,731
Operations and General	2006	$154,231	$ 50,000	$ 52,500	$5,557 (9)	$262,288
Manager, Derma Sciences
Canada Inc.

Barry J. Wolfenson	2008	$178,500	$ -	$ -	$3,300 (3)	$181,800
Vice President -	2007	$170,000	$ 45,000	$145,500	$4,463 (3)	$364,963
Marketing and Business	2006	$141,917	$ 50,000	$ 52,500	$4,257 (3)	$248,674
Development

Daniel Rivest	2008	$190,506	$ -	$ -	$ -	$190,506
President - First Aid	2007	$ 26,227	$ -	$145,500	$ -	$171,727
Division	2006	$ -	$ -	$ -	$ -	$ -
(1)	Consists of 401(k) matching contribution of $3,960 and disability insurance of $4,745.
(2)	Consists of 401(k) matching contribution of $6,750 and disability insurance of $4,745.
(3)	Consists of 401(k) matching contribution.
(4)	Consists of 401(k) matching contribution of $2,355 and car allowance of $7,200.
(5)	Consists of 401(k) matching contribution of $5,131 and car allowance of $7,200.
(6)	Consists of 401(k) matching contribution of $5,535 and car allowance of $7,200.
(7)	Consists of salary deferral plan matching contribution of $6,247 and disability insurance of $1,212.
(8)	Consists of salary deferral plan matching contribution of $5,896 and disability insurance of $868.
(9)	Consists of salary deferral plan matching contribution of $5,896 and disability insurance of $1,114.

Stock Option Plan

Plan Description

        We adopted the Derma Sciences, Inc. Stock Option Plan (the "Plan") July 18, 1991 and amended the Plan upon several occasions, the latest being November 29, 2007. The number of shares of common stock reserved for issuance pursuant to the Plan is 10,000,000 shares. The Plan authorizes us to grant two types of equity incentives: (i) options intended to qualify as "incentive stock options" ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and (ii) nonqualified stock options ("NQSOs"). The Plan authorizes options to be granted to our directors, officers, key employees and consultants, except that ISOs may be granted only to employees. The Plan is administered by a committee of directors designated by our board of directors (the "Compensation

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Committee"). Subject to the provisions of the Plan, the Compensation Committee determines who is eligible to receive stock options, together with the nature, amount, timing, exercise price, vesting schedule and all other terms and conditions of the options to be granted.

        Under the Plan, ISOs and NQSOs may have a term of up to ten years. Stock options are not assignable or transferable except by will or the laws of descent and distribution. Stock options granted under the Plan which have lapsed or terminated revert to the status of "unissued" and become available for reissuance.

        As of December 31, 2008 options to purchase 6,129,625 shares of our common stock at prices in the range of $0.37 to $1.70 per share were issued and outstanding under the Plan.

Shareholder Approval

        The following table provides information concerning our equity compensation plans or individual arrangements that were approved by shareholders and those that were not approved by shareholders as of December 31, 2008:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1)

Equity Compensation Plans Approved by
Shareholders	6,129,625	(1)	$0.73	3,870,375

Equity Compensation Plans Not Approved by
Shareholders	1,893,000	(2)	$0.58	0

Total	8,022,625		$0.69	3,870,375

(1)

The securities consist of Incentive Stock Options and Nonqualified Stock Options granted to officers, directors, employees and consultants in 1997, 1998, 2003, 2004, 2005, 2006, 2007 and 2008 pursuant to our Stock Option Plan. The per share exercise price of the options is in the range of $0.37 to $1.70. The shares of common stock underlying the options have been registered under the Securities Act of 1933.

(2)

The securities consist of Nonqualified Stock Options granted to our officers, directors, employees and consultants during the period 1995 through 2002 and 2007. These options were effected pursuant to employment agreements or stock option agreements recommended by the Compensation Committee of our board of directors and approved by our board of directors. The per share exercise price of the options is in the range of $0.40 to $6.00. The shares of common stock underlying the options have been registered under the Securities Act of 1933.

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Outstanding Equity Awards at Year-End

        The following table sets forth information regarding the aggregate number of options to purchase common stock held by the named executive officers as of December 31, 2008:

	Option Awards

Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date

Edward J. Quilty	100,000	300,000	$0.60	11/29/2017
	112,500	37,500	$0.80	02/22/2017
	193,750	-	$0.50	03/01/2015
	50,000	-	$1.55	02/24/2014
	75,000	-	$0.37	03/25/2013
	30,000	-	$0.61	02/26/2012
	225,000	-	$0.40	08/24/2011

John E.Yetter, CPA	50,000	150,000	$0.60	11/29/2017
	56,250	18,750	$0.80	02/22/2017
	116,250	-	$0.50	03/01/2015
	25,000	-	$1.55	02/24/2014
	40,000	-	$0.37	03/25/2013
	20,000	-	$0.61	02/26/2012
	100,000	-	$0.40	08/24/2011
	60,000	-	$0.75	08/28/2010

Robert C. Cole	50,000	150,000	$0.60	11/29/2017
	56,250	18,750	$0.80	02/22/2017
	116,250	-	$0.50	03/01/2015
	25,000	-	$1.55	02/24/2014
	175,000	-	$0.50	11/26/2012

Frederic Eigner	50,000	150,000	$0.60	11/29/2017
	56,250	18,750	$0.80	02/22/2017
	121,875	-	$0.50	03/01/2015
	30,000	-	$1.55	02/24/2014
	20,000	-	$1.70	07/07/2013
	50,000	-	$0.57	09/15/2012

Barry J. Wolfenson	50,000	150,000	$0.60	11/29/2017
	56,250	18,750	$0.80	02/22/2017
	70,000	-	$1.20	01/14/2012
	50,000	-	$0.50	03/01/2015

Daniel Rivest	50,000	150,000	$0.60	11/29/2017

Compensation of Directors

Current and Historical Compensation Programs

        Upon election or appointment, outside directors receive options to purchase 20,000 pre-reverse split shares of our common stock at a price per share equal to the fair market value of the common stock on the date of the option

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grant. These options vest at the rate of 5,000 on the date of grant and 5,000 per year thereafter. Effective April 1, 2007, for each year of service outside directors receive options to purchase 35,000 shares of our common stock at a price per share equal to the fair market value of the common stock on the date of the option grant. These options vest at the rate of 8,750 on the date of grant and 8,750 per year thereafter. Effective April 1, 2007, for each year of service each outside director receives a $25,000 cash payment, payable quarterly. In addition, the lead director and the chairmen of the audit and compensation committees receive $20,000, $5,000 and $3,000 cash payments, respectively, payable quarterly. The lead director also receives options to purchase 20,000 shares of our common stock at a price per share equal to the fair market value of the common stock on the date of the option grant. These options vest at the rate of 5,000 on the date of grant and 5,000 per year thereafter. All directors are reimbursed for expenses incurred in connection with each board and committee meeting attended. Inside directors receive no compensation for their services as directors.

        During the period May 12, 2006 through March 31, 2007, for each year of service outside directors received options to purchase 25,000 shares of common stock, 25,000 shares of restricted common stock and a cash payment of $12,000, payable quarterly.

        During the period May 12, 2005 through May 11, 2006, for each year of service outside directors received options to purchase 70,000 shares of common stock and a cash payment of $12,000, payable quarterly.

Director Compensation Table

        The following table sets forth information regarding all forms of compensation received by our directors during the year ended December 31, 2008:

Name	Fees Earned or Paid in Cash	Option Awards	Total

Edward J. Quilty	-	-	-
Stephen T. Wills, CPA, MST	$40,000	$41,250 (1)	$86,250
Srini Conjeevaram	$25,000	$26,250 (2)	$51,250
James T. O'Brien	$25,000	$26,250 (2)	$51,250
Richard J. Keim	$25,000	$26,250 (2)	$51,250
C. Richard Stafford, Esq.	$25,000	$26,250 (2)	$51,250
Robert G. Moussa	$28,000	$26,250 (2)	$54,250
Bruce F. Wesson	$25,000	$26,250 (2)	$51,250

(1)	Reflects the award of options to purchase 55,000 shares of common stock.
(2)	Reflects the award of options to purchase 35,000 shares of common stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of September 30, 2009, without giving effect to our contemplated reverse stock split, certain information regarding the beneficial ownership of shares of our common stock by: (i) each person known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of our officers, and (iv) all of our directors and officers as a group:

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (20)	Percent Beneficially Owned (20)

LB I Group Inc. (2)	11,035,700	25.71%
William Harris Investors, Inc. (3)	5,708,375	13.76%
Galen III Partnerships (4)	4,567,747	10.71%
Comvita New Zealand Limited (5)	4,083,330	10.03%
1837 Partners (6)	2,250,000	5.48%
Kensington Management Group, LLC (7)	1,578,000	3.88%
Edward J. Quilty (8)	1,287,934	3.13%
Stephen T. Wills, CPA, MST (9)	622,168	1.53%
John E. Yetter, CPA (10)	545,000	1.34%
James T. O'Brien (11)	529,100	1.30%
Robert C. Cole (12)	510,000	1.25%
Srini Conjeevaram (13)	472,500	1.16%
C. Richard Stafford, Esq. (14)	462,500	1.14%
Frederic Eigner (15)	365,625	0.90%
Barry J. Wolfenson (16)	340,850	0.84%
Robert G. Moussa (17)	247,500	0.61%
Daniel Rivest (18)	132,400	0.33%
All directors and officers as a group (13 persons) (19)	11,661,324	28.12%
__________________________
(1)	Except as otherwise noted, the address of each of the persons listed is: 214 Carnegie Center, Suite 300, Princeton, New Jersey 08540.
(2)

LB I Group Inc. can be reached at: 399 Park Avenue, 9th Floor, New York, New York 10022. Ownership consists of: 8,428,560 shares of common stock, 1,607,140 Class J Warrants and 1,000,000 Class K Warrants.

(3)

William Harris Investors, Inc. can be reached at: 191 North Wacker Drive, Suite 1500, Chicago, Illinois 60606. Includes shares owned by William Harris Investors, Inc. and Panacea Fund, LLC. Ownership consists of: 4,547,660 shares of common stock, 535,715 Class J Warrants and 625,000 Class K Warrants.

(4)

The Galen III Partnerships can be reached at: 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Includes shares owned by Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P. Ownership consists of: 2,238,175 shares of common stock, 125,003 shares of Class A Convertible Preferred Stock (“Class A Preferred”), 416,668 shares of Class B Convertible Preferred Stock (“Class B Preferred”), 619,055 shares of Class C Convertible Preferred Stock (“Class C Preferred”), 1,071,346 shares of Class D Convertible Preferred Stock (“Class D Preferred”) and exercisable options to purchase 97,500 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009. Bruce F. Wesson, one of our directors, is a General Partner of the Galen III Partnerships.

(5)	Comvita New Zealand Limited can be reached at: Wilson Road South, Paengaroa, Private Bag 1, Te Puke, New Zealand. Ownership consists of: 3,666,664 shares of common stock and 416,666 Class H Warrants.
(6)	1837 Partners can be reached at: 115 South LaSalle Street, 34th Floor, Chicago, IL 60603. Ownership consists of: 1,500,000 shares of common stock and 750,000 Class K Warrants.
(7)

Kensington Management Group, LLC can be reached at: 666 Third Avenue, New York, New York 10017. Includes shares owned by Kensington Partners L.P., Kensington Partners II L.P. and Bald Eagle Fund Ltd. Ownership consists of: 1,200,500 shares of common stock and exercisable options to purchase 377,500 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009. Richard J. Keim, one of our directors, is a Managing Director of Kensington

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Management Group, LLC.

(8)

Edward J. Quilty’s ownership consists of: 426,684 shares of common stock and exercisable options to purchase 861,250 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009.

(9)

Stephen T. Wills’ ownership consists of: 164,668 shares of common stock and exercisable options to purchase 457,500 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009.

(10)

John E. Yetter’s ownership consists of: 40,000 shares of common stock and exercisable options to purchase 505,000 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009.

(11)

James T. O’Brien’s ownership consists of: 126,600 shares of common stock and exercisable options to purchase 402,500 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009.

(12)

Robert C. Cole’s ownership consists of: 50,000 shares of common stock and exercisable options to purchase 460,000 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009.

(13)

Srini Conjeevaram can be reached at: SC Capital Management, LLC, P.O. Box 323, Bronxville, New York 10708. Ownership consists of: 25,000 shares of common stock and exercisable options to purchase 447,500 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009.

(14)

C. Richard Stafford’s ownership consists of: 85,000 shares of common stock and exercisable options to purchase 377,500 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009.

(15)

Frederic Eigner’s ownership consists of: exercisable options to purchase 365,625 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009.

(16)

Barry J. Wolfenson’s ownership consists of: 77,100 shares of common stock and exercisable options to purchase 263,750 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009.

(17)

Robert G. Moussa can be reached at: 2115 Imperial G.C. Boulevard, Naples, Florida 34110. Ownership consists of: 80,000 shares of common stock and exercisable options to purchase 167,500 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009.

(18)

Daniel Rivest’s ownership consists of: 44,900 shares of common stock and exercisable options to purchase 87,500 shares of common stock. No additional options to purchase common stock will become exercisable within 60 days of September 30, 2009.

(19)

Ownership consists of: common stock, Class A Preferred, Class B Preferred, Class C Preferred, Class D Preferred and options currently exercisable and exercisable within 60 days of September 30, 2009 to purchase shares of common stock.

(20)

The number of shares beneficially owned and the percent beneficially owned by each entity or individual are based upon 40,315,743 shares of common stock outstanding and assume the exercise of all exercisable options (including those that would be exercisable within 60 days of September 30, 2009), the exercise of all warrants and the conversion into common stock of all convertible preferred stock owned by such entity or individual. The percent beneficially owned is a fraction the numerator of which is the number of shares of common stock beneficially owned by each entity or individual and the denominator of which is the number of outstanding shares of common stock plus the number of shares of common stock which would be issued upon exercise by the subject entity or individual of its/his/her own options and warrants and the conversion into common stock of its/his/her own convertible preferred stock. This method of computing the percent beneficially owned results in the aggregate ownership percentages of all owners exceeding 100%.

DESCRIPTION OF SECURITIES

        Our authorized capital consists of: (1) 18,750,000 shares of common stock, $0.01 par value per share, of which 5,039,468 shares are issued and outstanding, and (2) 1,468,750 shares of preferred stock, $0.01 par value per share, of which 285,051 are issued and outstanding.

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         Each holder of common stock is entitled to receive ratable dividends, if any, as may be declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and none are contemplated in the foreseeable future. We anticipate that all earnings that may be generated from our operations will be used to finance our growth.

        Holders of common and preferred stock are entitled to one vote for each share held of record. Holders of our common stock may cumulate their votes for the election of our directors. That is, holders of our common stock may multiply the number of shares owned by the number of directors standing for election and cast the resulting number of votes for a single director-nominee or divide the resulting number of votes among two or more director-nominees.

        With respect to any matter, other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the Pennsylvania Business Corporation Law of 1988, the affirmative vote of the holders of a majority of the common and preferred shares represented and entitled to vote on the matter at a meeting at which a quorum is present is required to take action. A quorum is a majority of the aggregate number of shares of common stock and preferred stock issued and outstanding as of the record date of the subject meeting. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a majority is present.

        The holders of our common stock have no preemptive, subscription, conversion or redemption rights. The holders of our preferred stock have no preemptive or subscription rights. However, these holders may, at any time, convert their preferred shares into common shares on a 1-for-1 basis. In addition, upon our merger, acquisition, liquidation, dissolution or winding-up, the holders of our preferred stock are entitled to receive a liquidation preference in the amount of the purchase price of their preferred shares and no other proceeds or dividends whatsoever. The preferred stock liquidation preference is currently $4,210,230. Upon payment of the preferred stock liquidation preference, holders of our common stock are entitled to receive, pro rata, the balance of all consideration paid or distributable upon our merger, acquisition, liquidation, dissolution or winding-up.

LEGAL PROCEEDINGS

        We are not a party to any legal proceedings that we believe will have a material adverse effect upon the conduct of our business or our financial position.

UNDERWRITING AND PLAN OF DISTRIBUTION

The Underwriter

        Subject to the terms and conditions of an underwriting agreement dated _________________, 2009, between us and Rodman & Renshaw, LLC (the “Underwriter”), the Underwriter has agreed to purchase on a firm commitment basis 1,500,000 shares of our common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus.

Nature of Underwriting Commitment

        The underwriting agreement provides that the Underwriter is committed to purchase all shares offered in this offering, other than those covered by the over-allotment option described below, if the Underwriter purchases any of these securities. The underwriting agreement provides that the obligation of the Underwriter to purchase the shares offered hereby is conditional and may be terminated at its discretion based on its assessment of the state of the financial markets or the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the Underwriter’s obligations are subject to the shares being accepted for listing on NASDAQ and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the Underwriter of officers’ certificates and legal opinions of our counsel.

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State Blue Sky Information

        We intend to offer and sell the shares of common stock offered hereby to retail customers and institutional investors in several of the 50 states. However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted.

Pricing of Securities

        The Underwriter has advised us that it proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at the public offering price less a concession not in excess of $________ per share. The Underwriter may allow, and the selected dealers may re-allow, a concession not in excess of $________ per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the Underwriter. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in these factors will alter the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

        Our common stock is currently quoted on the OTC Bulletin Board under the symbol “DSCI”. As of the date of this offering, or prior thereto, we expect to have our common stock listed on the NASDAQ Global Market or NASDAQ Capital Market under the symbol “DSCI”.

        The public offering price for the shares was determined by negotiation between us and the Underwriter. The principal factors considered in determining the public offering price of the shares included:

•	The information in this prospectus and otherwise available to the Underwriter;
•	The history and the prospects for the industry in which we compete;
•	Our current stock price;
•	Our current financial condition and the prospects for our future cash flows and earnings;
•	The general condition of the economy and the securities markets at the time of this offering;
•	The recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
•	The public demand for our securities in this offering.

        We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

        The following table summarizes the compensation to be paid to the Underwriter by us and the proceeds, before expenses, payable to us assuming a $______ offering price.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$______	$______	$______
Underwriting discount (1)	______	______	______
Non-accountable expense allowance (2)	______	______	______

Proceeds, before expenses, to us (3)	$______	$______	$______

__________________
(1)    Underwriting discount is $______ per share (0.065% of the price of the shares sold in the offering).

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(2)    We estimate that the total expenses of this offering, excluding the Underwriter's discount and non-accountable expense allowance, are approximately $______ assuming no over-allotment shares are sold and $______ if all over-allotment shares are sold.

Over-allotment Option

        We have granted a 45-day option to the Underwriter to purchase additional shares of our common stock at the public offering price, up to an additional 15% of common stock sold in the offering (225,000 additional shares), solely to cover over-allotments, if any.

Lock-ups

        All of our officers, directors and owners of five percent or greater of our common stock have agreed that, for a period of six months from the effective date of the registration statement, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the Underwriter except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable, and exercise of options under an acceptable stock incentive plan. The Underwriter may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales or in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up period.

Common Stock Purchase Warrant

        We have agreed to issue to the Underwriter a warrant to purchase up to ______ shares of common stock (3% of the shares sold in the offering excluding over-allotments). The shares issuable upon exercise of this warrant are identical to those offered by this prospectus. This warrant is exercisable at $______ per share (125% of the price of the shares sold in the offering), commencing on a date which is one year from the effective date of the registration statement and expiring five years from the effective date of the registration statement. The warrant may also be exercised on a cashless basis.

        The warrant and the ______ shares of common stock underlying the warrant have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Underwriter (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this warrant or the securities underlying this warrant, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the warrant may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to selected dealers participating in the offering and their bona fide officers or partners.

        The warrant grants holders demand and “piggy back” registration rights for periods of ______ and ______ years, respectively, from the first anniversary of the date of this prospectus. These rights apply to all of the securities directly and indirectly issuable upon exercise of the warrant. We will bear all fees and expenses attendant with registering the securities issuable on exercise of the warrant, other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrant may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price will not be adjusted for issuances of common stock at prices below the warrant exercise price.

Other Terms

        The Underwriter has informed us that it does not expect to confirm sales of shares offered by this prospectus to accounts over which it exercises discretionary authority without obtaining the specific approval of the account holder. In connection with this offering, the Underwriter or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

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        We have granted to the Underwriter a right of first refusal to conduct future offerings for us during the six months following the date of this prospectus.

Stabilization

        Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the Underwriter to bid for and to purchase our securities. As an exception to these rules, the Underwriter may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The Underwriter may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M. These transactions are briefly described below:

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the Underwriter of shares in excess of the number of shares the Underwriter is obligated to purchase. These sales create a short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the Underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option.

•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the Underwriter will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase securities through the over-allotment option. The Underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. If the Underwriter sells more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the Underwriter to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

        These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

        Neither we nor the Underwriter make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the NASDAQ Global Market, NASDAQ Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Common Stock

        No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be

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distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

        In addition to the public offering of the shares in the United States, the Underwriter may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

        United Kingdom. No offer of shares of common stock has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. The Underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        European Economic Area. In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of common stock has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common stock may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than (euro)43,000,000 and (iii) an annual net turnover of more than(euro)50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

        Germany. Any offer or solicitation of common stock within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht —BaFin). This prospectus has not been and will not be submitted for approval to the BaFin. This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to the common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the common stock to the public in Germany, any public marketing of the common stock or any public solicitation for offers to subscribe for or otherwise acquire the common stock. The prospectus and other offering materials relating to the offer of the common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

        Greece. This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek

52

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residents. The common stock have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors”(as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new common stock being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

        Italy. This offering of the common stock has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the common stock or distribution of copies of this prospectus or any other document relating to the common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

        Cyprus. The Underwriter has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities”and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each Underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

        Switzerland. This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the common stock of in Switzerland.

        Norway. This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the common stock are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

        Botswana. We hereby represent and warrant that we have not offered for sale or sold, and will not offer or sell, directly or indirectly the common stock to the public in the Republic of Botswana, and confirm that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

        Hong Kong. The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the

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laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

        People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the PRC, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

        Israel. This prospectus does not constitute an offer to sell the common stock to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder and has not been filed with or approved by the Israel Securities Authority. In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, the Underwriter purchasing for its own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS250 Million, collectively referred to as institutional investors. Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

        United Arab Emirates. This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of common stock does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise. The common stock may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The common stock may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Our management, and the representatives

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represent and warrant that the common stock will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

        Oman. For the attention of the residents of Oman:

        The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”). Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

        By receiving this memorandum, any person or entity to whom it has been issued and sent within Oman understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the common stock within Oman.

        No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The Underwriter is neither a company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor a bank licensed by the Central Bank of Oman to provide investment banking services in Oman. The Underwriter does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

        Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This memorandum is for information only, and nothing herein is intended to endorse or recommend a particular course of action. Potential investors should consult with an appropriate professional for specific advice on the basis of their situation.

        Any recipient of this memorandum and any purchaser of the common stock pursuant to this memorandum shall not market, distribute, resell, or offer to resell the common stock within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

        Canada.

        Resale Restrictions

        The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made. Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our securities.

        Representations of Purchasers

        By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

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•	the purchaser has reviewed the text above under Resale Restrictions; and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

        Further details concerning the legal authority for this information are available on request.

        Rights of Action – Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

        Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

        Taxation and Eligibility for Investment

        Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation.

Indemnification

        The underwriting agreement provides for indemnification between us and the Underwriter against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the Underwriter to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

        The validity of the shares sold by us under this prospectus will be passed upon by Hedger & Hedger, Hershey, Pennsylvania. Morse Zelnick Rose & Lander, LLP, New York, New York has acted as counsel for the Underwriter.

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EXPERTS

        The consolidated financial statements of Derma Sciences, Inc. at December 31, 2008 and 2007, and for each of the two years in the period ended December 31, 2008, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 empower us, and our bylaws provide that we shall have the power, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or in the case of actions undertaken other than in his official capacity, not opposed to, our best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in our right, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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DERMA SCIENCES, INC.

FINANCIAL STATEMENTS

Financial Index

DERMA SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
	September 30,	December 31,
	2009	2008
ASSETS	(Unaudited)

Current Assets
Cash and cash equivalents	$ 399,998	$ 391,038
Accounts receivable, net	3,743,290	3,892,523
Inventories	10,789,282	12,423,042
Prepaid expenses and other current assets	477,712	397,117

Total current assets	15,410,282	17,103,720
Cash - restricted	2,029,563	2,014,422
Equipment and improvements, net	3,873,046	3,977,853
Goodwill	7,119,726	7,119,726
Other intangible assets, net	4,322,750	5,310,129
Other assets, net	579,216	681,472

Total Assets	$ 33,334,583	$ 36,207,322

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Line of credit borrowings	2,835,589	3,446,605
Current maturities of long-term debt	1,773,401	1,298,207
Accounts payable	2,902,190	3,614,764
Accrued expenses and other current liabilities	1,233,958	2,004,493

Total current liabilities	8,745,138	10,364,069
Long-term debt	2,614,503	4,065,036
Other long-term liabilities	104,674	44,848
Deferred tax liability	363,141	340,871

Total Liabilities	11,827,456	14,814,824

Shareholders' Equity
Convertible preferred stock, $.01 par value; 11,750,000 shares authorized; issued and outstanding: 2,280,407 shares
(liquidation preference of $4,210,231 at September 30, 2009)	22,804	22,804
Common stock, $.01 par value; 150,000,000 authorized; issued and outstanding: 40,315,743 at September 30, 2009; 40,140,743 at
December 31, 2008	403,157	401,407
Additional paid-in capital	40,709,352	40,027,645
Accumulated other comprehensive income -
cumulative translation adjustments	1,214,615	604,465
Accumulated deficit	(20,842,801)	(19,663,823)

Total Shareholders' Equity	21,507,127	21,392,498

Total Liabilities and Shareholders' Equity	$ 33,334,583	$ 36,207,322

See accompanying consolidated notes.

Financial Index

DERMA SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)
	Three Months ended September 30,
	2009	2008

Net Sales	$ 12,882,425	$ 12,832,574
Cost of sales	8,838,154	9,006,021

Gross Profit	4,044,271	3,826,553

Operating Expenses
Selling, general and administrative	3,677,182	4,115,154
Research and development	70,412	84,891

Total operating expenses	3,747,594	4,200,045

Operating income (loss)	296,677	(373,492)

Other expense, net:
Interest expense	220,839	251,256
Other income	(69,002)	(1,419)

Total other expense	151,837	249,837

Income (loss) before provision for income taxes	144,840	(623,329)
Provision for income taxes	5,237	78,290

Net Income (Loss)	$ 139,603	$ (701,619)

Net income (loss) per common share - basic and diluted	$ 0.00	$ (0.02)

Shares used in computing net income (loss) per common share - basic	40,315,743	40,140,743

Shares used in computing net income (loss) per common share - diluted	42,931,301	40,140,743

See accompanying consolidated notes.

Financial Index

DERMA SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)
	Nine Months ended September 30,
	2009	2008

Net Sales	$ 34,877,658	$ 37,641,362
Cost of sales	24,051,984	27,141,628

Gross Profit	10,825,674	10,499,734

Operating Expenses
Selling, general and administrative	11,244,347	12,919,124
Research and development	288,338	239,199

Total operating expenses	11,532,685	13,158,323

Operating loss	(707,011)	(2,658,589)

Other expense, net:
Interest expense	631,909	748,743
Other income	(112,791)	(21,897)

Total other expense	519,118	726,846

Loss before benefit for income taxes	(1,226,129)	(3,385,435)
Benefit for income taxes	(47,151)	(3,540)

Net Loss	$ (1,178,978)	$ (3,381,895)

Net loss per common share - basic and diluted	$ (0.03)	$ (0.09)

Shares used in computing net loss per common share - basic and diluted	40,231,128	38,091,726

See accompanying consolidated notes.

Financial Index

DERMA SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
	Nine Months ended September 30,
	2009	2008

Operating Activities
Net loss	$ (1,178,978)	$ (3,381,895)
Adjustments to reconcile net loss to net
cash provided by (used in) operating activities:
Depreciation of equipment and improvements	622,171	661,001
Amortization of intangible assets	987,380	865,920
Amortization of deferred financing costs	108,512	93,583
Recovery of bad debts	(87,044)	36,351
Allowance for sales adjustments	630,679	504,938
Provision for inventory obsolescence	257,702	184,323
Deferred rent expense	51,529	(43,808)
Compensation charge for employee stock options	668,658	593,446
Compensation charge for restricted stock	18,148	36,315
Gain on sale of equipment	(59,031)	-
Deferred income taxes	(21,363)	(3,540)
Changes in operating assets and liabilities:
Accounts receivable	(394,402)	(882,229)
Inventories	1,630,394	(2,804,745)
Prepaid expenses and other current assets	(70,629)	372,001
Other assets	(452)	(7,661)
Accounts payable	(802,634)	(140,550)
Accrued expenses and other current liabilities	(763,821)	(1,754,745)
Other long-term liabilities	8,788	40,069

Net cash provided by (used in) operating activities	1,605,607	(5,631,226)

Investing Activities
Costs of acquiring businesses	-	(120,484)
Purchase of equipment and improvements	(185,222)	(353,344)
Refund of acquired business escrow funds	-	1,193,187
Proceeds from sale of equipment	61,000	-

Net cash (used in) provided by investing activities	(124,222)	719,359

Financing Activities
Net change in bank line of credit	(611,016)	3,469,395
Deferred financing costs	-	(269,235)
Long-term debt repayments	(975,339)	(983,335)
Net change in restricted cash	(15,142)	(2,004,304)
Proceeds from issuance of stock, net of costs	(9,290)	5,728,506

Net cash (used in) provided by financing activities	(1,610,787)	5,941,027

Effect of exchange rate changes on cash	138,362	(33,544)

Net increase in cash and cash equivalents	8,960	995,616
Cash and cash equivalents
Beginning of period	391,038	577,096

End of period	$ 399,998	$ 1,572,712

Supplemental disclosures of cash flow information:
Equipment obtained with capital lease	$ -	$ 96,324
Cash paid during the period for:
Interest	$ 494,704	$ 618,027

See accompanying consolidated notes.

Financial Index

1.     Organization and Summary of Significant Accounting Policies

        Derma Sciences, Inc. and its subsidiaries (the “Company”) is a full line provider of wound care, wound closure and specialty securement devices and skin care products. The Company markets its products principally through independent distributors servicing the long-term care, home health and acute care markets in the United States, Canada and other select international markets. The Company’s U.S. distribution facilities are located in St. Louis, Missouri and Houston, Texas, while the Company’s Canadian distribution facility is located in Toronto. The Company has manufacturing facilities in Toronto, Canada and Nantong, China.

        Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2009, are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. Information included in the condensed balance sheet as of December 31, 2008 has been derived from the consolidated financial statements and footnotes thereto for the year ended December 31, 2008, included in Form 10-K previously filed with the Securities and Exchange Commission. For further information, refer to that Form 10-K.

        Recent Accounting Pronouncements

        Effective January 1, 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance related to assessing whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock for the purposes of determining whether such equity-linked financial instrument (or embedded feature) is subject to derivative accounting. We adopted this new guidance effective January 1, 2009 which had no impact on the consolidated financial statements.

        In April 2009, the FASB issued additional guidance requiring fair value disclosures in both interim as well as annual financial statements in order to provide more timely information about the effects of current market conditions on financial instruments. The guidance is effective for interim and annual periods ending after June 15, 2009, and we adopted this guidance commencing with our June 30, 2009 consolidated financial statements. The implementation of this standard did not have a material impact on our consolidated balance sheet and operating results.

        In May 2009, the FASB issued new guidance on the reporting of subsequent events which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  This statement sets forth the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. The guidance also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date – that is, whether that date represents the date the financial statements were issued or were available to be issued.  We adopted this standard during the three months ended June 30, 2009 and have evaluated subsequent event activity through the date and time the quarter ended September 30, 2009 financial statements were issued on November 13, 2009.

        On July 1, 2009, the FASB issued the FASB Accounting Standards Codification (the “Codification”). The Codification became the single source of authoritative nongovernmental U.S. GAAP, superseding existing literature of the FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other sources. The Codification was effective for interim and annual periods ending after September 15, 2009. We adopted the Codification for the quarter ended September 30, 2009. There was no impact on our consolidated balance sheet and results of operations as this change is disclosure-only in nature.

        In September 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software

Financial Index

deliverable. The impact of the adoption of these amendments will depend on the nature of the arrangements that we enter into subsequent to the date we adopt the amendments.

        Net Income (Loss) per Share – Net income (loss) per common share – basic is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Net income (loss) per common share – diluted reflects the potential dilution of earnings by including the effects of the assumed exercise, conversion or issuance of potentially issuable shares of common stock (“potentially dilutive securities”), including those attributable to stock options, warrants, convertible preferred stock and restricted common stock in the weighted average number of common shares outstanding for a period, if dilutive. The effects of the assumed exercise of warrants and stock options are determined using the treasury stock method. Potentially dilutive securities have not been included in the computation of diluted loss per share for the nine months ended September 30, 2009 and three and nine months ended September 30, 2008 as the effect would be anti-dilutive.

        Total dilutive shares that have or would have been used to compute diluted income per common share for the three and nine months ended September 30, 2009 and 2008 are outlined below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Weighted average common shares
outstanding – basic	40,315,743	40,140,743	40,231,128	38,091,726
Dilutive shares attributable to:
Convertible preferred stock	2,280,407	–	–	–
Restricted common stock	–	–	–	–
Warrants	12,598	–	–	–
Stock options	322,553	–	–	–

Sub-total dilutive shares	2,615,558	–	–	–

Weighted average common
shares outstanding – diluted	42,931,301	40,140,743	40,231,128	38,091,726

        Potentially dilutive shares excluded as a result of the effects being anti-dilutive are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Dilutive shares:
Convertible preferred stock	–	2,280,407	2,280,407	2,280,407
Restricted common stock	–	175,000	–	175,000
Warrants	8,782,661	11,405,259	8,795,259	11,405,259
Stock options	9,110,572	8,331,480	9,433,125	8,331,480

Total dilutive shares	17,893,233	22,192,146	20,508,791	22,192,146

        Reclassifications – Certain reclassifications have been made to prior period reported amounts to conform with the 2009 presentation.

Financial Index

2.     Inventories

        Inventories include the following:

	September 30, 2009	December 31, 2008

Finished goods	$ 6,867,008	$ 9,001,269
Work in process	319,128	443,511
Packaging materials	642,270	700,948
Raw materials	2,960,876	2,277,314

Total inventory	$ 10,789,282	$ 12,423,042

3.     Line of Credit Borrowings

        In November 2007, the Company entered into a new five-year revolving credit agreement providing for maximum borrowings of $8,000,000 with a U.S. lender. Advances under the revolving credit agreement may be drawn, from time to time, up to the amount of 85% of eligible receivables (as defined) and 44% of eligible inventory (as defined). Interest on outstanding advances under the revolving credit agreement was payable at the LIBOR monthly rate (the “Base Rate”) plus 2.75% (the “Base Rate Margin”). In addition, the Company pays a monthly unused line fee of 0.5% per annum on the difference between the daily average amount of advances outstanding under the agreement and $8,000,000 together with a monthly collateral management fee of $2,000. Outstanding balances under the agreement are secured by all of the Company’s and its subsidiaries’ existing and after-acquired tangible and intangible assets located in the United States and Canada.

        On March 31, 2009, the Company’s U.S. lender agreed to amend the credit and security agreement to allow the Company to enter into a forbearance agreement with Western Medical to postpone payment of its promissory note due April 18, 2009 and to allow subsequent payments on the subordinated debt beginning in April 2010 provided the Company achieves predetermined liquidity and free cash flow objectives (as defined) and provided Western Medical further extends for one year the payment of the principal balance, if any, remaining on the promissory note after giving effect to the April, 2010 payment. In return for the amendment, the Company agreed to change its base rate for interest charged to a three month LIBOR rate from a one month LIBOR rate. Further, effective April 1, 2009 the base rate margin was increased 150 basis points on the revolving line of credit from 2.75% to 4.25%, on the term loan from 4.25% to 5.75% and on the portion of the term loan secured by restricted cash from 2.25% to 3.75%. In addition, the Company is obligated to increase the revolving loan availability on its revolving line of credit to a minimum of $3,000,000 by December 31, 2009. Failure to achieve the minimum revolving loan availability amount will result in the base rate changing to the greater of 3.00% or the actual rate in effect. At September 30, 2009 the effective interest rate was 4.53% and the outstanding balance was $2,835,589 under the amended credit and security agreement.

        The revolving credit agreement, as amended, is subject to financial covenants which require maintaining a minimum cumulative EBITDA level and certain ratios of fixed charge coverage, senior debt leverage and total debt leverage as defined in the agreement. Additional covenants governing permitted investments, indebtedness and liens, together with payments of dividends and protection of collateral, are also included in the agreement. The amended revolving credit agreement contains a subjective acceleration provision whereby the lender can declare a default upon a material adverse change in the Company’s business operations.

        Effective August 13, 2008, the Company’s lender agreed to waive all prior financial and reporting covenant defaults and amend the existing minimum EBITDA, fixed charge coverage, senior debt leverage and total debt leverage covenants to allow the Company to continue to implement its growth strategy in line with the lender’s minimum liquidity terms. Amendment of the covenants was predicated upon the Company segregating $2,000,000 in a restricted account the use of which is subject to the approval of the lender. The Company’s maximum revolver borrowing capacity remained unchanged. The Company incurred fees of $25,000 associated with the granting of the covenant amendment.

        Effective March 28, 2008, the Company’s U.S. lender agreed to waive all prior financial and reporting covenant defaults and amend the existing minimum EBITDA, fixed charge coverage, senior debt leverage and total

Financial Index

debt leverage covenants, to be measured on a quarterly basis, to allow the Company to implement its growth strategy. Amendment of the covenants was predicated upon the Company’s commitment to raise a minimum of $3,000,000 by May 1, 2008 from the sale of equity and agreement to limit its maximum revolver borrowing to the lesser of (a) the revolver loan commitment ($8,000,000) or (b) the borrowing base (as defined), less $1,500,000. Not less than $3,000,000 of the equity infusion was required to be applied to the outstanding revolver balance which amount is credited as a component of EBITDA for covenant compliance purposes. The Company incurred fees of $250,000 associated with the granting of the covenant amendment, together with related expenses of $10,829 which are included as additions to deferred financing costs. In March 2008, the equity infusion requirement was met (see Note 5).

4.     Long-Term Debt

        Long-term debt consists of the following:

	September 30, 2009	December 31, 2008

U.S. term loan	$ 3,800,000	$ 4,700,000
Promissory note	500,000	500,000
Capital lease obligations	87,904	163,243

Total debt	4,387,904	5,363,243

Less: current maturities	1,773,401	1,298,207

Long-term debt	$ 2,614,503	$ 4,065,036

        U.S. Term Loan

        In November 2007, the Company entered into a five-year $6,000,000 term loan agreement with a U.S. lender. On March 31, 2009 the term loan agreement was amended. Under the amended agreement interest on the term loan is payable at the LIBOR three month rate plus 5.75%, (6.03% at September 30, 2009) and on the portion of the term loan secured by restricted cash 3.75% (4.03% at September 30, 2009). Monthly payments of principal in the amount of $100,000 together with interest are due under the amended agreement. The amended agreement is secured by all of the Company’s and its subsidiaries’ existing and after-acquired tangible and intangible assets located in the United States and Canada.

        The amended term loan agreement is subject to financial covenants which require maintaining a minimum cumulative EBITDA level and certain ratios of fixed charge coverage, senior debt leverage and total debt leverage as defined in the agreement. Additional covenants governing permitted investments, indebtedness and liens, together with payments of dividends and protection of collateral, are also included in the amended agreement. The amended term loan agreement contains a subjective acceleration provision whereby the lender can declare a default upon a material adverse change in the Company’s business operations.

        Effective August 13, 2008 and March 28, 2008, the foregoing financial covenants were amended as described in the fourth and fifth paragraphs under the heading Line of Credit Borrowings (see Note 3).

        Promissory Note

        In connection with the acquisition of Western Medical in April 2006, a portion of the purchase price was paid via a three-year unsecured promissory note issued to the seller. The promissory note originally provided for the payment of simple interest of 12% in 11 quarterly installments of $15,000 and a final payment of accrued interest of $15,000 and the principal balance of $500,000 on April 18, 2009.

        On March 31, 2009, the Company entered into a Forbearance Agreement (the “Agreement”) with Western Medical to postpone payment of its $500,000 promissory note due April 18, 2009. The Company will continue to make interest payments when due and a final payment of the principal plus accrued interest through the date of payment on April 14, 2010. In consideration for the postponement, the Company agreed to grant Western Medical

Financial Index

warrants to purchase 50,000 shares of the Company’s common stock at the market price on the date of execution of the Agreement. The value of the warrants is being recognized as interest expense over the postponement period.

        Capital Lease Obligations

        The Company has two capital lease obligations for certain office furniture and distribution equipment totaling $87,904 as of September 30, 2009. The capital lease obligations bear interest at annual rates ranging from 6.8% to 9.6% with the longest lease term expiring in February 2011.

5.     Shareholders’Equity

        Preferred Stock

        There are 150,003 shares of series A convertible preferred stock outstanding at September 30, 2009. The series A preferred stock is convertible into common stock on a one-for-one basis, bears no dividend, maintains a liquidation preference of $4.00 per share, votes as a class on matters affecting the series A preferred stock and maintains voting rights identical to the common stock on all other matters.

        There are 440,003 shares of series B convertible preferred stock outstanding at September 30, 2009. The series B preferred stock is convertible into common stock on a one-for-one basis, bears no dividend, maintains a liquidation preference of $6.00 per share, votes as a class on matters affecting the series B preferred stock and maintains voting rights identical to the common stock on all other matters.

        There are 619,055 shares of series C convertible preferred stock outstanding at September 30, 2009. The series C preferred stock is convertible into common stock on a one-for-one basis, bears no dividend, maintains a liquidation preference averaging $0.70 per share, votes as a class on matters affecting the series C preferred stock and maintains voting rights identical to the common stock on all other matters.

        There are 1,071,346 shares of series D convertible preferred stock outstanding at September 30, 2009. The series D preferred stock is convertible into common stock on a one-for-one basis, bears no dividend, maintains a liquidation preference averaging $0.50 per share, votes as a class on matters affecting the series D preferred stock and maintains voting rights identical to the common stock on all other matters.

        Common Stock

        Effective May 12, 2009, 175,000 shares of common stock were issued to outside directors upon vesting of compensatory restricted stock granted on May 12, 2006.

        In March 2008, the Company raised $5,610,871 (net of $489,129 in commission and other offering expenses) from the private sale of 6,100,000 shares of common stock at a price of $1.00 per share, together with 3,050,000 five-year warrants to purchase one share of common stock at a price of $1.20 per share. In addition, the placement agent for the shares sold received 142,500 five-year warrants to purchase one share of common stock at $1.20 per share. The proceeds were used to meet the minimum equity infusion requirements associated with the

Company’s March 28, 2008 amended bank covenants, support the Company’s strategic growth initiatives and increase working capital.

        In January 2008, the Company issued 210,988 shares of common stock as follows: (a) 100,000 shares in consideration of $105,000 upon exercise of series G warrants, (b) 19,800 shares in consideration of $12,375 upon exercise of 19,800 stock options, and (c) 91,188 shares upon cashless exercise of 178,200 stock options.

Financial Index

        Stock Purchase Warrants

        At September 30, 2009, the Company had warrants outstanding to purchase 8,795,259 shares of the Company’s common stock as outlined below:

Series	Number of Warrants	Exercise Price	Expiration Date

H	2,655,098	$ 1.00	April 30,2011
I	754,806	$ 0.72	April 30, 2011
J	2,142,855	$ 0.77	May 31, 2013
K	3,192,500	$ 1.20	April 1, 2013
L	50,000	$ 0.39	March 31, 2014

Total	8,795,259

        Stock Options

        The Company has a stock option plan under which options to purchase a maximum of 10,000,000 shares of common stock may be issued. The plan permits the granting of both incentive stock options and nonqualified stock options to employees and directors of the Company and certain outside consultants and advisors to the Company. The option exercise price may not be less than the fair market value of the stock on the date of the grant of the option. The duration of each option may not exceed 10 years from the date of grant. Under the plan, options to purchase 1,662,500 and 360,000 shares of common stock were granted to officers, directors, agents and employees for the nine months ended September 30, 2009 and 2008, respectively, with exercise prices ranging from $0.36 to $1.11 per share. For the nine months ended September 30, 2009 and 2008, 15,000 and 10,000 respectively of plan options were forfeited and for the nine months ended September 30, 2008, 198,000 plan options were exercised. As of September 30, 2009, options to purchase 7,777,125 shares of the Company’s common stock were issued and outstanding under the plan.

        The Company has previously granted nonqualified stock options to officers, directors, agents and employees outside of the stock option plan (“non-plan options”). All non-plan options were granted at the fair market value at the date of grant. During the nine months ended September 30, 2009 and 2008, 237,000 and 44,000 non-plan options expired, respectively. As of September 30, 2009, non-plan options to purchase 1,656,000 shares of the Company’s common stock were issued and outstanding.

        A summary of the Company’s stock option activity and related information for the nine months ended September 30, 2009 and 2008 follows:

	2009		2008

	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding – January 1	8,022,625	$ 0.69	8,223,480	$ 0.78
Granted	1,662,500	$ 0.38	360,000	$ 0.92
Forfeited	(15,000)	$ 0.70	(10,000)	$ 1.22
Expired	(237,000)	$ 1.11	(44,000)	$ 3.22
Exercised	-	$ -	(198,000)	$ 0.63

Outstanding – September 30	9,433,125	$ 0.63	8,331,480	$ 0.78

Exercisable at September 30	6,791,250	$ 0.67	6,358,980	$ 0.81

        During the nine months ended September 30, 2009 and 2008 the fair value of each service and performance based option award was estimated at the date of grant using the Black-Scholes option pricing model. The weighted-average assumptions used during the three and nine months ended September 30, 2009 and 2008 were as follows:

Financial Index

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008

Risk-free interest rate	2.88%	3.30%	2.31%	3.08%
Volatility factor	83.73%	107.5%	92.16%	118.07%
Dividend yield	0%	0%	0%	0%
Expected option life (years)	6.25	6.25	6.25	6.25
Contractual life (years)	10	10	10	10

        In both 2009 and 2008, the risk-free rate utilized represents the U.S. Treasury yield curve rate which approximates the risk-free rate for the expected option life at the time of grant. In 2009 and 2008, the volatility factor was calculated based on the seventy-five month-end closing prices of the Company’s common stock preceding the month of stock option grant. The Company uses a seventy-five month volatility period to coincide with the expected stock option life. Based on guidance from Staff Accounting Bulletin 107 and 110, a stock option life of 6.25 years was utilized under the simplified method. The dividend yield is 0% since the Company does not anticipate paying dividends in the near future. Based on the Company’s historical experience of options that expire or are cancelled before becoming fully vested, the Company assumed an annualized forfeiture rate of 1.0% for all options. The Company will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture rate is higher than estimated.

        The weighted average fair value per share of options granted during the nine months ended September 30, 2009 and 2008 was $0.29 and $0.80, respectively. During the nine months ended September 30, 2009 and 2008, stock option compensation expense was recorded using the fair value method under SFAS 123R as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008

Cost of sales	$ 23,327	$ 16,158	$ 73,764	$ 42,170
Selling, general and administrative expenses	169,461	170,318	594,894	551,276

Total stock option compensation expense	$192,788	$186,476	$668,658	$593,446

        As of September 30, 2009, there was $582,257 of unrecognized compensation cost related to nonvested service based awards, $39,375 nonvested performance based awards and $52,941 nonvested market based awards granted under the plan. That cost is expected to be recognized over the options’ remaining weighted average vesting period of 1.47 years for service and performance based options and 0.15 years for market based options.

        For the nine months ended September 30, 2009 and 2008, no income tax benefit was recognized related to stock option activity.

        Restricted Common Stock

        On May 11, 2006, the Company adopted a restricted common stock plan and reserved 2,500,000 shares of common stock for issuance.

        On May 12, 2006, 175,000 shares of restricted common stock were granted to non-employee members of the Company’s board of directors and vested three years from the date of the grant. The fair market value at the date of grant, determined by the quoted market price, was $145,250 or $0.83 per share. The fair market value of the grant was recognized as compensation expense over the three-year service period. For the nine months ended September 30, 2009 and 2008, $18,148 and $36,315 was recorded in operating expense respectively for these grants. On May 12, 2009 all of the outstanding restricted common stock became fully vested.

Financial Index

        Shares Reserved for Future Issuance

        At September 30, 2009, the Company had reserved the following shares of common stock for future issuance:

Convertible preferred shares (series A - D)	2,280,407
Common stock options available for grant	2,222,875
Common stock options outstanding	9,433,125
Common stock warrants outstanding (series H - L)	8,795,259
Restricted common stock available for grant	2,325,000

Total common stock shares reserved	25,056,666

6.     Comprehensive Income (Loss)

        The Company’s comprehensive income (loss) was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008

Net income (loss) as reported	$ 139,603	$ (701,619)	$ (1,178,978)	$ (3,381,895)
Other comprehensive income (loss):
Foreign currency translation adjustment	363,948	(267,176)	610,150	(454,698)

Comprehensive income (loss)	$ 503,551	$ (968,795)	$ (568,828)	$ (3,836,553)

7.     Operating Segments

        The Company consists of three operating segments: wound care, wound closure – specialty securement devices and skin care. Products in the wound care segment consist of basic and advanced dressings, adhesive strips, ointments and sprays. Wound closure and specialty securement device products include wound closure strips, nasal tube fasteners and a variety of catheter fasteners. The skin care segment consists of antibacterial skin cleansers, hair and body soaps, lotions and moisturizers.

        Products in all three operating segments are marketed to long-term care facilities, hospitals, physicians, clinics, home health care agencies and other healthcare institutions. Basic and advanced wound care products are manufactured both internally and outsourced, while the manufacture of skin care products is completely outsourced. Wound closure-specialty securement devices are significantly manufactured in-house. Internally, the segments are managed at the gross profit level. The aggregation or allocation of other costs by segment is not practical.

Financial Index

        Segment sales, gross profit and other related information for 2009 and 2008 are as follows:

	Three Months Ended September 30, 2009

	Wound Care	Wound Closure- Specialty Securement Devices	Skin Care	Other Costs	Total Company

Net sales	$ 12,289,311	$ 409,565	$183,549	-	$ 12,882,425

Gross profit	3,765,137	231,070	48,064	-	4,044,271
Total expenses	-	-	-	$(3,904,668)	(3,904,668)

Net income					$ 139,603

	Three Months Ended September 30, 2008

Net sales	$ 12,237,599	$ 388,024	$206,951	-	$ 12,832,574

Gross profit	3,559,460	206,085	61,008	-	3,826,553
Total expenses	-	-	-	$(4,528,172)	(4,528,172)

Net loss					$ (701,619)

	Nine Months Ended September 30, 2009

	Wound Care	Wound Closure- Specialty Securement Devices	Skin Care	Other Costs	Total Company

Net sales	$ 33,023,590	$1,307,327	$546,741	-	$ 34,877,658

Gross profit	9,969,307	714,272	142,095	-	10,825,674
Total expenses	-	-	-	$(12,004,652)	(12,004,652)

Net loss					$(1,178,978)

	Nine Months Ended September 30, 2008

Net sales	$ 35,696,657	$1,357,431	$587,274	-	$ 37,641,362

Gross profit	9,591,468	742,020	166,246	-	10,499,734
Total expenses	-	-	-	$(13,881,629)	(13,881,629)

Net loss					$(3,381,895)

Financial Index

        The following table presents net sales by geographic region.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008

United States	72%	72%	72%	70%
Canada	23%	24%	22%	25%
Other	5%	4%	6%	5%

        For the nine months ended September 30, 2009, the Company has a major U.S. customer comprising 14% of U.S. sales and 5% of U.S. operations trade accounts receivable at September 30, 2009. The Company’s wholly owned Canadian subsidiary sells to one customer who serves as its exclusive third party distributor and comprises 100% of Canada operations trade accounts receivable at September 30, 2009.

8. Income Taxes

        The Company recorded a $47,151 and $3,540 foreign income tax benefit for the nine months ended September 30, 2009 and 2008 respectively, based on the operating results of the Company’s wholly owned Canadian subsidiary. The 2009 benefit was comprised of $25,788 current foreign tax benefit and $21,363 deferred foreign tax benefit while the 2008 benefit was all deferred. No benefit was realized for the Company’s net loss from U.S. operations in the nine months ended September 30, 2009 and 2008 due to uncertainties surrounding the Company’s ability to utilize its net operating loss carry forwards.

        Due to uncertainties surrounding the Company’s ability to use its U.S. net operating loss carry forwards and net deferred assets, a full valuation allowance has been provided. The Company’s wholly owned Canadian subsidiary, based on recent operating profitability and the prospect of future profitable operations, realized its net operating loss carry forward and deferred tax assets and liabilities.

9.     Reverse Stock Split

        On September 24, 2009 the Board of Directors unanimously adopted a resolution approving and recommending to shareholders for their approval a proposal to grant discretionary authority to the Board of Directors to amend the Company’s certificate of incorporation in order to: (i) effect a reverse split of the Company’s common and preferred shares (the “Reverse Split”) at any time within one year after the date of shareholder approval, at any whole number ratio between 1 for 5 and 1 for 10, with the exact exchange ratio and timing of the Reverse Split to be determined by the Board of Directors, and (ii) effect a reduction of the Company’s authorized common and preferred shares by a factor corresponding to the Reverse Split exchange ratio (the “Proposal”). On or about October 6, 2009, a Notice of Special Meeting of Shareholders (Proxy Statement) was sent to shareholders of record as of October 1, 2009, notifying them of the Proposal and the Special Meeting of Shareholders on November 23, 2009.

        With the exception of a minimum share price, the Company believes it meets the criteria for listing on one of the national market exchanges. The Reverse Split is designed to enable the Company to meet the minimum share price requirement. If and when the Proposal is approved, the Company plans to seek a listing for its common stock on a national market. The Company believes the Reverse Split could enhance the appeal of its common stock to the financial community. The Company believes that a number of individual and institutional investors are reluctant or unable to invest in OTC Bulletin Board companies or companies with relatively low per share values. The reduction in the number of issued and outstanding shares of common stock effected by the Reverse Split, together with the anticipated increased stock price resulting from the Reverse Split, could promote a broader market for the Company’s common stock than that which currently exists.

Financial Index

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
of Derma Sciences, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Derma Sciences, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Derma Sciences, Inc. and Subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

                                                /s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 31, 2009

Financial Index

DERMA SCIENCES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
ASSETS	2008	2007

Current Assets
Cash and cash equivalents	$391,038	$577,096
Accounts receivable, net	3,892,523	3,667,119
Inventories	12,423,042	9,935,977
Prepaid expenses and other current assets	397,117	1,210,135

Total current assets	17,103,720	15,390,327
Cash - restricted	2,014,422	-
Equipment and improvements, net	3,977,853	4,909,049
Goodwill	7,119,726	9,524,305
Other intangible assets, net	5,310,129	5,537,653
Other assets, net	681,472	509,507

Total Assets	$36,207,322	$35,870,841

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Line of credit borrowings	3,446,605	1,219,197
Current maturities of long-term debt	1,298,207	1,288,532
Accounts payable	3,614,764	4,092,278
Accrued expenses and other current liabilities	2,004,493	3,421,282

Total current liabilities	10,364,069	10,021,289
Long-term debt	4,065,036	5,292,136
Other long-term liabilities	44,848	82,402
Deferred tax liability	340,871	420,059

Total Liabilities	14,814,824	15,815,886

Shareholders' Equity
Convertible preferred stock, $.01 par value; 11,750,000 shares authorized; issued and outstanding: 2,280,407 at December 31, 2008
and 2007 (liquidation preference of $4,210,231 at December 31, 2008)	22,804	22,804
Common stock, $.01 par value: authorized shares 150,000,000;
issued and outstanding shares: 40,140,743 at December 31, 2008
and 33,829,755 at December 31, 2007	401,407	338,298
Additional paid-in capital	40,027,645	33,540,952
Accumulated other comprehensive income –
cumulative translation adjustments	604,465	1,854,787
Accumulated deficit	(19,663,823)	(15,701,886)

Total Shareholders' Equity	21,392,498	20,054,955

Total Liabilities and Shareholders' Equity	$36,207,322	$35,870,841

See accompanying consolidated notes.

Financial Index

DERMA SCIENCES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2008	2007

Net Sales	$ 50,199,428	$ 34,135,401
Cost of sales	35,289,684	22,530,986

Gross Profit	14,909,744	11,604,415

Operating expenses
Selling, general and administrative	17,196,863	11,885,368
Research and development	653,326	993,069

Total operating expenses	17,850,189	12,878,437

Operating loss	(2,940,445)	(1,274,022)

Other expense, net:
Interest expense	940,148	413,992
Loss on debt extinguishment	-	256,628
Other expense, net	22,529	77,929

Total other expense, net	962,677	748,549

Loss before provision for income taxes	(3,903,122)	(2,022,571)
Provision for income taxes	58,815	262,034

Net Loss	$ (3,961,937)	$ (2,284,605)

Net loss per common share – basic and diluted	$ (0.10)	$ (0.09)

Shares used in computing loss per common share – basic and diluted	38,606,779	26,523,541

See accompanying consolidated notes.

Financial Index

DERMA SCIENCES, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

	Preferred Shares Issued	Convertible Preferred Stock	Common Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity

Balance, January 1, 2007	2,280,407	$ 22,804	24,906,160	$ 249,062	$27,272,440	$ 850,987	$(13,417,281)	$14,978,012

Net loss							(2,284,605)	(2,284,605)
Foreign currency translation adjustment						1,003,800		1,003,800
Comprehensive loss – total								(1,280,805)
Issuance of common stock in
private placement, net of issuance
costs of $389,079			8,571,420	85,714	5,525,201			5,610,915
Cashless exercise of warrants			352,175	3,522	(3,522)			-
Exercise of common stock warrants					93,821			93,821
Employee stock based expense					653,012			653,012

Balance, December 31, 2007	2,280,407	$ 22,804	33,829,755	$ 338,298	$33,540,952	$1,854,787	$(15,701,886)	$20,054,955

Net loss							(3,961,937)	(3,961,937)
Foreign currency translation adjustment						(1,250,322)		(1,250,322)
Comprehensive loss – total								(5,212,259)
Issuance of common stock in
private placement net of issuance
costs of $489,129			6,100,000	61,000	5,549,871			5,610,871
Cashless exercise of options			91,188	911	(911)			-
Exercise of common stock warrants			100,000	1,000	104,000			105,000
Exercise of common stock options			19,800	198	12,177			12,375
Employee stock based expense					821,556			821,556

Balance, December 31, 2008	2,280,407	$ 22,804	40,140,743	$ 401,407	$40,027,645	$ 604,465	$(19,663,823)	$21,392,498

See accompanying consolidated notes.

Financial Index

DERMA SCIENCES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2008	2007

Operating Activities
Net loss	$(3,961,937)	$(2,284,605)
Adjustments to reconcile net loss to net
cash provided by (used in) operating activities:
Depreciation of equipment and improvements	855,609	773,280
Amortization of intangible assets	1,427,524	659,712
Amortization of deferred financing costs	129,519	119,807
Provision for bad debts	247,000	15,971
Allowance for sales adjustments	690,625	413,029
Provision for inventory obsolescence	349,303	131,151
Loss on disposal of equipment	-	3,164
Deferred rent expense	(60,115)	(28,191)
Compensation charge for employee stock options	773,136	604,592
Compensation charge for restricted stock	48,420	48,420
Non cash interest expense	-	93,821
Deferred tax provision	(5,008)	262,034
Changes in operating assets and liabilities:
Accounts receivable	(476,106)	1,557,072
Inventories	(3,570,840)	(2,519,367)
Prepaid expenses and other current assets	7,724	(742,647)
Other assets	(46,291)	33,929
Accounts payable	(241,634)	1,301,925
Accrued expenses and other current liabilities	(910,896)	925,020

Net cash (used in) provided by operating activities	(4,743,967)	1,368,117

Investing Activities
Acquisition of businesses	-	(13,000,000)
Costs of acquiring businesses	(120,484)	(737,665)
Refund of acquired business escrow funds	1,193,187	-
Purchase of equipment and improvements	(471,357)	(491,212)
Proceeds from sale of equipment	-	2,271

Net cash provided by (used in) investing activities	601,346	(14,226,606)

Financing Activities
U.S. term loan proceeds	-	6,000,000
Cash restricted	(2,014,422)	-
Net change in bank line of credit	2,227,408	1,219,197
Deferred financing costs	(269,235)	(434,190)
Long-term debt repayments	(1,313,749)	(499,550)
Proceeds from issuance of common stock, net of costs	5,728,246	5,610,915

Net cash provided by financing activities	4,358,248	11,896,372

Effect of exchange rate changes on cash	(401,684)	253,270

Net decrease in cash and cash equivalents	(186,058)	(708,847)
Cash and cash equivalents
Beginning of year	577,096	1,285,943

End of year	$ 391,038	$ 577,096

Supplemental disclosures of cash flow information:
Equipment obtained with capital leases	$ 96,324	$ 163,745
Cash paid during the year for:
Interest	$ 809,808	$ 488,184

See accompanying consolidated notes.

Financial Index

1.        Description of Business

Derma Sciences, Inc. and its subsidiaries (the “Company”) is a full line provider of wound care, wound closure and specialty securement devices and skin care products. The Company markets its products principally through independent distributors servicing the long-term care, home health and acute care markets in the United States, Canada and other select international markets. The Company’s U.S. distribution facilities are located in St. Louis, Missouri, and Houston, Texas, while the Company’s Canadian distribution facility is located in Toronto. The Company has manufacturing facilities in Toronto, Canada and Nantong, China.

The Company incurred net losses of $3,961,937 and $2,284,605 for the years ended December 31, 2008 and 2007, respectively, and has an accumulated deficit of $19,663,823 at December 31, 2008. During 2008 and 2007, the Company has primarily relied on external financing sources to provide the capital necessary to fund operations including the private sale of its common stock and debt financing through its revolving line of credit and U.S. term loan. At December 31, 2008, the Company had working capital of $6,739,651. Management believes the current available working capital and the available capacity on its revolving line of credit will be sufficient to support operations for all of 2009. The continued availability of the revolving line of credit is predicated on the Company’s ability to meet restrictive loan covenants including minimum EBITDA levels and certain ratios of fixed charge coverage, senior debt leverage and total debt leverage for each quarter of 2009. Based on the actions taken during the latter part of 2008 including the curtailment of certain operating expenses and the transfer of production of FAD products from its facility in Houston, Texas to lower cost foreign suppliers, management believes it will comply with the restrictive loan covenants during 2009. Additionally, if necessary to comply with the loan covenants, the Company has the intent and ability to reduce spending in 2009 by further controlling costs that are within management’s discretion. Such costs include certain sales and marketing expenses, salaries, research and development costs related to DSC 127 and certain other general and administrative expenses.

If the Company were unable to comply with the loan covenants during any quarter of 2009, the U.S. lender could declare all amounts under the revolving credit facility and the U.S. term loan as currently due and payable. If this were to occur, the Company would need to secure additional external financing to continue its operations. There is no assurance that the Company would be able to secure additional external financing under commercially reasonable terms, or at all.

2.        Summary of Significant Accounting Policies

Principles of Consolidation – The consolidated financial statements include the accounts of Derma Sciences, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates – In conformity with accounting principles generally accepted in the United States, the preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on knowledge of current events and actions which may be undertaken in the future, actual results may ultimately differ from these estimates.

Foreign Currency Translation – Assets and liabilities are translated using the exchange rates in effect at the balance sheet date, while income and expenses are translated using average rates. Translation adjustments are reported as a component of shareholders’ equity in accumulated other comprehensive income. For the Company’s Canadian subsidiary, whose functional currency is the Canadian dollar, exchange rate fluctuations on foreign currency denominated assets and liabilities other than the functional currency resulted in $183,479 and $161,244 of expense for the years ended December 31, 2008 and 2007, respectively.

Cash and Cash Equivalents – The Company considers cash and cash equivalents as amounts on hand, on deposit in financial institutions and highly liquid investments purchased with an original maturity of three months or less.

Concentration of Credit Risk – Financial instruments that subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with various financial institutions in amounts which at times may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The

Financial Index

Company has not experienced any losses in such accounts. The Company's accounts receivable balance is net of an allowance for doubtful accounts. The Company does not require collateral or other security to support credit sales, but provides an allowance for doubtful accounts based on historical experience and specifically identified risks. Accounts receivable are charged off against the allowance for doubtful accounts when management determines that recovery is unlikely and the Company ceases collection efforts.

Foreign Operations Risk – The Company’s future operations and earnings will depend to a large extent on the results of its operations in Canada and its ability to continue to maintain a continuous supply of basic wound care products from its own operation and/or its suppliers in China and Mexico. While the Company does not envision any adverse change to the manner in which operations in Canada, China and Mexico are presently being conducted, there can be no assurance that the Company will be able to successfully conduct such operations in the future, and a failure to do so may have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows. Also, the success of the Company’s operations will be subject to numerous contingencies, some of which are beyond management’s control. These contingencies include general and regional economic conditions, foreign exchange prices for the Company’s products, prices for materials and products purchased from suppliers, competition and changes in regulations.

Inventories – Inventories consist primarily of raw materials, packaging materials, work in process and finished goods valued at the lower of cost or market. Cost is determined on the basis of the first-in, first-out method.

Equipment and improvements – Equipment and improvements are stated at cost and are depreciated principally by the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Leasehold improvements are amortized over the lesser of their useful lives or the remaining lease term.

Fair Value of Financial Instruments – The carrying value of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses reported in the consolidated balance sheets equal or approximate fair value due to their short term nature. The fair value of the Company's long-term debt approximates book value as the debt is at market rates currently available to the Company.

Other Intangible Assets – Patents and trademarks and other intangible assets with definite lives are stated on the basis of cost or fair value as determined as of the date of acquisition. Patent and trademarks are amortized over 12 to 17 years on a straight-line basis. Other intangible assets consisting of product rights, formulations and specifications, regulatory approvals, customer lists, non-compete and other agreements are amortized over 4 to 13 years on a straight-line basis.

Long Lived Assets – In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for Impairment or Disposal of Long Lived Assets” the Company reviews its long-lived assets with definitive lives whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amount of the asset or group of assets exceeds its net realizable value, the asset will be written down to its fair value.

Goodwill – The Company tests goodwill for impairment using the two-step process prescribed by Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). The first step tests for potential impairment, while the second step measures the amount of impairment, if any. The Company uses a discounted cash flow analysis to complete the first step in this process. If the first step indicates an impairment, i.e. when the carrying value exceeds the fair value, then the second step is required to determine the implied fair value of goodwill. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination. The allocation is to be performed as if the reporting unit had just been acquired and the fair value of the unit was the purchase price. The goodwill impairment equals the carrying value of goodwill less the implied fair value of goodwill. The Company performs its goodwill impairment test as of December 31 of each year, or more frequently if impairment indicators are present.

In connection with the acquisitions of certain assets of NutraMax Products, Inc. in 2007 (see Note 3), the Company recorded goodwill of $4,679,684, representing the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed. For tax purposes, the goodwill is deductible and is being amortized over fifteen years.

Financial Index

Stock-Based Compensation – Effective January 1, 2006 the Company adopted SFAS 123R which revises SFAS 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) and supersedes Accounting Principles Board Opinion 25 “Accounting for Stock Issued to Employees.” SFAS 123R requires that new, modified and unvested share-based payment transactions with employees, such as grants of stock options and restricted stock, be recognized in the financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods. The Company estimates the fair value of stock options as of the date of grant using the Black-Scholes or binomial/lattice pricing model (as applicable) and restricted stock based on the quoted market price.

        Income Taxes – Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        The Company measures and recognizes the tax implications of positions taken or expected to be taken in its tax returns on an ongoing basis. In 2008 and 2007, the Company had no unrecognized tax benefits or liabilities, and no adjustment to its financial position, results of operations or cash flows were required. The Company does not expect that unrecognized tax benefits will increase within the next twelve months. The Company records interest and penalties related to tax matters within other expense on the accompanying Consolidated Statements of Operations. These amounts are not material to the consolidated financial statements for the periods presented. The Company’s U.S. tax returns are subject to examination by federal and state taxing authorities. Tax years prior to 2004 are no longer subject to federal or state examination. The Company’s State of New Jersey tax returns for the tax years 2002 through 2005 have been examined and there were no assessments. The Company’s 2003 and 2002 Canadian tax returns were subject to examination and adjustment by the Canada Customs and Revenue Agency. These adjustments did not have a material impact on the Company’s financial position, results of operations or cash flows. Tax years prior to 2004 are no longer subject to examination in Canada.

Revenue Recognition – The Company operates in three segments: wound care, wound closure and specialty securement devices and skin care. Sales are recorded when product is shipped or title passes to customers and collectability is reasonably assured. Gross sales are adjusted for cash discounts, returns and allowances, trade rebates, distribution fees (in Canada) and other sales deductions in the same period that the related sales are recorded. Freight costs billed to and reimbursed by customers are recorded as a component of revenue. Freight costs to ship product to customers are recorded as a component of cost of sales.

Advertising and Promotion Costs – Advertising and promotion costs are expensed as incurred and were $1,276,368 and $859,857 in 2008 and 2007, respectively.

Royalties – The Company recognizes royalty expenses associated with the products sold at the time the related sale occurs and records them as a component of cost of sales. Royalty expense for the years ended December 31, 2008 and 2007 was $346,260 and $49,005, respectively.

Net Loss per Share – Net loss per common share – basic is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Net loss per common share – diluted reflects the potential dilution of earnings by including the effects of the assumed exercise, conversion or issuance of potentially issuable shares of common stock (“potentially dilutive securities”), including those attributable to stock options, warrants, convertible preferred stock and restricted common stock in the weighted average number of common shares outstanding for a period, if dilutive. The effects of the assumed exercise of warrants and stock options are determined using the treasury stock method. Potentially dilutive securities have not been included in the computation of diluted loss per share for the years ended December 31, 2008 and 2007 as the effect would be anti-dilutive.

Potentially dilutive shares excluded as a result of the effects being anti-dilutive are as follows:

Financial Index

	Year Ended December 31,
	2008	2007

Excluded dilutive shares:
Preferred stock	2,280,407	2,280,407
Restricted common stock	175,000	175,000
Stock options	8,022,625	8,223,480
Warrants	8,745,259	8,312,759

Total dilutive shares	19,223,291	18,991,646

Recently Issued Accounting Pronouncements – In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 as of January 1, 2008, as required. The adoption of SFAS 157 did not have a material effect on the Company’s financial condition or results of operations for the year ended December 31, 2008.

In December 2007, the FASB issued SFAS No. 141 (revised), “Business Combinations” (“SFAS 141(R)”), which is intended to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations. SFAS 141(R) requires that the acquiring entity in a business combination recognize all (and only) the assets and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose to investors and other users all of the information that they need to evaluate and understand the nature and financial effect of the business combination. In addition, SFAS 141(R) impacts the accounting for transaction and restructuring costs. SFAS 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) will impact the accounting for acquisitions completed by the Company after December 31, 2008.

In June 2008, the FASB issued EITF 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock ("EITF 07-5"). EITF 07-5 provides guidance in assessing whether an equity-linked financial instrument (or embedded feature) is indexed to an entity's own stock for purposes of determining whether the appropriate accounting treatment falls under the scope of SFAS 133, Accounting For Derivative Instruments and Hedging Activities and/or EITF 00-19, Accounting For Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and early application is not permitted. The Company has not yet determined what, if any, effect EITF 07-5 will have on the results of operations or financial condition.

3.        Acquisitions

        NutraMax Acquisition

        On November 8, 2007, the Company acquired the NutraMax Products, Inc., (“NutraMax”) first aid division (“FAD”) for $13,000,000 cash and a $500,000 potential earn out bonus. The cash purchase price consisted of $10,250,000 paid to NutraMax, $2,000,000 deposited in a supply agreement escrow account and $750,000 deposited in an indemnification escrow account. In addition, the Company incurred $858,148 of capitalizable transaction costs related to the acquisition. On June 26, 2008 the Company and NutraMax reached an agreement on the disposition of the escrowed funds and settled other working capital items. In connection with the settlement the Company received payment of $1,193,187 in full satisfaction of all indemnification and contingent acquisition related matters which has been recorded as an adjustment to the purchase price. The purchased assets consisted of receivables, inventory, equipment, other amortizable intangible assets and goodwill. To fund the acquisition, the Company raised $5,610,915 (net of $389,079 in commission and other offering expenses) from the private sale of 8,571,420 shares of common stock at a price of $0.70 per share, together with 2,142,855 five-year warrants to purchase one share of common stock at a price of $0.77 per share. In addition, the Company entered into a new

Financial Index

five-year credit and security agreement comprised of an $8,000,000 revolver and a $6,000,000 term loan. At closing, the Company applied the entirety of the $6,000,000 term loan and approximately $3,000,000 of the revolver in satisfaction of the Company’s obligations under the purchase agreement and related obligations.

        The FAD is a leading manufacturer and marketer of branded and private label adhesive strips and related first aid products to the medical, industrial and retail markets. The FAD’s product line will serve to expand the Company’s existing basic wound care line to new customers and markets, especially the retail market where the Company did not have a presence. The Company anticipates being able to leverage cross selling opportunities presented by the purchase to grow sales. In addition, the Company expects to be able to reduce FAD product costs by completing the transfer of production of FAD products, initiated by NutraMax, to lower cost suppliers. The production transfer was completed in the fourth quarter of 2008.

        The acquisition has been accounted for as a purchase. Accordingly, the results of operations of FAD have been included in the consolidated financial statements commencing November 8, 2007. The allocation of the purchase price is outlined below:

Purchase Price:

Cash paid, net of settlement	$ 11,806,813
Transaction costs	858,148

Total	$ 12,664,961

Allocation of Purchase Price:

Trade receivables	$ 2,073,800
Inventory	2,343,732
Equipment	297,000
Goodwill	4,679,684
Identifiable intangible assets subject to amortization	4,200,000
Liabilities assumed	(929,255)

Total	$ 12,664,961

        The allocation of the purchase price to the assets acquired and liabilities assumed as reflected in the consolidated financial statements is based on the finalized independent valuation study which established the fair market value of the assets, liabilities and the identifiable intangible assets and liabilities assumed. The intangible assets acquired consist primarily of customer lists, trademarks and other agreements.

        Effective December 31, 2008, we made certain adjustments to our preliminary valuation of tangible and intangible assets acquired and liabilities assumed in connection with our November, 2007 acquisition of FAD. In so doing, we considered a valuation study prepared by an independent appraiser as well as information that became available after the acquisition. The responsibility for the valuation adjustments is entirely ours.

        A reconciliation of the preliminary goodwill valuation of $7,084,263 identified in the December 31, 2007 financial statements to the final valuation is as follows:

Goodwill at December 31, 2007	$7,084,263

Less:

Escrow account settlement	1,193,187
Increase in intangible assets	1,200,000
Increase in tangible assets	11,392

Goodwill at December 31, 2008	$4,679,684

Financial Index

        The Company has retained certain NutraMax personnel to perform sales and marketing, manufacturing and distribution activities on a permanent and transitional basis. Manufacturing activities were completed in Houston in the fourth quarter 2008. The Company entered into a lease for NutraMax’s former facility in Houston, Texas through April, 2009. Under the terms of the lease, the Company will pay the landlord $18,750 per month and will be responsible for utilities and ongoing normal repair and maintenance costs.

        The unaudited pro forma information below presents combined results of operations as if the FAD acquisition had occurred on January 1, 2007 instead of November 8, 2007. The pro forma information is based on historical results and is not necessarily indicative of the results of operations of the combined entity had the acquisition occurred at the beginning of the periods presented, nor is it necessarily indicative of future results.

2007 (Unaudited)

Revenues	$ 48,548,377

Net loss	$ (3,131,722)

Net loss per common share:
Basic and diluted	$ (0.12)

4.        Accounts Receivable

Accounts receivable include the following:

	December 31,
	2008	2007

Accounts receivable	$ 5,213,167	$ 4,070,658
Less: Allowance for doubtful accounts	(370,000)	(123,000)
Allowance for trade rebates	(709,244)	(213,550)
Allowance for cash discounts and
returns	(241,400)	(66,989)

Accounts receivable, net	$ 3,892,523	$ 3,667,119

At December 31, 2008 and 2007 Derma Canada’s net accounts receivable balance was a credit of $1,257,273 and $1,650,528, respectively. The credit balance was primarily attributable to the trade rebate allowance from its largest customer exceeding the underlying trade accounts receivables outstanding. The credit balance has been reclassed to accrued expenses and other current liabilities for financial statement presentation purposes (see Note 10).

5.        Inventories

Inventories include the following:

	December 31,
	2008	2007

Finished goods	$ 9,001,269	$6,660,454
Work in process	443,511	180,823
Packaging materials	700,948	1,152,268
Raw materials	2,277,314	1,942,432

Total inventory	$12,423,042	$9,935,977

Financial Index

6.        Equipment and Improvements, net

Equipment and improvements include the following:

	December 31,
	2008	2007

Machinery and equipment	$ 5,110,112	$ 5,527,923
Furniture and fixtures	569,617	455,737
Leasehold improvements	1,229,168	1,462,690

	6,908,897	7,446,350
Less: accumulated depreciation	(2,931,044)	(2,537,301)

Total equipment and improvements, net	$ 3,977,853	$ 4,909,049

        Included in equipment and improvements at December 31, 2008 were leased machinery and equipment with a cost of $161,381 and accumulated amortization of $76,656 and furniture and fixtures with a cost of $260,069 and accumulated amortization of $66,301 attributable to leased equipment. Amortization of assets under capital leases is included in depreciation expense.

7.        Other Intangible Assets, net

Other intangible assets, net include the following:

	December 31,
	2008	2007

Patents and trademarks	$ 444,067	$ 444,067
Other intangible assets	7,842,797	6,642,797

	8,286,864	7,086,864
Less accumulated amortization	(2,976,735)	(1,549,211)

Other intangible assets, net	$ 5,310,129	$ 5,537,653

In connection with the various acquisitions of certain assets and assumption of trade payables during 2007 and 2006, the Company allocated $7,500,000 to identifiable intangible assets as outlined below:

	Fair Value	Annual Amortization	Amortization Period

Trademarks and trade names	$1,600,000	$ 135,000	10-13 years
Customer list	3,300,000	600,000	4-10 years
Non-compete agreement	1,200,000	240,000	5 years
Other agreements	1,200,000	300,000	4 years
Certification and product designs	200,000	40,000	5 years

Total	$7,500,000	$1,315,000

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The weighted average useful life of patent and trademarks and other intangibles as of December 31, 2008 and 2007 is 3.8 and 4.9 years, respectively. Actual amortization expense for 2008 and 2007 and estimated thereafter by year is outlined below:

	Patents and Trademarks	Other Intangibles	Total

Actual amortization expense for year ended December 31, 2008	$36,012	$1,391,511	$1,427,524

Actual amortization expense for year ended December 31, 2007	$41,201	$ 618,511	$ 659,712

Estimated amortization expense for years ending December 31,

2009	$ -	$1,316,879	$1,316,879
2010	-	1,315,000	1,315,000
2011	-	1,051,250	1,051,250
2012	-	320,000	320,000
2013	-	285,000	285,000
Thereafter	-	1,022,000	1,022,000

Total	$ -	$5,310,129	$5,310,129

8.        Other Assets, net

Other assets, net include the following:

	December 31,
	2008	2007

Deferred financing costs, net	$559,212	$419,496
Deposits	122,260	90,011

Total other assets, net	$681,472	$509,507

        Deferred financing costs related to the U.S. credit facility are being amortized over the five-year term of the related facility. Unamortized deferred financing costs in the amount of $56,628 associated with the $3,500,000 revolving line of credit agreement which was paid off in November, 2007 were written-off and included in Loss on Debt Extinguishment in the Consolidated Statement of Operations.

9.        Line of Credit Borrowings

In November, 2007, the Company entered into a new five-year revolving credit agreement providing for maximum borrowings of $8,000,000 with a U.S. lender. Advances under the revolving credit agreement may be drawn, from time to time, up to the amount of 85% of eligible receivables (as defined) and 42% of eligible inventory (as defined). Interest on outstanding advances under the revolving credit agreement is payable at the LIBOR monthly rate (the "Base Rate") plus 2.75% (the "Base Rate Margin") (3.22% at December 31, 2008). In addition, the Company pays a monthly unused line fee of 0.5% per annum on the difference between the daily average amount of advances outstanding under the agreement and $6,500,000 ($8,000,000 less a reserve of $1,500,000) together with a monthly collateral management fee of $2,000. Outstanding balances under the agreement are secured by all of the Company’s and its subsidiaries’ existing and after-acquired tangible and intangible assets located in the United States and Canada. At December 31, 2008 the Company had an outstanding balance of $3,446,605 under this agreement.

        The revolving credit agreement is subject to financial covenants which require maintaining a minimum cumulative EBITDA level and certain ratios of fixed charge coverage, senior debt leverage and total debt leverage as defined in the agreement. Additional covenants governing permitted investments, indebtedness and liens, together with payments of dividends and protection of collateral, are also included in the agreement. The revolving

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credit agreement contains a subjective acceleration provision whereby the lender can declare a default upon a material adverse change in the Company’s business operations.

On March 31, 2009, the Company’s U.S. lender agreed to amend the credit and security agreement to allow the Company to enter into a forbearance agreement with Western Medical to postpone payment of its promissory note due April 18, 2009 and to allow subsequent payments on the subordinated debt beginning in April 2010 provided the Company achieves predetermined liquidity and free cash flow (as defined) objectives and Western Medical further extends for one year the payment of the principal balance, if any, remaining on the promissory note after giving effect to the April, 2010 payment. In return for the amendment, the Company agreed to change its base rate for interest charged to a three month LIBOR rate from a one month LIBOR rate. Further,the base rate margin was increased 150 basis points on the revolving line of credit from 2.75% to 4.25%, on the term loan from 4.25% to 5.75% and on the portion of the term loan secured by restricted cash from 2.25% to 3.75%. In addition, the Company is obligated to increase the revolving loan availability on its revolving line of credit to a minimum of $3,000,000 by December 31, 2009. Failure to achieve the minimum revolving loan availability amount will result in the base rate changing to the greater of 3.00% or the actual rate in effect. In addition, the Company is responsible for the U.S. lender’s reasonable legal feesrelative to the third amendment to the credit and security agreement.

Effective August 13, 2008, the Company’s lender agreed to waive all prior financial and reporting covenant defaults and amend the existing minimum EBITDA, fixed charge coverage, senior debt leverage and total debt leverage covenants to allow the Company to continue to implement its growth strategy in line with the lender’s minimum liquidity terms. Amendment of the covenants was predicated upon the Company segregating $2,000,000 in a restricted account the use of which is subject to the approval of the lender. The Company’s maximum revolver borrowing capacity remained unchanged. The Company incurred fees of $25,000 associated with the granting of the covenant amendment.

Effective March 28, 2008, the Company’s U.S. lender agreed to waive all prior financial and reporting covenant defaults and amend the existing minimum EBITDA, fixed charge coverage, senior debt leverage and total debt leverage covenants, to be measured on a quarterly basis, to allow the Company to implement its growth strategy. Amendment of the covenants was predicated upon the Company’s commitment to raise a minimum of $3,000,000 by May 1, 2008 from the sale of equity and agreement to limit its maximum revolver borrowing to the lesser of (a) the revolver loan commitment ($8,000,000) or (b) the borrowing base (as defined), less $1,500,000. Not less than $3,000,000 of the equity infusion was required to be applied to the then existing revolver balance which amount will be credited as a component of EBITDA for covenant compliance purposes. The Company incurred fees of $250,000 associated with the granting of the covenant amendment, together with related expenses of $10,829 which are included as additions to deferred financing costs. In March, 2008 the equity infusion requirement was met (see Note 12).

10.        Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities include the following:

	December 31,
	2008	2007

Accrued Canadian sales rebate, net (see notes 3 and 16)	$1,257,273	$1,650,528
USC License Fee (see note 16)	-	839,348
Accrued compensation and related taxes	177,133	520,185
Accrued sales incentives and administrative fees	347,841	249,262
Other	222,246	161,959

Total accrued expenses and other current liabilities	$2,004,493	$3,421,282

At December 31, 2008 and 2007, the value of the Canadian accrued sales rebate and other reserves exceeded the value of the underlying trade receivables outstanding. The net credit balance in trade receivables was reclassified for financial reporting purposes to accrued expense to recognize it as a net liability.

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11.        Long-Term Debt

Long-term debt and capital leases includes the following:

	December 31,
	2008	2007

U.S. term loan	$4,700,000	$5,900,000
Promissory note	500,000	500,000
Capital lease obligations	163,243	180,668

Total debt	5,363,243	6,580,668

Less: current maturities	1,298,207	1,288,532

Long-term debt	$4,065,036	$5,292,136

The following are term loan and promissory note maturities over the next five years:

Year Ending December 31,	Term Loan and Promissory Note

2009	$1,200,000
2010	1,700,000
2011	1,200,000
2012	1,100,000
2013	$ -

Total term loan obligations	5,200,000
Less: current maturities	1,200,000

Long-term loan obligations	$4,000,000

U.S. Term Loan

In November, 2007, the Company entered into a five-year $6,000,000 term loan agreement with a U.S. lender. Interest on the term loan is payable at the LIBOR monthly rate plus 4.25%, (4.72% at December 31, 2008). Monthly payments of principal in the amount of $100,000 together with interest are due under the agreement. The agreement is secured by all of the Company’s and its subsidiaries’ existing and after-acquired tangible and intangible assets located in the United States and Canada.

The term loan agreement is subject to financial covenants which require maintaining a minimum cumulative EBITDA level and certain ratios of fixed charge coverage, senior debt leverage and total debt leverage as defined in the agreement. Additional covenants governing permitted investments, indebtedness and liens, together with payments of dividends and protection of collateral, are also included in the agreement. The term loan agreement contains a subjective acceleration provision whereby the lender can declare a default upon a material adverse change in the Company’s business operations.

Effective August 13, 2008 and March 28, 2008, the foregoing financial covenants were amended as described in the third and fourth paragraphs under the heading Line of Credit Borrowings (see Note 9).

Promissory Note

In connection with the acquisition of Western Medical in April 2006, a portion of the purchase price was paid via a three-year unsecured promissory note issued to the seller. The principal amount of the promissory note, together with simple interest of 12%, is payable in 11 quarterly installments of interest only in the amount of

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$15,000 and a final payment of accrued interest of $15,000 and the principal balance of $500,000 on April 18, 2009. The promissory note may be prepaid in part or in full at any time without penalty.

On March 31, 2009, the Company entered into a Forbearance Agreement (the “Agreement”) with Western Medical to postpone payment of its $500,000 promissory note due April 18, 2009. The Company will continue to make interest payments when due and a final payment of the principal plus accrued interest through the date of payment on April 14, 2010. In consideration for the postponement, the Company agreed to grant Western Medical warrants to purchase 50,000 shares of the Company’s common stock at the market price on the date of execution of the Agreement and agreed to pay Western Medical’s legal fees associated with the preparation and subsequent enforcement of the Agreement.

Capital Lease Obligations

The Company has three capital lease obligations for certain office furniture and distribution equipment totaling $163,243 as of December 31, 2008. The capital lease obligations bear interest at annual rates ranging from 6.8% to 9.6% expiring through February 2011.

        The future minimum lease payments required under the capital leases and the present value of the minimum lease payments as of December 31, 2008 are as follows:

Year Ending December 31,	Capital Lease Obligations

2009	$107,676
2010	61,463
2011	5,901

Total minimum lease payments	175,040
Less: Amount representing interest	11,797
Present value of capital lease obligations	163,243
Less: Current maturities of capital lease obligations	98,207

Long-term capital lease obligations	$ 65,036

12.        Shareholders’ Equity

Preferred Stock

There are 150,003 shares of series A convertible preferred stock outstanding at December 31, 2008. The series A preferred stock is convertible into common stock on a one-for-one basis, bears no dividend, maintains a

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liquidation preference of $4.00 per share, votes as a class on matters affecting the series A preferred stock and maintains voting rights identical to the common stock on all other matters.

There are 440,003 shares of series B convertible preferred stock outstanding at December 31, 2008. The series B preferred stock is convertible into common stock on a one-for-one basis, bears no dividend, maintains a liquidation preference of $6.00 per share, votes as a class on matters affecting the series B preferred stock and maintains voting rights identical to the common stock on all other matters.

        There are 619,055 shares of series C convertible preferred stock outstanding at December 31, 2008. The series C preferred stock is convertible into common stock on a one-for-one basis, bears no dividend, maintains a liquidation preference averaging $0.70 per share, votes as a class on matters affecting the series C preferred stock and maintains voting rights identical to the common stock on all other matters.

        There are 1,071,346 shares of series D convertible preferred stock outstanding at December 31, 2008. The series D preferred stock is convertible into common stock on a one-for-one basis, bears no dividend, maintains a liquidation preference averaging $0.50 per share, votes as a class on matters affecting the series D preferred stock and maintains voting rights identical to the common stock on all other matters.

Common Stock

In March 2008, the Company raised $5,610,871 (net of $489,129 in commission and other offering expenses) from the private sale of 6,100,000 shares of common stock at a price of $1.00 per share, together with 3,050,000 five-year warrants to purchase one share of common stock at a price of $1.20 per share. In addition, the placement agent for the shares sold received 142,500 five-year warrants to purchase one share of common stock at $1.20 per share. The proceeds were used to meet the minimum equity infusion requirements associated with the Company’s March 28, 2008 amended bank covenants, support the Company’s strategic growth initiatives and increase working capital.

        In January 2008, the Company issued 210,988 shares of common stock as follows: (a) 100,000 shares in consideration of $105,000 upon exercise of series G warrants, (b) 19,800 shares in consideration of $12,375 upon exercise of 19,800 stock options, and (c) 91,188 shares upon cashless exercise of 178,200 stock options.

On December 28, 2007 the Company amended its articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000.

In November 2007, the Company raised $5,610,915 (net of $389,079 in commission and other offering expenses) from the private sale to two institutional investors of 8,571,420 shares of the Company’s common stock at the price of $0.70 per share, together with 2,142,855 five-year warrants to purchase one share of common stock at the price of $0.77. The funds were used for the acquisition of FAD.

In accordance with the series F warrant agreement, effective January 4, 2007, the warrant holders effected a cashless exercise of all issued and outstanding series F warrants comprising 1,309,441 warrants with an exercise price of $0.57 per warrant. Based on the thirty day trailing average closing price of $0.78 per share, the warrants had a calculated value of $0.21 each ($0.78 - $0.57), or $274,983 in the aggregate, and were exchanged for 352,175 shares of common stock.

Stock Purchase Warrants

At December 31, 2008, the Company had warrants outstanding to purchase 8,745,259 shares of the Company’s common stock as outlined below:

Series	Number of Warrants	Exercise Price	Expiration Date

H	2,655,098	$1.00	April 30, 2011
I	754,806	$0.72	April 30, 2011
J	2,142,855	$0.77	May 31, 2013
K	3,192,500	$1.20	April 1, 2013

Total	8,745,259

        On December 31, 2008 the remaining Series G warrants of 2,660,000 expired unexercised.

        Stock Options

The Company has a stock option plan under which options to purchase a maximum of 10,000,000 shares of common stock may be issued. The plan permits the granting of both incentive stock options and nonqualified stock options to employees and directors of the Company and certain outside consultants and advisors to the Company. The option exercise price may not be less than the fair market value of the stock on the date of the grant of the option. The duration of each option may not exceed 10 years from the date of grant. Under the plan, service based options to purchase 360,000 and 1,880,000 shares of common stock were granted to officers, directors, agents and employees in 2008 and 2007, respectively, with exercise prices ranging from $0.60 to $1.11 per share. Market based options to purchase 700,000 shares of common stock were granted to officers in 2007. In 2008 and 2007,

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165,000 and zero plan options were forfeited and 20,000 and 29,000 expired, respectively. In 2008, 198,000 options were exercised. As of December 31, 2008, options to purchase 6,129,625 shares of the Company’s common stock were issued and outstanding under the plan.

The Company has previously granted nonqualified stock options to officers, directors, agents and employees outside of the stock option plan (“non-plan options”). All non-plan options were granted at the fair market value at the date of grant. As of December 31, 2008, non-plan options to purchase 1,893,000 shares of the Company’s common stock were issued and outstanding. In 2008 and 2007, 40,000 and zero non-plan options were forfeited and 137,855 and 165,800 options expired, respectively.

        For the years ended December 31, 2008 and 2007 the fair value of each service based option award was estimated at the date of grant using the Black-Scholes option pricing model. The weighted-average assumptions for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007

Risk-free interest rate	3.08%	4.28%
Volatility factor	118%	118%
Dividend yield	0%	0%
Expected option life (years)	6.25	6.25
Contractual life (years)	10	10

In both 2008 and 2007, the risk-free rate utilized represents the U.S. Treasury yield curve rate which approximates the risk-free rate for the expected option life at the time of grant. In 2008 and 2007, the volatility factor was calculated based on the seventy-five month-end closing prices of the Company’s common stock preceding the month of stock option grant. The Company uses a seventy-five month volatility period to coincide with the expected stock option life. Based on guidance from Staff Accounting Bulletin 107 and 110, a stock option life of 6.25 years was utilized under the simplified method. The dividend yield is 0% since the Company does not anticipate paying dividends in the near future. Based on the Company’s historical experience of options that expired or are cancelled before becoming fully vested, the Company has assumed an annualized forfeiture rate of 1.0% for all options. Under the true-up provision of SFAS 123R, the Company will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture rate is higher than estimated.

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For the year ended December 31, 2008 no market based options were awarded. For the year ended December 31, 2007 the fair value of each market based option award was estimated at the date of grant using the binomial/lattice option pricing model. The weighted-average assumptions for the year ended December 31, 2007 were as follows:

2007

Risk-free interest rate	3.97%
Volatility factor	99.3%
Dividend yield	0%
Expected option life (years)	8.5
Contractual life (years)	10

The risk-free rate utilized represents the U.S. Treasury yield curve rate which approximates the risk-free rate for the expected option life at the time of grant. The volatility factor was calculated based on the seventy-five month-end closing prices of the Company’s common stock preceding the month of stock option grant, respectively. A one hundred and twenty month volatility period to coincide with the contractual stock option life was utilized. The dividend yield is 0% since the Company does not anticipate paying dividends in the near future. Based on the Company’s historical experience for market based options that cancel before becoming fully vested, the Company has assumed an annualized forfeiture rate of 0% for all options.

A summary of the Company’s stock option activity and related information for the years ended December 31, 2008 and 2007 follows:

	2008		2007

	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding – beginning of year	8,223,480	$0.78	5,838,280	$0.94
Granted	360,000	$0.92	2,580,000	$0.68
Forfeited	(205,000)	$0.83	-	-
Expired	(157,855)	$5.81	(194,800)	$4.08
Exercised	(198,000)	$0.63	-	-

Outstanding – end of year	8,022,625	$0.70	8,223,480	$0.78

Exercisable at end of year	6,362,625	$0.70	5,885,980	$0.82

        The weighted average fair value per share of options granted during 2008 and 2007 was $0.80 and $0.72, respectively. The fair value of options vested during 2008 and 2007 was $493,075 and $421,325, respectively.

        The following table summarizes information related to stock options outstanding and exercisable at December 31, 2008:

Range of Exercise Prices	Number Outstanding at 12/31/08	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 12/31/08	Weighted-Average Exercise Price

$0.37 - $0.50	2,161,125	4.9	$0.45	2,161,125	$0.45
$0.51 - $0.75	3,468,000	6.7	$0.63	2,255,500	$0.64
$0.80 - $1.20	2,005,000	6.5	$0.87	1,583,750	$0.88
$1.55 - $1.70	341,500	4.8	$1.63	341,500	$1.63
$2.80 - $6.00	47,000	7.0	$3.62	20,750	$4.65

	8,022,625	6.08		6,362,625

        For the years ended December 31, 2008 and 2007, no income tax benefit was recognized related to stock option activity.

        During the year ended December 31, 2008 and 2007, stock option compensation expense was recorded using the fair value method under SFAS 123R as follows:

	2008	2007

Cost of sales	$ 58,328	$ 23,825
Selling, general and administrative expenses	714,808	580,767

Total stock option compensation expense	$773,136	$604,592

As of December 31, 2008, there was $922,664 of unrecognized compensation cost related to nonvested service based awards and $423,500 related to nonvested market based awards granted under the plan. That cost is expected to be recognized over the options’ remaining weighted average vesting period of 1.45 years for service based options and 1.0 year for market based options.

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Restricted Common Stock

On May 11, 2006, the Company adopted a restricted common stock plan and reserved 2,500,000 shares of common stock for issuance.

On May 12, 2006, 175,000 shares of restricted common stock were granted to non-employee members of the Company’s board of directors and will vest three years from the date of the grant. The fair market value at the date of grant, determined by the quoted market price, was $145,250 or $0.83 per share. The fair market value of the grant is being recognized to compensation expense over the three-year service period. For the years ended December 31, 2008 and 2007, $48,420 for each period was recorded in selling, general and administrative expense for these grants.

Shares Reserved for Future Issuance

        At December 31, 2008, the Company had reserved the following shares of common stock for future issuance:

Convertible preferred shares (series A – D)	2,280,407
Common stock options available for grant	3,870,375
Common stock options outstanding	8,022,625
Common stock warrants outstanding (series H – K)	8,745,259
Restricted common stock available for grant	2,325,000
Restricted common stock grants	175,000

Total common stock shares reserved	25,418,666

Securities Registration Obligations

        The Company closed on private syndications of its securities on April 18, 2006, August 3, 2006, November 8, 2007 and April 2, 2008. In connection with each such syndication, the Company agreed with purchasers both to register the securities for public sale and to use its best efforts to maintain the effectiveness of such registration statements. The Company has satisfied its obligations to register the securities issued in each of the aforementioned syndications and has maintained the effectiveness of such registrations through the date hereof.

The securities registration provisions applicable to the April 18, 2006 and August 3, 2006 syndications do not specify liquidated damages for failure to maintain the effectiveness of the subject registration statements. The registration statements relative to these syndications, and the Company’s obligations thereunder, expire on October 20 and November 27, 2009, respectively.

     The securities registration provisions applicable to the November, 2007 and April, 2008 syndications require that if the Securities and Exchange Commission suspends the effectiveness of the subject registration statements prior to all registered securities either having been sold or becoming eligible for unrestricted sale pursuant to Rule 144(b)(1)(i) under the Securities Act of 1933, an event not now anticipated, the Company must pay purchasers one thirtieth of one percent of the purchase price of the securities for each day the registration statement is not effective up to a maximum of ten percent of the purchase price.

The securities purchased in the November, 2007 and April, 2008 syndications are all eligible for unrestricted sale under Rule 144(b)(1)(i) with the exception of securities purchased by a single institutional investor in the total amount of $6,500,000. The Company’s maximum potential liability to the subject investor under the foregoing registration provisions would be $650,000. The Company’s securities registration obligations relative to the November, 2007 and April, 2008 syndications expire on January 2, 2011 and August 29, 2011, respectively.

13.        Operating Segments

The Company consists of three operating segments: wound care, wound closure and specialty securement devices and skin care. Products in the wound care segment consist of basic and advanced dressings, ointments and sprays and adhesive bandages. Wound closure and specialty securement device products include wound closure

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strips, nasal tube fasteners and a variety of catheter fasteners. The skin care segment consists of antibacterial skin cleansers, hair and body soaps, lotions and moisturizers.

Products in all three operating segments are marketed to long-term care facilities, hospitals, physicians, clinics, home health care agencies and other healthcare institutions. Basic and advanced wound care products are manufactured both internally and outsourced, while the manufacture of skin care products is completely outsourced. Wound closure-specialty securement devices are significantly manufactured in-house. Internally, the segments are managed at the gross profit level. The aggregation or allocation of other costs by segment is not practical.

Segment sales, gross profit and other related information for 2008 and 2007 are as follows:

Year Ended December 31, 2008

	Wound Care	Wound Closure- Specialty Securement Devices	Skin Care	Other	Total Company

Net sales	$ 47,641,194	$1,799,256	$758,978	-	$ 50,199,428

Gross profit	14,059,556	975,357	221,091	-	15,256,004
Total expenses	-	-	-	-	(19,217,941)

Net loss					$ (3,961,937)

Net long-lived assets	$ 3,256,273	$ 130,729	$ 41,463	$ 549,388	$ 3,977,853

Year Ended December 31, 2007

	Wound Care	Wound Closure- Specialty Securement Devices	Skin Care	Other	Total Company

Net sales	$ 30,983,191	$2,260,735	$891,475	-	$ 34,135,401

Gross profit	10,043,756	1,318,148	242,511	-	11,604,415
Total expenses	-	-	-	$(13,889,020)	(13,889,020)

Net loss					$ (2,284,605)

Net long-lived assets	$ 4,283,538	$ 146,768	$ 52,350	$ 426,393	$ 4,909,049

Long-lived assets consist of equipment and improvements, other intangible assets and goodwill. Wound care long-lived assets consist principally of Derma Sciences Canada Inc. equipment and improvements, other identifiable intangible assets and goodwill. Corporate headquarters and the Company’s U.S. distribution center equipment and improvements are included in the Other column since they service all three operating segments.

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        A geographical breakdown of the Company’s sales, gross profit and long-lived assets is outlined below:

2008	United States	Canada	Other	Total

Net sales	$35,369,182	$12,091,858	$2,743,388	$50,199,428
Gross profit	$10,585,004	$ 3,364,554	$ 960,186	$14,909,744
Net long-lived assets	$13,323,238	$ 2,627,922	$ 456,548	$16,407,708

2007

Net sales	$20,119,160	$12,324,111	$1,692,130	$34,135,401
Gross profit	$ 7,560,253	$ 3,451,907	$ 592,246	$11,604,415
Net long-lived assets	$15,835,701	$ 3,775,581	$ 359,725	$19,971,007

Other sales and gross profit relate principally to wound care and wound closure and specialty securement devices sales in Europe and are invoiced by the United States operation.

For the year ended December 31, 2008, the Company has a major U.S. customer comprising 10% of U.S. sales and 11% of U.S. operations trade accounts receivable at December 31, 2008. The Company’s wholly owned Canadian subsidiary sells to one customer who serves as its exclusive third party distributor and comprises 100% of Canada operations trade accounts receivable at December 31, 2008.

14.        Income Taxes

Income (loss) before provision for income taxes consists of the following components:

	2008	2007

Domestic	$(4,060,199)	$(2,588,667)
Foreign	157,077	566,096

Loss before provision for income taxes	$(3,903,122)	$(2,022,571)

The components of the provision for income taxes are as follows:

	2008	2007

Current:
Federal	$ -	$ -
State	-	-
Foreign	63,823	-

Total current	63,823	-

Deferred:
Federal	-	-
State	-	-
Foreign	(5,008)	262,034
Total deferred	(5,008)	262,034

Total provision for income taxes	$ 58,815	$262,034

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        Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2008	2007

Deferred tax liabilities:
Prepaids	$ (28,915)	$ (32,444)
Intangible amortization	(299,658)	(127,402)
Deductible acquisition costs	(110,779)	(113,345)
Depreciation	(280,089)	(435,394)

Total deferred tax liabilities	(719,440)	(708,585)

Deferred tax assets:
Net operating loss carryforwards – U.S.	3,580,429	3,900,236
Net operating loss carryforwards – foreign	-	22,145
Equity based compensation	127,564	111,468
Allowance for sales deductions	512,306	149,063
Amortization of intangibles	948,133	649,882
Inventory adjustments	439,768	197,481
Other	50,466	27,931

Gross deferred tax assets	5,658,667	5,058,206
Valuation allowance	(5,275,646)	(4,765,541)

Total deferred tax assets	383,021	292,665

Net deferred tax liabilities	$ (336,419)	$ (415,920)

The net deferred tax liability relates to the Company’s Canadian operation and consists of a deferred tax asset – current of $4,452 and a net deferred tax liability – long term of $340,871 as of December 31, 2008. The deferred tax asset – current is included in prepaid expenses and other current assets in the consolidated balance sheet. The remaining valuation allowance relates to the U.S. The timing in which the Company can utilize its U.S. federal net operating loss carryforwards in any year or in total may be limited under the Internal Revenue Code Section 382 regarding changes in ownership of corporations. Due to uncertainties surrounding the Company’s ability to use its U.S. net operating loss carryforwards and net deferred tax assets, a full valuation allowance has been provided as of December 31, 2008 and 2007.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is:

	December 31,
	2008	2007

Tax expense at federal statutory rate	$(1,327,062)	$(687,674)
State tax, net of federal benefit	(146,334)	(110,442)
Nondeductible expenses	298,277	187,713
Other	704,232	93,253

Total	(470,887)	(517,150)

Change in valuation allowance	529,702	779,184

Provision for income taxes	$ 58,815	$ 262,034

        At December 31, 2008, the Company has net operating loss carryforwards of approximately $9,864,000 for federal income tax purposes that begin to expire in years 2017 through 2028. For state income tax purposes, the Company has net operating loss carryforwards in a number of jurisdictions in varying amounts and with varying

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expiration dates. The most significant state net operating loss carryforward is approximately $2,425,000 in New Jersey, the site of the Company’s headquarters. New Jersey currently allows the deduction of net operating losses up to 100% of net income. The state has a seven year carryforward period but such period is extended where an otherwise deductible net operating loss was disallowed in full or in part because of previous limitations. The New Jersey carryforwards begin to expire in years 2009 through 2015.

15.        Retirement Benefits

        The Company maintains a profit sharing/401(k) plan for eligible full-time U.S. employees. Participants may contribute a fixed percentage of their salary to the plan, subject to IRS limitations. The Company makes a matching contribution of 50% on the first 6% of each participant’s annual earnings contributed to the plan. Company contributions to the plan for the years ended December 31, 2008 and 2007 were $53,270 and $50,347, respectively.

        The Company’s Canadian subsidiary maintains a group retirement savings plan (Registered Retirement Savings Plan) for eligible full time Canadian employees. The Canadian subsidiary makes a matching contribution of 50% of an employee’s contribution to a maximum of 3% of annual gross earnings. Employee contribution limits to the group retirement savings plan are set by the Canada Customs and Revenue Agency. The Company’s Canadian subsidiary’s contributions to the plan for the year ended December 31, 2008 and 2007 were $60,360 and $54,939, respectively.

16. Commitments

        Operating Leases

The Company has operating lease agreements for its facilities and equipment expiring in various years through 2012. Rent expense under non-cancelable operating agreements amounted to $1,468,289 and $1,280,654 in 2008 and 2007, respectively. The leases provide for increases in future minimum annual rental payments based on specified conditions over the life of the lease and/or annual inflationary increases tied to a published price index. The leases provide for renewal options consistent with the terms of the current lease. It is expected that these leases will be renewed or replaced by leases on other properties.

Net minimum future rental payments under these operating leases as of December 31, 2008 are:

Minimum Future Rental Payments
Year Ending December 31,	Amount

2009	$1,390,682
2010	1,432,739
2011	1,216,264
2012	591,325
2013	24,286
Thereafter	-

Net minimum future rental payments	$4,655,296

        Minimum rental payments associated with the U.S. distribution lease range from $11,000 per month in year one to $21,600 in year five of the lease term. The Company is recording lease expense monthly at $16,300, the weighted average monthly lease expense over the life of the lease. The difference between the monthly lease expense being recorded and the amount paid is being recorded as deferred rent expense on the balance sheet. At December 31, 2008, $10,872 of deferred rent expense was recorded.

        Comvita Licensing, Manufacturing and Sales Agreement

        On February 13, 2006 the Company entered into an exclusive five year licensing, manufacturing and sales agreement (the “Agreement”) with Comvita New Zealand Limited, whereby the Company will manufacture and sell a line of Manuka Honey based wound care products developed by Comvita. These products are supported by proprietary intellectual property that will serve to provide a competitive advantage in the market place. Access to

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this technology and these products represents a significant milestone in the Company’s strategy to build a larger presence in the advanced wound care market segment. Under the Agreement, the Company receives exclusive rights to manufacture and sell its branded products throughout North and South America within the professional medical-surgical marketplace (i.e. extended care, acute care, home care, etc.) and non-exclusive rights within the consumer marketplace. Comvita retains the right to these products in the consumer marketplace and has the option to purchase its branded consumer product requirements from the Company at agreed upon pricing.

        In accordance with the Agreement, the Company will purchase its requirements for active honey from Comvita at agreed upon pricing. As consideration for the grant of the license, the Company will pay Comvita a royalty based on sales. The Agreement calls for the Company to spend a minimum of either $200,000 or 8% of sales per year on advertising and promotion in support of these products. Further, the Agreement calls for minimum sales achievement targets beginning in the second year of the Agreement and each year thereafter to maintain exclusivity. The Agreement commenced upon the receipt of regulatory approval of the first product which occurred during the fourth quarter of 2007. The Company achieved its minimum sales objective in the first year of the Agreement. In 2008 and 2007, the Company purchased $347,935 and $51,436 of active honey and incurred $113,203 and $8,472 of royalties under the Agreement, respectively.

        Quick-Med Technologies, Inc. – License Agreement

On March 23, 2007, the Company entered into a patent and technology license agreement (the “Agreement”) with Quick-Med Technologies, Inc. (“QMT”) relating to QMT’s proprietary anti-microbial technology (the “Technology”). The Company anticipates utilizing the Technology in a series of wound care products, including conforming gauze, gauze sponges, gauze bandage rolls, gauze packing strips, oil emulsion acetate and Unna boot dressings. Initiation of the marketing and sale of products incorporating the Technology is dependent upon the grant by the FDA of approval for use of the Technology in primary and secondary wound dressings.

The initial term of the Agreement extends from March 23, 2007 (the “Effective Date”) for a period equal to the shorter of five years from the first commercial sale of products under the Agreement or seven years from the Effective Date. Under the Agreement, QMT granted to the Company an exclusive, royalty-bearing right and license to make, use and sell products incorporating the Technology in the United States and Canada (with the exception of sales to the United States government and agencies thereof in which case the license will be non-exclusive).

In consideration for the license to the Technology, the Company paid QMT a license fee in the amount of $125,000. The total non-refundable license and advance royalty payments of $125,000 was charged to research and development expense in 2007 in the consolidated statement of operations. The foregoing advance royalty payments are creditable against future royalties that become due under the Agreement.

Royalties are payable upon the Company’s net sales of products utilizing the Technology for sales within exclusive and non-exclusive territories at specified rates. The Agreement provides for escalating minimum royalty payments for each contract year. In the event for a given contract year the Company fails to make the required minimum royalty payments, QMT’s exclusive remedies (depending on the magnitude of the failure) would be either termination of the Company’s exclusive rights to the Technology or termination of the Agreement.

QMT received clearance from the FDA for use of the Technology in February 2009. The Company is in the process of initiating the actions necessary to launch the first product utilizing this technology in June 2009.

USC License Agreement

On November 2, 2007, the Company entered into a license agreement (the “License Agreement”) with the University of Southern California (“USC”) pursuant to which the Company acquired exclusive rights to 49 United States and foreign patents and non-exclusive rights to one patent, together with trade secrets and know-how, related to an angiotensin analog (the patents, trade secrets and know-how, collectively, the “Angiotensin Analog Technology”). The Angiotensin Analog Technology relates to a topical application for the treatment of chronic wounds such as diabetic ulcers, leg ulcers associated with venous insufficiency, pressure ulcers (bed sores), burns and surgical scars.

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The Company paid to or on behalf of USC an initial license fee of $839,348 during the first quarter of 2008. The initial license fee was charged to research and development expense in 2007. Additionally, the Company will pay USC royalties relative to sales of products employing the Angiotensin Analog Technology at specified rates in respect of revenues less than $100 million and revenues equal to or greater than $100 million, respectively. In addition, the Company will make milestone payments to USC of up to $9,625,000 predicated upon obtaining approval of the FDA of various indications for the Angiotensin Analog Products as well as the attainment of various sales objectives. Further, the Company is obligated to spend at least $1,250,000 on direct marketing of the initial Angiotensin Analog Product within twelve months of the FDA’s approval thereof.

The compound employing the Angiotensin Analog Technology is classified as a “drug” the sale of which is conditioned upon FDA approval. The process of obtaining FDA approval for the compound consists of subjecting the compound to a series of pre-clinical and clinical studies, these latter known as phase I, phase II and phase III studies.

The compound has successfully undergone pre-clinical and phase I clinical studies. The phase II clinical studies commenced in 2008 and are expected to be concluded by mid 2010. If the phase II clinical studies are successful, phase III clinical studies are expected to begin in July, 2010 and, barring unforeseen events, are expected to be completed by mid 2013. In the event the phase III clinical studies are successful, evaluation of the clinical studies by the FDA is expected to be completed by mid 2014.

The Company’s costs incident to conducting phase II and phase III clinical studies relative to the compound are expected to aggregate approximately $1.6 million and $10.0 million, respectively. The Company is under no obligation to undertake or complete phase II or phase III studies. Should it elect not to do so, the Company may either sublicense the Angiotensin Analog Technology to one or more pharmaceutical concerns or release the Technology to USC. In this latter event, USC would reimburse the Company for certain of its costs incident to clinical studies that have theretofore been performed.

         Canadian Distribution Agreement

The Company has a five-year agreement expiring May 1, 2010 with a Canadian company to serve as the exclusive distributor of its products in Canada. The agreement also appoints the distributor as the Company’s servicing agent to fulfill supply contracts held directly by the Company. The Company recognizes revenue under the agreement when title and risk of loss pass to the distributor and collectability is reasonably assured which is at the time product is shipped to the distributor. Payment terms from the distributor are 30 days. The agreement automatically renews after five-years for consecutive periods of one year each on the same terms and conditions unless either party gives notice of its intent not to renew 180 days prior to expiry. Either party has the right to terminate the agreement when an event of default (as defined) has occurred with respect to the other party. The distributor is entitled to continue to sell or otherwise dispose of all inventory owned by it from and after the date of contract expiration or termination. If termination of the agreement is not occasioned by breach by the distributor, the distributor will be entitled on notice to the Company to return saleable inventory (as defined) to the Company. In the event sales returns are expected, they will be reserved for at the time of sale. Since the inception of the agreement, sales returns have been minimal.

The distributor assumes responsibility for customer service, product delivery and maintenance and warehousing of sufficient inventory to meet agreed upon order fulfillment requirements. On an ongoing basis, the distributor will place inventory replenishment orders with the Company at agreed upon prices, 120 days in advance of scheduled delivery. Unless amended, each order becomes non-cancelable 90 days in advance of scheduled delivery.

With respect to sales made by the distributor, the Company will pay the distributor an agreed upon distribution fee and a specified incentive for growth (as achieved). The Company will reimburse the distributor for the difference between the price paid by the distributor and the Company’s contract price with the end customer upon submission by the distributor of an agreed upon rebate report. Further, the agreement requires the distributor to meet specified minimum regular sales growth targets in the first four years and achieve a minimum annual private label product purchase target. The agreement is cancellable by the Company if the distributor does not meet its annual purchase requirements.

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        Clinical Services Agreement

In January 2008, the Company entered into an agreement with a clinical services company to provide phase II clinical studies for the angiotensin analog technology compound licensed from USC in November 2007.

Costs under the agreement include services fees of approximately $23,000 per month from January 2008 to January 2010 and reimbursement of sterile manufacturing, toxicology and statistician support services estimated in the amount of $470,000. The foregoing costs represent an estimate of the Company’s costs under the agreement; however, actual costs could exceed these estimates. The agreement may be terminated upon termination of the USC license agreement. The Company incurred $572,083 in connection with this agreement in 2008 which is included as a component of research and development costs.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth expenses (estimated except for the registration fee) in connection with the offering described in the registration statement:

SEC registration fee	$ 488
Underwriting discount and commission	553,800
Underwriter's expense allowance	117,600
Accounting fees and expenses	100,000
Legal fees and expenses	100,000
Printing expenses	25,000
NASDAQ listing fee	55,000
Miscellaneous	49,512

Total	$1,001,400

Item 14. Indemnification of Directors and Officers.

        Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 empower us, and our bylaws provide that we shall have the power, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or in the case of actions undertaken other than in his official capacity, not opposed to, our best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in our right, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

Item 15. Recent Sales of Unregistered Securities.

Offering of April 18, 2006

        On April 18, 2006 we privately sold 2,655,098 units (the “Units”), at $2.40 per Unit, each Unit consisting of four shares of our common stock, $0.01 par value (the “Common Stock”), and one five-year warrant to purchase one share of Common Stock at the price of $1.00 (the “Warrants”). Initially, neither the Units nor the Common Stock component of the Units nor the Common Stock issuable upon exercise of the Warrants (the latter, collectively, the “Underlying Common Stock”) were registered under the Securities Act of 1933 (the “Act”) and were offered pursuant to the exemptions from registration set forth in section 4(2) of the Act and Regulation D, Rules 501-503 and 506 promulgated thereunder. The Units were offered exclusively to “accredited investors” as this term is defined in Rule 501(a) of Regulation D. The Common Stock and Underlying Common Stock were subsequently registered pursuant to our registration statement on Form S-3 effective October 20, 2006.

        Proceeds of the sale of the Units of $6,372,236, less commissions and other offering expenses of $568,932, were applied to our acquisition of substantially all of the assets of Western Medical, Inc. as well as the payment of acquisition related expenses.

        We paid commissions to registered broker-dealers (“Placement Agents”) incident to the sale of the Units in amounts of up to 8% of the purchase price thereof, together with five-year warrants to purchase our Common Stock equal

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to 10% of the Common Stock sold in the offering and exercisable at $0.72 per share (“Placement Agent Warrants”). Placement agents included Taglich Brothers, Inc., Oppenheimer & Co., Inc. and Beaufort International Associates, Ltd.

Offering of August 3, 2006

        On August 3, 2006 we privately sold 2,000,000 shares of our common stock, $0.01 par value (the “Common Stock”), at $0.75 per share for a total purchase price of $1.5 million, to Comvita New Zealand Limited, a corporation organized under the laws of New Zealand and headquartered in Paengaroa, New Zealand (“Comvita”). Initially, the Common Stock was not registered under the Securities Act of 1933 (the “Act”) and was offered and sold pursuant to the exemptions from registration set forth in section 4(2) of the Act and Regulation D, Rules 501-503 and 506 promulgated thereunder. Comvita is an “accredited investor” as this term is defined in Rule 501(a) of Regulation D. The Common Stock was subsequently registered pursuant to our registration statement on Form S-3 effective November 27, 2006.

        We did not pay sales commissions or other compensation relative to the sale of the Common Stock. It utilized $500,000 of the purchase price for the Common Stock to reduce its term loan obligations. The balance of the $1.0 million purchase price was utilized both to reduce debt obligations and for general working capital purposes.

Offering of November 8, 2007

        On November 8, 2007 we privately sold 8,571,420 shares of our common stock (the “Common Stock”) at a price of $0.70 per share, together with 2,142,855 five-year warrants to purchase one share of Common Stock at the price of $0.77 (the “Warrant(s)”), to two institutional purchasers. The Common Stock and the Warrants were “bundled” with each purchaser receiving one Warrant for every four shares of Common Stock purchased. Initially, neither the Common Stock nor common stock issuable upon exercise of the Warrants (the “Underlying Common Stock”) were registered under the Securities Act of 1933 (the “Act”) and were offered pursuant to the exemptions from registration set forth in section 4(2) of the Act and Regulation D, Rules 501-503 and 506 promulgated thereunder. The purchasers are “accredited investors” as this term is defined in Rule 501(a) of Regulation D. The Common Stock was subsequently registered pursuant to our registration statement on Form S-3 effective January 2, 2008.

        We paid commissions to Oppenheimer & Co, Inc., a registered broker dealer, incident to the sale of the Common Stock and Warrants of 6% of the purchase price thereof, i.e. $360,000.

        Proceeds from the sale of the Common Stock and Warrants of $5,999,994, less commissions and other offering expenses of $389,079, were applied to our acquisition of substantially all of the assets of the first aid division of NutraMax Products, Inc. as well as the payment of acquisition related expenses.

Offering of April 2, 2008

        On April 2, 2008 we privately sold 6,100,000 shares of our common stock (the “Common Stock”) at a price of $1.00 per share, together with 3,050,000 five-year warrants to purchase one share of Common Stock at the price of $1.20 (the “Warrant(s)”), to eight institutional purchasers (the “Offering”). The Common Stock and the Warrants were “bundled” with each purchaser receiving one Warrant for every two shares of Common Stock purchased. The purchasers are “accredited investors” as this term is defined in Rule 501(a) of Regulation D (discussed below).

        Neither the Common Stock nor common stock issuable upon exercise of the Warrants (the “Underlying Common Stock”) were registered under the Securities Act of 1933 (the “Act”) and were offered pursuant to the exemptions from registration set forth in section 4(2) of the Act and Regulation D, Rules 501-503 and 506 promulgated thereunder.

        We paid the following consideration to Oppenheimer & Co, Inc., a registered broker dealer, incident to the sale of the Common Stock and Warrants: (i) commissions in the amount of $394,500, (ii) reimbursed expenses in the amount of $4,678, and (iii) Warrants to purchase 142,500 shares of Common Stock.

        Proceeds from the Offering of $6,100,000, less commissions and other offering expenses of $489,129, have been initially applied to reduce indebtedness under our revolving credit facility. We utilized net proceeds from the Offering to expand our sales force and for general working capital purposes.

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Item 16. Exhibits.

Exhibit Number	Description
4	Form of Securities Underwriting Agreement
5	Opinion of Hedger & Hedger regarding the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Consent of Hedger & Hedger (included in its opinion filed as Exhibit 5)

Item 17. Undertakings.

         The undersigned Registrant undertakes:

        (l)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee”table in the effective registration statement; and

                (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                (i)    If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or

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prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)     That, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        [Signatures on next page]

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 16th day of November, 2009.

DERMA SCIENCES, INC.
By:	/s/ Edward J. Quilty
Edward J. Quilty President and Chief Executive Officer

POWER OF ATTORNEY

        Know all men by these presents, that each person whose signature appears below constitutes and appoints Edward J. Quilty or John E. Yetter, CPA as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits to be filed also, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date
/s/ Edward J. Quilty	President, Chief Executive Officer and	November 16, 2009
Edward J. Quilty	Chairman of the Board of Directors
(Principal Executive Officer)
/s/ John E. Yetter, CPA	Vice President and Chief Financial Officer	November 16, 2009
John E. Yetter, CPA	(Principal Financial and Accounting
Officer)
/s/ Srini Conjeevaram	Director	November 16, 2009
Srini Conjeevaram
/s/ Stephen T. Wills, CPA, MST	Director	November 16, 2009
Stephen T. Wills, CPA, MST
/s/ James T. O'Brien	Director	November 16, 2009
James T. O'Brien
/s/ C. Richard Stafford, Esq.	Director	November 16, 2009
C. Richard Stafford, Esq.
/s/ Richard J. Keim	Director	November 16, 2009
Richard J. Keim
/s/ Robert G. Moussa	Director	November 16, 2009
Robert G. Moussa
/s/ Bruce F. Wesson	Director	November 16, 2009
Bruce F. Wesson

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EXHIBIT INDEX

Exhibit Number	Description
4	Form of Securities Underwriting Agreement
5	Opinion of Hedger & Hedger regarding the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Consent of Hedger & Hedger (included in its opinion filed as Exhibit 5)